PROSPECTUS	Filed Pursuant to Rule 424(b)(3) SEC File No. 333-186667

TARGETED MEDICAL PHARMA, INC.

25,723,395 Shares

This prospectus relates to the offer for sale of 25,723,395 shares of common stock, par value $0.001 per share, by the existing holders of the securities named in this prospectus, referred to as selling stockholders throughout this prospectus.

The distribution of securities offered hereby may be effected in one or more transactions, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders.

The selling securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2012.

TARGETED MEDICAL PHARMA, INC.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
ABOUT THIS OFFERING	4
RISK FACTORS	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
USE OF PROCEEDS	19
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	20
SELLING STOCKHOLDERS	21
PLAN OF DISTRIBUTION	31
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33
DESCRIPTION OF BUSINESS	42
MANAGEMENT	74
EXECUTIVE COMPENSATION	78
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	84
DESCRIPTION OF SECURITIES	86
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	89
LEGAL MATTERS	92
EXPERTS	92
WHERE YOU CAN FIND ADDITIONAL INFORMATION	92
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and are seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial conditions, results of operations and prospects may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

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PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety by reference to the more detailed information and financial statements included elsewhere herein. This summary may not contain all of the information that may be important to you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Before making an investment decision, you should read carefully the entire prospectus, including the information under “Risk Factors” beginning on page 4 and our financial statements and related notes thereto . Unless the context otherwise requires or indicates, when used in this prospectus,

•	references to “we,” “our,” “us,” “the Company” and “TMP” refer to Targeted Medical Pharma, Inc. and its subsidiaries;

•	references to “Reorganization” refers to the merger by and between Targeted Medical Pharma, Inc. and AFH Acquisition III, Inc. and its subsidiaries, pursuant to which we became a publicly-held reporting company.

•	references to “CCPI” refer to Complete Claims Processing Inc., our wholly-owned subsidiary;

•	references to “PTL” refer to Physician Therapeutics, a division of our Company; and

•	references to “LIS” refer to Laboratory Industry Services, a division of our Company.

Our Business

Targeted Medical Pharma, Inc. is a specialty pharmaceutical company that develops and commercializes nutrient- and pharmaceutical-based therapeutic systems. We began our operations as Laboratory Industry Services LLC, a Nevada limited liability company, which was founded in 1996 by Elizabeth Charuvastra, our former Executive Chairman and Vice President of Regulatory Affairs, and William E. Shell, MD, our Chief Executive Officer and Chief Science Officer. Laboratory Industry Services is an independent diagnostic testing facility. In 1999, Ms. Charuvastra and Kim Giffoni, our Executive Vice President of Foreign Sales and Investor Relations, co-founded Targeted Medical Foods, a California general partnership, which was converted into a California limited liability company in 2002, to develop medical food products. In 2003, Targeted Medical Foods formed Physician Therapeutics LLC, a Nevada limited liability company and a majority-owned subsidiary of Targeted Medical Foods, to distribute medical food products. In 2006, Targeted Medical Foods reorganized as a Delaware corporation and changed its name to Targeted Medical Pharma, Inc. Physician Therapeutics LLC and Laboratory Industry Services LLC became divisions of Targeted Medical Pharma, Inc. In 2007, we formed Complete Claims Processing Inc., a California corporation and our wholly-owned subsidiary, as a specialty billing and collection services company to provide billing and collection services relating to our products dispensed by physician clients and to physician clients of some of our distributors.

We develop and sell a line of patented prescription medical food products that are currently sold in the United States through a network of distributors and directly to physicians who dispense medical foods and other pharmaceutical products through their office practices. Our proprietary patented technology uses a five component system to allow uptake and use of important neurotransmitter precursors to produce the neurotransmitters that control autonomic nervous system function such as sleep and pain perception. The neurotransmitters addressed by our patents include nitric oxide, acetylcholine, serotonin, norepinephrine, epinephrine, dopamine and histamine. The technology addresses neuron specificity and elimination of attenuation, or tolerance that is characterized by the need for increased dosage. The combination of the neurotransmitters and their precise proportions allows for a wide range of products. There are six issued patents and nine pending applications that cover aspects of the inventions.

We support our physician clients with a proprietary pharmacy claims processing service specifically designed for billing and collecting insurance reimbursement from private insurance, workers compensation and Medicare for our medical food products, therapeutic systems, generic and branded drugs. Our wholly-owned subsidiary, Complete Claims Processing Inc., provides this service to physician offices for the specific purpose of optimizing insurance reimbursement for dispensed products.

The Reorganization

On January 31, 2011, we entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), by and among AFH Acquisition III, Inc. (“AFH”), TMP Merger Sub, Inc. (“TMP Merger Sub”), AFH Merger Sub, Inc. (“AFH Merger Sub”), AFH Holding and Advisory, LLC (“AFH Advisory”), Targeted Medical Pharma, Inc. (“Old TMP”), William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni, whereby TMP Merger Sub merged (the “TMP Merger”) with and into Old TMP with Old TMP continuing as the surviving entity (we are the surviving entity of the TMP Merger). Immediately after the TMP Merger, AFH merged (the “AFH Merger” and, together with the TMP Merger, the “Reorganization”) with and into AFH Merger Sub with AFH continuing as the surviving entity under the name “TMP Sub, Inc.” (the surviving entity of the AFH Merger, the “Subsidiary”). As a result of the Reorganization, the Subsidiary is our wholly-owned subsidiary. The purpose of the Reorganization was to become a publicly reporting company providing regular updates on our business to our stockholders and to be able to access additional sources of financing to expand our business.

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Risk Factors

Investing in our securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the section entitled “ Risk Factors ” immediately following this prospectus summary.

Company Information

Our executive offices are located at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077 and our telephone number at this location is (310) 474-9809. Our website address is www.targetedmedicalpharma.com . The information on our website is not part of this prospectus.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 25,723,395 shares of common stock. The securities offered for resale hereby were issued to the selling stockholders in private placements completed prior to the filing of the registration statement of which this prospectus is a part. The selling stockholders named in this prospectus are offering all of the common stock offered through this prospectus. All of the shares, when sold, will be sold by the selling stockholders. We will not receive any proceeds from the sale of the Ordinary Shares by the selling stockholder.

Shares Offered:	25,723,395 shares of common stock

Shares Outstanding prior to and after the Offering:	25,723,395

Use of Proceeds:	We will not receive any proceeds from the sale of the 25,723,395 shares of common stock subject to sale by the selling stockholder under this prospectus.

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RISK FACTORS

Risks Related to Our Business

Our recurring operating losses have raised substantial doubt regarding our ability to continue as a going concern.

Our recurring operating losses raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2012 and December 31, 2011 with respect to this uncertainty. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

We have significant working capital requirements and have historically experienced negative working capital balances.  If we experience such negative working capital balances in the future, it could have a material adverse effect on our business, financial condition and results of operations.

The Company has negative working capital and will be dependent upon additional financing to meet capital needs and repay outstanding debt. Since January of 2011 the Company has relied on loans from related parties to fund its operating cash flow deficits. There is no assurance that we will generate the necessary net income or operating cash flows to meet our working capital requirements and pay our debt as it becomes due in the future due to a variety of factors discussed in this “Risk Factors” section. If we are unable to do so, our liquidity would be adversely affected and we would consider taking a variety of actions, including attempting to reduce fixed costs (for example, further reducing the size of our administrative work force), curtailing or reducing planned capital additions, raising additional equity, borrowing additional funds, refinancing existing indebtedness or taking other actions. There can be no assurance, however, that we will be able to successfully take any of these actions, including adjusting expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing a refinancing on any terms or on terms that are acceptable to us. Our inability to take these actions as and when necessary would materially adversely affect our liquidity, results of operations and financial condition.

Our products and facility and the facilities of our manufacturers are subject to federal laws and regulations. Failure to comply with any law or regulation could result in penalties and restrictions on our manufacturers’ ability to manufacture and our ability to distribute products. If any such action were to be imposed, it could have a material adverse effect on our business and results of operations.

Although medical foods do not require pre-market approval by the FDA, manufacturers of medical foods must be registered with the FDA under a provision promulgated by the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the Bioterrorism Act). Manufacturers of medical foods are subject to periodic inspection by the FDA. The manufacture of our medical foods is outsourced in its entirety to a third party manufacturer. We are evaluating additional manufacturers for selection as second source or back-up providers. Our medical foods have been reviewed by the FDA on several occasions. The inspection process includes a review of our facility, sampling of our products and a review of labeling and other patient and promotional materials related to our products. The most recent routine facilities inspection by the Southwest Regional Office of the FDA was conducted in January 2011. A formal report was to have been issued by the agency in four to six months after laboratory analysis of product samples was completed. No deficiencies in the facility or operations were noted during the inspection. Even if the results of the current inspection are positive, there is no certainty that the FDA will favorably review new medical food products we introduce or our manufacturers’ facilities in the future. If the outcome of the inspection is negative or if we or our manufacturers fail to comply with any law or regulation, we could be subject to penalties and restrictions on our manufacturers’ ability to manufacture and distribute products. Any such action may result in a material adverse effect on our business and results of operations. For a more complete discussion of the laws and regulations to which we are subject, please see the section of this report titled “Description of Business - Government Regulation”.

If we are unable to secure reimbursement for our products from insurance companies on behalf of our physician clients, or if the collection cycle is protracted, revenue and cash flow from product sales by PTL and the billing and collection fee CCPI charges to our physician clients may be adversely affected.

The collection cycle in the workers’ compensation portion of our business, which has historically accounted for up to approximately 75% of claims managed by CCPI, may take from 45 days to in excess of five years after the initial submission of a claim by CCPI and may involve denials and an extensive appeals process. Approximately 25% of workers’ compensation claims are settled within one year of claim billed date and approximately 50% cumulatively are settled within four years of claim billed date. Due to the relatively short operating history of the Company in regard to the collection of workers’ compensation claims, we cannot predict how long it will take to collect claims outstanding in excess of four years. Furthermore, due to the uncertainty as to the timing and the amount of claims settlement and collections we do not recognize revenue until cash is received. For Workers’ Compensation and Hybrid Model customers cash received and revenue recognized in any given year is comprised of collections on claims from that year and all prior years. Approximately two-thirds of cash collected and revenue recognized in a given year for Workers’ Compensation and Hybrid Model customers is from claims filed in that year.

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In the event a reimbursement claim is denied and we appeal the denial, there can be no assurance that we will be successful in such appeal. In the event a reimbursement is delayed, we may be required to wait in excess of five years before we are paid for the cost of product sold to our physician clients. In addition, because PMM, Hybrid Model and CCPI fee revenue is dependent on collections from insurance companies for physician clients, delays or difficulties with these collections will reduce collection revenue. In addition, collection issues on behalf of our physician clients may lead to dissatisfaction of our clients in our collection program and curtailed use of our products in their practice, which may adversely affect the growth of our business and our results of operations.

Since the collection cycle for the reimbursement of our products has been protracted, cash flow from the products sold and support services provided to our physician clients may be adversely affected and we may be unable to sustain the growth of our Company at its current rate without additional financing.

In the event the collection cycle for the reimbursement claims we make on behalf of our physician clients continues to be protracted, revenue from the products sold and support services provided to physician clients, which is the most lucrative part of our business, may be adversely affected. A prolonged collection cycle also reduces our cash flow and requires us to seek additional financing to support our operations. Such additional financing may not be available on terms acceptable to us or at all. If we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest. If adequate funds are not available, then we may be required to delay, reduce or eliminate product development or marketing programs. Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects.

The Company had previously entered into agreements with the Internal Revenue Service and the California Franchise Tax Board for payment of amounts owed for its 2010 federal and state taxes. We filed amended 2010 tax returns to correct an error in our accounting method as corrected in our 2010 financial results restatement and that as a result we show no outstanding liabilities for 2010 income taxes in our financial statements and expect that we will not have to pay the original amounts

The Company filed its 2010 federal and state tax returns in April 2011 and June 2011, respectively, without including payment for amounts due and has not made estimated tax payments for the 2011 and 2012 tax years. The Company had entered into agreements with the Internal Revenue Service and the California Franchise Tax Board to extend the payment of these taxes over a mutually agreeable period of time. We paid $450,000 of the approximately $3,600,000 owed to the IRS and $275,000 of the approximately initial $1,000,000 owed to the California Franchise Tax Board. We were unable to pay the remaining installment payments.

As a result of our assessment that for certain sales’ collectability at the time of the sale could not be reasonably assured, these sales did not meet the criteria of a sale for tax purposes. The Company recalculated its 2010 and 2011 tax liabilities and determined that no income taxes are owed for either year. We filed amended tax returns for 2010 in June of 2012 and in September 2012 filed our 2011 returns using a change in accounting method consistent with our financial results restatement. We believed that filing such returns will suspend collection and enforcement efforts by both the IRS and the FTB. We further understood that filing such returns would likely result in tax audits on the part of both agencies. The IRS commenced its audit in November 2012 and meanwhile has suspended collection and enforcement efforts. The FTB notified the Company by letter dated February 4, 2013 that it will take no action on our amended California return until the IRS has completed its examination. The FTB has not formally suspended collection and enforcement efforts but has continued to extend its Notice of Suspension deadlines on a quarterly basis pending the outcome of the eventual audit. There can be no assurances that the agencies will accept our amended returns and will not pursue collection and enforcement efforts.

A significant portion of the Company’s billings and revenues are derived from the sale of a single product.

In the years ended December 31, 2012 and 2011, the Company derived 42% and 43%, of its billings respectively from the sale of Theramine. In 2010, the Company voluntarily stopped shipping completed Theramine convenience packs and instead began providing physician clients with the components of the convenience pack, which physician clients could determine to package together for a patient’s use. We have found that providing the various components and permitting our physician clients to assemble the convenience packs at the time they are dispensed to the patient is more convenient and cost effective. While we continue to sell the components of the convenience packs we cannot assure you that shifting the assembly of Theramine to our physician clients will not have a material adverse effect on the Company’s operating results.

A substantial portion of the Company’s billings and revenues are derived from a limited number of physician clients and the loss of any one or more of them may have an immediate adverse effect on our financial results.

In the years ended December 31, 2012 and 2011, 36% and 46%, respectively, of the Company’s billings were derived from three individual customers representing 10% or more of the total billings. The Company does not receive purchase volume commitments from clients and physicians may stop purchasing our products and services with little or no warning. The loss of any one or more of these customers may have an immediate adverse effect on our financial results.

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There is no certainty that our products will continue to be reimbursed by private insurance, Medicare and workers compensation insurers. If these entities do not continue to reimburse for the costs of our products, this could have a material adverse effect on our business and results of operations.

In order for private insurance, Medicare and workers compensation insurers to reimburse the cost of our products, we must, among other things, maintain registration of the products in the National Drug Code (NDC) registry, maintain our re-labeler license, maintain our company formulary approval by Pharmacy Benefits Managers and maintain recognition by insurance companies and the Center For Medicare and Medicaid Services (CMS) of the Department of Health and Human Services that our products are covered by various agencies. There is no certainty that we will be able to maintain these requirements for insurance reimbursement of our products. If our physician clients do not continue to be reimbursed for dispensing our products, they may choose not to purchase them and our business and results of operations may be adversely affected. If physician clients are unable to obtain adequate reimbursement for dispensing our products, they may not be able to pay us for outstanding product invoices currently included in our accounts receivable. While the physician client remains responsible for payment of product invoices in accordance with our agreement regardless of reimbursement, pursuing legal remedies for the collection of these amounts may be costly and take considerable time and we would likely lose some of physician clients as customers

If we are forced to reduce our prices, our business, financial condition and results of operations may suffer.

We may be subject to pricing pressures with respect to our future sales arising from various sources, including practices of health insurance companies, Internet pharmacies, and pharmacy benefits managers, including those operating outside the United States, and government action affecting pharmaceutical reimbursement under Medicare. Our physician clients and the other entities with which we have a business relationship are affected by changes in regulations and limitations in governmental spending for Medicare and Medicaid programs. Recent government actions could limit government spending for the Medicare and Medicaid programs, limit payments to physicians and other providers and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations may be adversely affected. In addition, because cash from sales funds our working capital requirements, reduced profitability could require us to raise additional capital to support our operations.

If we are unable to successfully introduce new products or services or fail to keep pace with medical advances and developments in billing services, our business, financial condition and results of operations may be adversely affected.

The successful implementation of our business model depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services. We cannot assure you that we will be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule may have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business may suffer.

If physicians do not accept our products and services, or delay in deciding whether to purchase our products and services, our business, financial condition and results of operations may be adversely affected.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services requires physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our products and services into their workflow or those participants in the healthcare market will accept our products and services as a replacement for traditional methods of delivering pharmaceutical therapies and billing for those products. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians, and other healthcare industry participants or if we fail to position our products and services as a preferred therapies and medication management and pharmaceutical healthcare delivery, our business, financial condition and results of operations may be adversely affected.

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If our principal suppliers fail or are unable to perform their contracts with us, we may be unable to meet our commitments to our customers. As a result, our reputation and our relationships with our customers may be damaged and our business and results of operations may be adversely affected.

We currently purchase a majority of the generic pharmaceuticals that we repackage from H.J. Harkins Co., Inc. (“Pharma Pac”) and manufacture all our medical food products at Arizona Nutritional Supplements Inc. These companies are subject to FDA regulation and they are responsible for compliance with current Good Manufacturing Practices. Although our agreements provide that our suppliers will abide by the FDA manufacturing requirements, we cannot control their compliance. If they fail to comply with FDA manufacturing requirements, the FDA could prevent Arizona Nutritional Supplements Inc. from manufacturing our products or, in the case of Pharma Pac, from selling its products to us. Although we believe that there are a number of other sources of supply of medications and manufacturers of medical food products, if these suppliers are unable to perform under our agreements, particularly at certain critical times such as when we add new physician clients that will require a large production of one or more products, we may be unable to meet our commitments to our customers. If this were to happen, our reputation as well as our relationships with our customers may suffer and our business and results of operations may be adversely affected. We have vetted a second manufacturing facility and have determined that we could readily transfer manufacturing without a significant disruption in the business in the event that there is a disruption at our current manufacturing facility

If our software products fail to perform properly due to undetected errors or similar problems, our business could suffer.

Complex software such as our PDRx system often contains undetected defects or errors. It is possible that such errors may be found after introduction of new software or enhancements to existing software. We continually introduce new solutions and enhancements to our products, and, despite testing by us, it is possible that errors might occur in our software. If we detect any errors before we introduce an upgrade or an enhancement, we might have to delay deployment for an extended period of time while we address the problem. If we do not discover errors that affect software or any upgrades or enhancements until after they are deployed, we would need to provide revisions to correct such errors. Errors in our software could result in harm to our reputation, lost sales, delays in commercial release, product liability claims, delays in or loss of market acceptance of our products and services and unexpected expenses and diversion of resources to remedy errors. Furthermore, our customers might use our products and software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem and errors might cause us to incur significant costs, divert the attention of our technical personnel from our solution development efforts, impact our reputation and cause significant customer relations problems.

Factors beyond our control could cause interruptions in our operations, which may adversely affect our reputation in the marketplace and our business, financial condition and results of operations.

To succeed, we must be able to distribute our products and operate our support systems without interruption. We use certain third party suppliers to manufacture, supply and ship our medical food, branded and generic drug products to customers. If these third party suppliers fail to perform, we could experience an interruption in supplying our products to physician clients. In addition, although we have established a co-location site for our support services and we have disaster recovery programs in place, our operations could be vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including without limitation: (1) power loss and telecommunications failures; (2) software and hardware errors, failures or crashes; (3) computer viruses and similar disruptive problems; and (4) fire, flood and other natural disasters. Any significant interruptions in the provision of our products or our services may damage our reputation in the marketplace and have a negative impact on our business, financial condition and results of operations.

If our security is breached, we could be subject to liability, and customers could be deterred from using our services.

The Health Information Technology for Economic and Clinical Health (HITECH) Act of 2009 controls all protocols for securely transmitting protected healthcare information over the Internet, via email and facsimile, including information protected by the Health Insurance Portability and Accountability Act of 1996 (HIPAA). Our business relies on using the Internet to transmit protected healthcare information. Regulations change rapidly and, if we cannot adapt our systems in a timely fashion, we could be liable for civil and criminal penalties. The HITECH Act provides a tiered system for assessing the level of each HIPAA privacy violation and, therefore, its penalty:

·	Tier A is for violations in which the offender didn’t realize he or she violated HIPAA and would have handled the matter differently if he or she had. A Tier A violation results in a $100 fine for each violation, and the total imposed for such violations cannot exceed $25,000 for the calendar year.

·	Tier B is for violations due to reasonable cause, but not “willful neglect.” The result is a $1,000 fine for each violation, and the fines cannot exceed $100,000 for the calendar year.

·	Tier C is for violations due to willful neglect that the organization ultimately corrected. The result is a $10,000 fine for each violation, and the fines cannot exceed $250,000 for the calendar year.

·	Tier D is for violations of willful neglect that the organization did not correct. The result is a $50,000 fine for each violation, and the fines cannot exceed $1,500,000 for the calendar year.

The HITECH Act also allows states’ attorneys general to levy fines and seek attorney’s fees from covered entities on behalf of victims. Courts now have the ability to award costs.

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It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we may be subject to liability and regulatory action. We may need to devote significant additional financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information.

We may be liable for use of data we provide. If the data is incorrect, we could be liable for product liability or other claims that may be in excess of, or not covered by, our product liability insurance. This may harm our business, financial condition and results of operations.

We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with some of this data. If this data is incorrect or incomplete, adverse consequences may occur and give rise to product liability and other claims against us. In addition, certain of our services provide applications that relate to patient clinical information, and a court or government agency may take the position that our delivery of health information directly to licensed practitioners exposes us to liability for wrongful delivery or handling of health information. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources.

If we incur costs exceeding our insurance coverage in lawsuits that are brought against us in the future, it could adversely affect our business, financial condition and results of operations.

If we were to become a defendant in any lawsuits involving the manufacture and sale of our products and if our insurance coverage were inadequate to satisfy these liabilities, it may have an adverse effect on our business, financial condition and results of operations.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary systems and technology. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. We protect our proprietary rights through a combination of patents, trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. Misappropriation of our intellectual property would have an adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs and the diversion of management’s time and attention as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and our products and applications’ functionality overlaps with competitive products. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims whether or not such claims are ultimately successful. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

We may not be able to protect our Intellectual Property.

The Company has 7 issued patents and 9 additional pending patent applications related to its products. Our success, competitive position, and future revenues will depend in part on our ability to obtain and maintain patent protection for our products, methods, processes, and other technologies; to preserve our trade secrets; to obtain trademarks for our name, logo and products; to prevent third parties from infringing our proprietary rights; and to operate without infringing the proprietary rights of third parties. To counter infringement or unauthorized use by third parties, we may be required to file infringement claims, which can be expensive and time-consuming. If we infringe the rights of third parties, we could be prevented from selling our products, forced to pay damages, and forced to incur substantial costs in defending litigations.

The patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our products by obtaining and defending patents. These risks and uncertainties include the following:

•	Claims of issued Patents, and the claims of any patents which may issue in the future and be owned by or licensed to the Company may be challenged by third parties, resulting in patents being deemed invalid, unenforceable, or narrowed in scope, a third party may circumvent any such issued patents, or such issued patents may not provide any significant commercial protection against competing products.

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•	Our competitors, many of which have substantially greater resources than we do and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our potential products either in the United States or in international markets.

•	The legal systems of some foreign countries do not encourage the aggressive enforcement of patents, and countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products. Thus, the Company’s foreign patents may not be enforceable to the same extent as the counterpart U.S. patents.

In addition, the United States Patent and Trademark Office, and patent offices in other jurisdictions have often required that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or any of our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

If we are unable to maintain existing relationships and create new relationships with pharmacy benefits managers and managed care payers, our business, financial condition and results of operations may be adversely affected.

We rely on pharmacy benefits managers to reimburse our physician clients for prescription medications dispensed in their offices. While many of the leading pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers is under a long-term obligation to do so. If we are unable to increase the number of pharmacy benefits managers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and services would decrease and, therefore, our business, financial condition and results of operations may be adversely affected.

Our business depends in part on and will continue to depend in part on our ability to establish and maintain additional strategic relationships. Our failure to establish and maintain these relationships could make it more difficult to expand the reach of our products, which may have a material adverse effect on our business.

To be successful, we must continue to maintain our existing strategic relationships, such as our relationship with Arizona Nutritional Supplements, which manufactures our medical food products, and Pharma Pac, which provides our generic pharmaceuticals, and distributor relationships. We also must continue to establish additional strategic relationships with leaders in a number of pharmaceutical, healthcare and healthcare information technology industry segments. This is critical to our success because we believe that these relationships contribute towards our ability to extend the reach of our products and services to a larger number of physicians and physician groups and to other participants in the healthcare industry; develop and deploy new products and services; further enhance the Physician Therapeutics brand in the U.S. and the Targeted Medical Pharma brand internationally; and generate additional revenue and cash flows. Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors. We depend, in part, on our strategic partners’ ability to generate increased acceptance and use of our products and services. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business, financial condition and results of operations may suffer.

We must attract quality management in order to manage our growth. Failure to do so may result in slower expansion.

In order to support the growth of our business, we will need to expand our senior management team. We have an active recruitment program for managers, middle managers and senior managers. There is no assurance that we will be capable of attracting quality managers and integrating those individuals into our management system. Without experienced and talented management, the growth of our business may be adversely impacted.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees we need to support our business. Without skilled employees, the quality of our product development and services could diminish and the growth of our business may be slowed, which may have a material adverse effect on our business, financial condition and results of operations.

Our ability to provide high-quality products and services to our clients depends in large part upon our employees’ experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the pharmaceutical and healthcare information technology industries. In addition, we invest significant time and expense in training our employees, increasing their value to clients as well as to competitors who may seek to recruit them, which increases the cost of replacing them. If we fail to retain our employees, the quality of our product development and services could diminish and the growth of our business may be slowed. This may have a material adverse effect on our business, financial condition and results of operations.

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If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations may be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of William E. Shell, M.D, our Chief Executive Officer, is integral to the execution of our business strategy. We have an employment agreement with Dr. Shell that will expire, if not renegotiated, in December 2014. We believe that the loss of the services of Dr. Shell could adversely affect our business, financial condition and results of operations. We cannot assure you that Dr. Shell will continue to provide his services to the Company. We do not maintain key man insurance for any of our key employees.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our products and services is competitive and is characterized by rapidly evolving industry standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors, which include major pharmaceutical companies with alternatives to our products, may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. Moreover, we expect that competition will continue to increase as a result of consolidation in both the pharmaceutical and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We compete on the basis of several factors, including distribution of products and services, reputation, scientific validity, reliability, accuracy and security, client service, price, and industry expertise and experience. We also face competition from providers of other medication repackaging services and bulk pharmaceutical distributors. There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

In order to expand our business into additional states, we will need to comply with regulatory requirements specific to such state and there can be no assurance that we will be able to initially meet such requirements or that we will be able to maintain compliance on an on-going basis.

Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kick back and false claims. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require a physician to obtain a license to dispense prescription products. When considering the commencement of business in a new state, we solicit the opinion of healthcare counsel regarding the expansion of operations into that state and utilize local counsel when necessary. However, there can be no assurance that we will be able to comply with the regulations of particular states into which we intend to expand or that we will be able to maintain compliance with the states in which we currently distribute our products. Our inability to maintain compliance with the regulations of states into which we currently ship our products or expand our business into additional states may adversely affects our results of operations.

Our agreement with the Cambridge Medical Funding Group may be terminated by either party upon 30-day notice within the first six months.

The Cambridge Medical Funding Group agreement allows for payment within 7 to 10 days for all products dispensed and billed for participating physicians in California Workman’s Compensation. The agreement between Cambridge Medical Funding Group and the Company contains a 30-day termination clause pursuant to which either party may terminate within the first 6 months.  It is possible that either party may cancel the agreement, which could adversely affect the Company’s cash flow and revenue.

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Risks Related to Our Industry

We and our suppliers and manufacturers are subject to a number of existing laws, regulations and industry initiatives and the regulatory environment of the healthcare industry is continuing to change. If it is determined that we or our suppliers or manufacturers are not in compliance with the laws and regulations to which we are subject, our business, financial condition and results of operations may be adversely affected.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities and our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products or our compliance with our customer contracts, or even expose us to direct liability on a theory that we had assisted our customers in a violation of healthcare laws or regulations. Because of our direct business relationships with physicians and because the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations is uncertain. Indeed, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals and laws related to off-label promotion of prescription drugs that may be directly or indirectly applicable to our operations and relationships or the business practices of our customers. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that may adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

Any failure to comply with all applicable federal and state confidentiality requirements for the protection of patient information may result in fines and other liabilities, which may adversely affect our results of operations.

As part of the operation of our business, our physician clients provide to us patient-identifiable medical information. HIPAA grants a number of rights to individuals as to their identifiable confidential medical information (called “Protected Health Information”) and restricts the use and disclosure of Protected Health Information. Failure to comply with these confidentiality requirements may result in penalties and sanctions. In addition, certain state laws may impose independent obligations upon us and our physician clients with respect to patient-identifiable medical information. Moreover, various new laws relating to the acquisition, storage and transmission of patient medical information have been proposed at both the federal and state level. Any failure to comply may result in fines and other liabilities, which may adversely affect our results of operations.

·	Electronic Prescribing. The use of our software by physicians to perform a variety of functions, including electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing, is governed by state and federal law, including fraud and abuse laws. States have differing prescription format requirements. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. While federal law and the laws of many states permit the electronic transmission of prescription orders, the laws of several states neither specifically permit nor specifically prohibit the practice. Given the rapid growth of electronic transactions in healthcare, and particularly the growth of the Internet, we expect the remaining states to directly address these areas with regulation in the near future. In addition, on November 7, 2005, the Department of Health and Human Services published its final “E-Prescribing and the Prescription Drug Program” regulations (E-Prescribing Regulations). These regulations are required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) and became effective beginning on January 1, 2006. The E-Prescribing Regulations consist of detailed standards and requirements, in addition to the HIPAA and HITECH standards discussed above, for prescription and other information transmitted electronically in connection with a drug benefit covered by the MMA’s Prescription Drug Benefit. These standards cover not only transactions between prescribers and dispensers for prescriptions but also electronic eligibility and benefits inquiries and drug formulary and benefit coverage information. The standards apply to prescription drug plans participating in the MMA’s Prescription Drug Benefit. Aspects of our clinical products are affected by such regulation because of the need of our customers to comply, as discussed above. Compliance with these regulations could be burdensome, time-consuming and expensive. We also could become subject to future legislation and regulations concerning the development and marketing of healthcare software systems. For example, regulatory authorities such as the U.S. Department of Health and Human Services’ Center for Medicare and Medicaid Services may impose functionality standards with regard to electronic prescribing and electronic health record (“EHR”) technologies. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable.

·	Electronic Health Records. A number of important federal and state laws govern the use and content of electronic health record systems, including fraud and abuse laws that may affect providing such technology without cost to third parties. As a company that provides dispensing software systems to a variety of providers of healthcare, our systems and services must be designed in a manner that facilitates our customers’ compliance with these laws. Because this is a topic of increasing state and federal regulation, we must continue to monitor legislative and regulatory developments that might affect our business practices as they relate to regulatory developments that might affect our business practices as they relate to EHR technologies and pharmaceutical dispensing software systems. We cannot predict the content or effect of possible future regulation on our business practices.

·	Claims Transmission. Our system electronically transmits claims for prescription medications dispensed by physicians to patients’ payers for approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit, or cause to be submitted, a claim to any payer, including, without limitation, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. If we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability. As discussed above, the HIPAA Transaction Standards and the HIPAA Security Standards also affect our claims transmission services, since those services must be structured and provided in a way that supports our customers’ HIPAA and HITECH compliance obligations. Furthermore, to the extent that there is some type of security breach it could have a material adverse effect.

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·	Licensure and Physician Dispensing. As a manufacturer of medical food products and a re-packager and distributor of drugs, we are subject to regulation by and licensure with the FDA, the Drug Enforcement Agency (DEA) and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA’s “good manufacturing practices.” We are subject to periodic inspections of our facilities by regulatory authorities to confirm that we have policies and procedures in place in order to comply with applicable legal requirements. If we do not maintain all necessary licenses, if the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down. In addition to registration/licensure and “good manufacturing practices” compliance issues, federal and certain state laws require recordkeeping and a drug pedigree when a company is involved in the distribution of prescription drugs. Under the pedigree requirements, each person who is engaged in the wholesale distribution of a prescription drug in interstate commerce, who is not the manufacturer or an authorized distributor of record for that drug, must provide to the person who receives the drug, a pedigree for that drug. A drug pedigree is a statement of origin that identifies each prior sale, purchase, or trade of a drug. State laws in this area are not consistent with respect to their requirements, and thus we needs to carefully monitor legal developments in this area. To the extent we are found to violate any applicable federal or state law related to drug pedigree requirements, any such violation could adversely affect our business.

While physician dispensing of medications for profit is allowed in most states, it is limited in a few states. It is possible that certain states may enact further legislation or regulations prohibiting, restricting or further regulating physician dispensing. Similarly, while in a July 2002 Opinion the American Medical Association’s Council on Ethical and Judicial Affairs (CEJA) provides, in relevant part, that “Physicians may dispense drugs within their office practices provided such dispensing primarily benefits the patient.” Although the AMA Code of Medical Ethics does not have the force of law, a negative opinion could in the future adversely affect our business, financial condition and results of operations.

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. We believe that the physicians who use our system or dispense drugs distributed by us are aware of these requirements, but we do not monitor their compliance and have no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have an adverse effect on our business, financial condition and results of operations.

As a distributor of prescription drugs to physicians, we are subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The federal anti-kickback statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the programs. The federal anti-kickback statute provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we, as a distributor of prescription drugs to physicians, were not in compliance with the federal anti-kickback statute, we could be subject to liability, and our operations could be curtailed. Moreover, if the activities of our customers or other entity with which we have a business relationship were found to constitute a violation of the federal anti-kickback law and we, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, we could be subject to sanction or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the Patient Protection and Affordable Care Act of 2010. U.S. and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Additionally, new safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to such law may alter the competitive landscape, as such new safe harbors and exceptions allow hospitals and certain other donors to donate certain items and services used in electronic prescription systems and electronic health records systems. These new safe harbors and exceptions are intended to accelerate the adoption of electronic prescription systems and electronic health records systems, and therefore provide new and attractive opportunities for us to work with physicians’ offices. In addition, the federal government and state governments, including Florida, have imposed or may in the future impose pedigree requirements for pharmaceutical distribution. Our medications business is required to comply with any current regulations relating to pharmaceutical distribution and will be required to comply with any future regulations and such compliance may impose additional costs on our business.

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Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and pharmacy benefits managers consolidate, thus decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

Risks Related to Our Common Stock

There is an active public trading market for our common stock, however the market is illiquid. Until an active, liquid public trading market is established, you may not be able to sell your common stock if you need to liquidate your investment.

Our common stock is currently trading on the OTCBB tier of the over-the-counter securities market under the symbol “TRGM,” however the public market for our common stock is illiquid. A liquid trading market may not develop or, if developed, may not be sustained. The lack of a liquid market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of a liquid market may also reduce the market value of your common stock and increase the volatility of prices paid for shares of our common stock. An illiquid market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or assets by using shares of our common stock as consideration.

In the event a liquid market develops for our common stock, the market price of our common stock may be volatile and may decline in value.

In the event a liquid market develops for our common stock, the market price of our common stock may be volatile and may decline in value. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. Between the commencement of trading on October 17, 2012 and April 19, 2013 our stock has traded as high as $5.75 and as low as $1.00 per share.

We have incurred increased costs as a public company which may affect our profitability. These costs are still substantial and have added to our losses. The fees paid to outside board members and the incremental audit and legal costs make up the majority of these costs currently.

Prior to the Reorganization, Targeted Medical Pharma operated as a private company in California. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, required changes in corporate governance practices of public companies. Compliance with these rules and regulations has significantly increased our legal and financial compliance costs and has made certain activities more time-consuming and costly. For example, we are required to adopt policies regarding internal controls and disclosure controls and procedures. Management may need to increase compensation for senior executive officers, engage senior financial officers who are able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company. Such additional personnel, public relations, reporting and compliance costs may negatively impact our financial results.

As a result of being a fully reporting company, we are obligated to develop and maintain proper and effective internal controls over financial reporting and we are subject to other requirements that are burdensome and costly. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our Company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish reports by management on, among other things, the effectiveness of our internal control over financial reporting for each fiscal year. These assessments need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our management's assessment of our internal controls.

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To comply with these requirements, we may need to acquire or upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff. If we are unable to establish our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, if we are unable to conclude that our internal control over financial reporting is effective or that our disclosure controls and procedures are effective, as we were unable to do for the year ended December 31, 2012, we could lose investor confidence in the accuracy and completeness of our financial reports.

Failure to comply with the new rules might make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage and/or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors, or as executive officers.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will create a lack of liquidity and make trading difficult or impossible.

SEC Rule 15g-9 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. In the event the price of our shares of common stock falls below $5.00 per share, our shares will be considered to be penny stocks. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker-dealer approve a person’s account for transactions in penny stocks and the broker-dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker-dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker-dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which sets forth:

·	the basis on which the broker-dealer made the suitability determination, and

·	that the broker-dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.

If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We also established an incentive compensation plan for our management and employees. We have granted and expect to grant options to purchase shares of our common stock to our directors, employees and consultants and we will grant additional options in the future. The issuance of shares of our common stock upon the exercise of these options will also result in dilution to our stockholders.

Our outstanding options, warrants, and convertible debt may have an adverse effect on the market price of our common stock.

As of April 11, 2013 we had outstanding options to purchase 2,125,741 shares of common stock and outstanding warrants to purchase 2,423,964 shares of common stock. We also have certain long-term debt that is convertible into 287,648 shares of common stock. Therefore, the sale, or even the possibility of the sale, of the shares of common stock underlying these options, warrants and convertible debt could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these options and warrants are exercised, you may experience dilution in your holdings.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation provides for the authorization to issue up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our current management can exert significant influence over us and make decisions that are not in the best interests of all stockholders.

As of April 5, 2013 our executive officers and directors beneficially own as a group approximately 55.0% of our outstanding shares of common stock, which excludes 2,423,965 shares of common stock issuable upon exercise of warrants and 1,654,941 shares of common stock issuable upon exercise of options held by our officers and directors, of which 2,423,965 warrants and 1,539,976 options are currently exercisable. As a result, these stockholders will be able to assert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our outstanding shares of common stock could have the effect of delaying or preventing a change in control, or otherwise discouraging or preventing a potential acquirer from attempting to obtain control. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of the owners of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, could cause us to enter into transactions or agreements that we would not otherwise consider.

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The ability of the selling stockholders to sell their shares of common stock after the effectiveness of this registration statement could affect the market price of our common stock.

Upon effectiveness of this registration statement, the selling stockholders will no longer be required to acquire a Rule 144 opinion prior to selling their shares of common stock and will therefore be more able to sell their shares. If a substantial portion of the selling stockholders attempt to sell their shares of common stock following effectiveness, the market price of our common stock will invariably decrease.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” “budget,” “could,” “forecast,” “might,” “predict,” “shall” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this prospectus.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “ Risk Factors ”, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions and the following:

•	Adverse economic conditions;

•	inability to raise sufficient additional capital to operate our business;

•	the commercial success and market acceptance of any of our products;

•	the potential impact of our agreement with Cambridge;

•	the maintenance of our products in the FDA National Drug Code database;

•	the timing and outcome of clinical studies;

•	the outcome of potential future regulatory actions, including inspections from the FDA;

•	unexpected regulatory changes, including unanticipated changes to workers compensation state laws and/or regulations;

•	the expectation that we will be able to maintain adequate inventories of our commercial products;

•	the results of our internal research and development efforts;

•	the adequacy of our intellectual property protections and expiration dates on our patents and products;

•	the inability to attract and retain qualified senior management and technical personnel;

•	the potential impact, if any, of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 on our business;

•	our plans to develop other product candidates; and

•	other specific risks referred to in the section entitled “ Risk Factors ”.

We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. Except as required by U.S. federal securities laws, we have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See the section entitled “ Risk Factors ” for a more detailed discussion of risks and uncertainties that may have an impact on our future results.

18

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

19

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company's common stock is traded on the OTCBB tier of the over-the-counter securities market under the symbol “TRGM”. The Company’s common stock began trading on the OTCBB on October 17, 2012. The following table sets forth the high and low bid information for the period since the Company’s common stock began trading:

Quarters Ended December 31, 2012, March 31, 2013 and June 30, 2013	High	Low
October 17, 2012 — December 31, 2012	$5.75	$1.50
January 1, 2013 —March 31, 2013	$2.46	$1.00

April 1, 2013——June 30, 2013	$4.50	$1.50

As of April 11, 2013 the Company’s common stock was trading at $4.00.

Record Holders

As of April 11, 2013, there were approximately 435 stockholders of record holding a total of 23,011,782 shares of common stock.

Dividends

The Company has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company’s ability to pay dividends on its common stock other than those generally imposed by applicable state law.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,194,402	$1.95	1,229,563
Equity compensation plans not approved by security holders	None		None
Total	4,194,402		1,229,563

On January 31, 2011, the Company’s Board of Directors and stockholders approved the 2011 Targeted Medical Pharma, Inc. Stock Incentive Plan (the “Plan”), pursuant to which 3,000,000 shares of common stock are reserved for issuance pursuant to awards under the Plan. As of April 5, 2013, options for 1,921,202 shares have been granted and 248,007 shares have been exercised under this plan.

20

SELLING SECURITYHOLDERS

An aggregate of up to 25,723,395 shares may be offered by certain securityholders.

The following table sets forth certain information with respect to each selling security holder for whom we are registering shares for resale to the public. No material relationships exist between any of the selling securityholders and us nor have any such material relationships existed within the past three years, except as indicated in the footnotes below.

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
AFH HOLDING & ADVISORY, LLC (2) +	1,755,651	1,755,651	7.63%	0	*
AKIRA KODAMA	30,821	30,821	*	0	*
ALPCO []	106,860	106,860	*	0	*
AMIR BLACHMAN +	26,354	26,354	*	0	*
ANDREW H JONES	1,000	1,000	*	0	*
ANGIE O LEE	1,000	1,000	*	0	*
ANTHONY BRADFORD WINTERS	1,000	1,000	*	0	*
ANTHONY CHARUVASTRA (1) +	11,606	11,606	*	0	*
ANTHONY CHARUVASTRA C/F ANNA CHARUVASTRA (1) +	11,606	11,606	*	0	*
ANTHONY CHARUVASTRA C/F HOPE CHARUVASTRA UTMA NY (1) +	11,606	11,606	*	0	*
ANTHONY CHARUVASTRA C/F WILLIAM CHARUVASTRA UTMA NY (1) +	11,606	11,606	*	0	*
APEX CLEARING CORPORATION []	230,120	230,120	1.00%	0	*
APEX CLEARING CORPORATION USA []	45,999	45,999	*	0	*
APEXCLEARING []	33,925	33,925	*	0	*
ARLENE BRATERIS	1,000	1,000	*	0	*
ARNOLD J BOISDRENGHIEN DBA EQUITY DEVELOPMENT	1,000	1,000	*	0	*
ARTHUR R NEMIROFF +	29,000	29,000	*	0	*
BATTERSEA CAPITAL INC. (3)	1,000	1,000	*	0	*
BENJAMIN L HARRISON	2,000	2,000	*	0	*
BILL VLACHOS	10,353	10,353	*	0	*
BRAD HARRISON	2,000	2,000	*	0	*
BRAD MARKOFF REVOCABLE TRUST	14,790	14,790	*	0	*
BRADLEY UNDERWOOD	1,000	1,000	*	0	*
BRENDA CHOCKLEY	1,000	1,000	*	0	*
BRIAN DOHERTY (1) +	11,606	11,606	*	0	*
CALHOUN & COMPANY C/O COMERICA BANK TRUST DEPARTMENT	2,000	2,000	*	0	*
CARL C LEVINE	1,000	1,000	*	0	*
CARL W CATLETT	1,000	1,000	*	0	*
CAROL J GREY	1,500	1,500	*	0	*
CAROL N LEVINE	1,000	1,000	*	0	*
CHARLES F BUCZEK & VIRGINIA ANNE BUCZEK JTWROS	2,000	2,000	*	0	*
CHARLES SCHWAB & CO INC. []	121,405	121,405	*	0	*
CHARLES SCHWAB & CO. INC []	1,000	1,000	*	0	*
CHARLOTTE J BRUNO	1,000	1,000	*	0	*
CHESTER SCHWARTZ	2,000	2,000	*	0	*
CHILDREN`S HOSPITAL COLORADO FOUNDATION (4)	20,000	20,000	*	0	*
CHRIS BILLINGTON	1,500	1,500	*	0	*
CHRISTA TRUJILLO	1,000	1,000	*	0	*
CHRISTOPHER A VALLEJOS	3,081	3,081	*	0	*
CLAUDIA A. MCADAM	2,000	2,000	*	0	*
CLAUDIA RUIZ (1) +	2,500	2,500	*	0	*
COLLEEN F WILLIAMS	1,000	1,000	*	0	*
CONNIE M JONES	1,000	1,000	*	0	*
CORPORATE CONSULTING SERVICES (5)	1,000	1,000	*	0	*

21

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
CROTALUS INC (3)	1,000	1,000	*	0	*
CURTIS R LEFKOWITZ & ANNICK*FRANCE TOURNISSAC JTTEN	25,260	25,260	*	0	*
CYNTHIA L KIRBY	1,000	1,000	*	0	*
CYSTIC FIBROSIS FOUNDATION (4)	20,000	20,000	*	0	*
D RICK HAYES	1,000	1,000	*	0	*
DANA LLC (6)	2,000	2,000	*	0	*
DANIEL B RUDDEN	1,000	1,000	*	0	*
DANIEL J BECK	1,000	1,000	*	0	*
DANIEL M ROWEN	66,837	66,837	*	0	*
DANIEL SHELL (1) +	11,606	11,606	*	0	*
DANIEL SHELL C/F ASHLYN SHELL UTMA CA (1) +	11,606	11,606	*	0	*
DANIEL SHELL C/F JOSHUA SHELL UTMA CA (1) +	11,606	11,606	*	0	*
DANNY CORBITT	5,000	5,000	*	0	*
DAVID A NOTTINGHAM	1,000	1,000	*	0	*
DAVID A PALLER	1,000	1,000	*	0	*
DAVID BLACK	62,114	62,114	*	0	*
DAVID HOVEY	30,821	30,821	*	0	*
DAVID JOHNSON	182,226	182,226	*	0	*
DAVID JOHNSON	117,774	117,774	*	0	*
DAVID SILVER CUST FOR DANA NICOLE SILVER (7) +	14,074	14,074	*	0	*
DAVID SILVER CUST FOR JADEN ALEC SILVER UTMA CA (7) +	14,074	14,074	*	0	*
DAVID SILVER CUST FOR JUSTIN GERALD SILVER UTMA CA (7) +	14,074	14,074	*	0	*
DAVID SILVER CUST FOR MICHAEL ANTHONY SILVER UTMA CA (7) +	14,074	14,074	*	0	*
DAVID SILVER CUST FOR SCOTT COLIN SILVER UTMA CA (7) +	14,074	14,074	*	0	*
DAVID SILVER CUST FOR SEAN RILEY SILVER UTMA CA (7) +	14,074	14,074	*	0	*
DEANIE UNDERWOOD	1,000	1,000	*	0	*
DEANNA BECKER	1,000	1,000	*	0	*
DEBORAH F BASH	2,500	2,500	*	0	*
DEBORAH LOWE	2,000	2,000	*	0	*
DEBORAH LOWE CUST FOR GRACE LOWE UTMA UT (8)	2,000	2,000	*	0	*
DEBRA A RUSKEY	1,000	1,000	*	0	*
DEBRA R REDMOND CUST FOR BARBARA REDMOND UTMA FL (9)	1,000	1,000	*	0	*
DEBRA R REDMOND LEUTHAUSER	5,000	5,000	*	0	*
DENA G CATLETT	1,000	1,000	*	0	*
DENNIS D POSTMA	1,000	1,000	*	0	*
DENNIS J LAIRAMORE	1,000	1,000	*	0	*
DERMA MEDICAL SYSTEM (10)	1,106,756	1,106,756	4.81%	0	*
DIANA T KUROWSKI	2,000	2,000	*	0	*
DONALD J WEBSTER +	4,000	4,000	*	0	*
DONALD WEBSTER +	25,000	25,000	*	0	*
DORENE HARRISON	2,000	2,000	*	0	*

22

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
DOUGLAS H HARRISON	2,000	2,000	*	0	*
DOUGLAS HARRISON CUST FOR SIDNEY HARRISON UTMA PA (11)	2,000	2,000	*	0	*
DUNCAN MCCLELLAND	1,000	1,000	*	0	*
EARNEST MATHIS	1,000	1,000	*	0	*
EDWARD JOHN ALLERA	9,434	9,434	*	0	*
EILEEN LIEBMAN	2,000	2,000	*	0	*
EL CHICHON PARTNERS LLC (12)	1,000	1,000	*	0	*
ELI GAFNI	61,626	61,626	*	0	*
ELISA ROWEN JAEGER	66,837	66,837	*	0	*
ELIZABETH CHARUVASTRA & WILLIAM SHELL FAMILY TRUST (1) +	8,848,825	8,848,825	38.45%	0	*
EMERY D VAUGHN	1,000	1,000	*	0	*
ERIC LADD	1,000	1,000	*	0	*
ERIN BURR	1,000	1,000	*	0	*
FARZIN FERDOSI INC	1,000	1,000	*	0	*
FERNANDO DE MESA	3,000	3,000	*	0	*
FIRST CLEARING, LLC []	84,899	84,899	*	0	*
FLOYD D TRUJILLO	1,000	1,000	*	0	*
FRED SAHAKIAN	70,000	70,000	*	0	*
FREDERICK A. HUTTNER	1,000	1,000	*	0	*
FRONT RANGE INVESTIGATIONS (5)	1,000	1,000	*	0	*
GAIL E BRADEN	1,000	1,000	*	0	*
GARY E. KEOGH	1,000	1,000	*	0	*
GARY J. MCADAM	2,000	2,000	*	0	*
GAYLE M LANGLEY	1,000	1,000	*	0	*
GEORGE LEE	9,200	9,200	*	0	*
GERALD HANNAHS & LYNNETTE HANNAHS JT TEN	1,000	1,000	*	0	*
GERALD W CHAMALES	65,000	65,000	*	0	*
GIFFONI FAMILY TRUST (13) +	3,292,736	3,292,736	14.31%	0	*
GLENN A MARSHARK	30,000	30,000	*	0	*
GLENN MARSHAK	12,335	12,335	*	0	*
GLORIA D WOOD	1,000	1,000	*	0	*
GORDON G BURR CUST FOR ILYANA SCHILLING UTMA CO (12)	1,000	1,000	*	0	*
GORDON G BURR JR	1,000	1,000	*	0	*
GRACE FAKHOURY	388,369	388,369	1.69%	0	*
GREGORY F SOCHA	1,000	1,000	*	0	*
GROWTH VENTURES INC (14)	2,000	2,000	*	0	*
GROWTH VENTURES INC PENSION PLAN & TRUST (14)	2,000	2,000	*	0	*
GROWTH VENTURES INC PROFIT SHARING PLAN & TRUST (14)	2,000	2,000	*	0	*
GROWTH VENTURES INC ROTH 401 K (14)	2,000	2,000	*	0	*
HARRIET M MCCLELLAND	1,000	1,000	*	0	*
HARRY SMITH CUST FOR JACOB SMITH UTMA VA (15)	11,606	11,606	*	0	*
HARRY SMITH CUST FOR RYAN SMITH UTMA VA (15)	11,606	11,606	*	0	*
HENRY M BILLINGTON	1,000	1,000	*	0	*

23

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
HERBERT MARSHAK	133,723	133,723	*	0	*
HOWARD C CADWELL	1,000	1,000	*	0	*
ILLAN SPARAGO	2,000	2,000	*	0	*
INOVATIVE NATURALS INC (16)	1,000	1,000	*	0	*
IRENE L GIBBS TRUST FOR BENEFIT OF ROSEMARY L OWENS	1,500	1,500	*	0	*
IRVING BAUMAN	75,472	75,472	*	0	*
IVAN BERKOWITZ	71,596	71,596	*	0	*
JACK D KELLEY	1,000	1,000	*	0	*
JAMES M ARMSTRONG	1,000	1,000	*	0	*
JAMES R SJOERDSMA	2,000	2,000	*	0	*
JAMES R SJOERDSMA CUST FOR DUSTIN SJOERDSMA UTMA CA (17)	2,000	2,000	*	0	*
JAMES R SJOERDSMA CUST FOR PAIGE SJOERDSMA UTMA CA (17)	2,000	2,000	*	0	*
JAMES SJOERDSAM CUST FOR MARY ANN SJOERDSMA UTMA CA (17)	1,500	1,500	*	0	*
JAMES VAUGHN SR	1,000	1,000	*	0	*
JANA LYNN ANDERSON	1,000	1,000	*	0	*
JANE A KELLEY	1,000	1,000	*	0	*
JEFFREY D MAYOTTE	1,000	1,000	*	0	*
JEFFREY P BASH	2,500	2,500	*	0	*
JENNIFER M URIBE	1,000	1,000	*	0	*
JENNIFER UNDERWOOD	1,000	1,000	*	0	*
JENNIFER URIBE CUST FOR CARMEN URIBE UTMA CO (18)	1,000	1,000	*	0	*
JENNIFER URIBE CUST FOR RODERICK L URIBE III UTMA CO (18)	1,000	1,000	*	0	*
JENNNIFER GORRELL	1,000	1,000	*	0	*
JENNY K LEE	1,000	1,000	*	0	*
JERILYN ENANDER	1,000	1,000	*	0	*
JERRY BACHMANN	1,000	1,000	*	0	*
JESSIE MATHIS	1,000	1,000	*	0	*
JOAN G STANZLER	2,000	2,000	*	0	*
JOE GIFFONI	150,849	150,849	*	0	*
JOHN C GLOTFELTY	1,750	1,750	*	0	*
JOHN C GLOTFELTY & MEGHAN GLOTFELTY JT TEN	1,000	1,000	*	0	*
JOHN J CLEMENSON	1,000	1,000	*	0	*
JOHN LEE	1,000	1,000	*	0	*
JOHN M LEPO	1,000	1,000	*	0	*
JOHN MCSHANE	2,500	2,500	*	0	*
JOHN MORRIS & ELENANOR MORRIS JT TEN	1,000	1,000	*	0	*
JOHN MORRIS CONSULTING 401 (K) TR FBO ELEANOR MORRIS	1,000	1,000	*	0	*
JOHN MORRIS CONSULTING 401 (K) TR FBO JOHN MORRIS	1,000	1,000	*	0	*
JOHN MORRIS CONSULTING PENSION TRUST	1,000	1,000	*	0	*
JOHN P MASOURAS	1,000	1,000	*	0	*

24

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
JOHN T MCSHANE CUST FOR BROOK ALLISON ANDREWS UTMA CO (19)	1,200	1,200	*	0	*
JOHN T MCSHANE CUST FOR DECLAN WYATT MCSHANE UTMA CO (19)	1,000	1,000	*	0	*
JOHN T MCSHANE CUST FOR MASON AIDEN MCSHANE ANDREWS UTMA CO (19)	1,000	1,000	*	0	*
JOHN T MCSHANE CUST FOR THOMAS SHERIDAN MCSHANE UTM ACO (19)	1,200	1,200	*	0	*
JOHN THOMAS URIBE	1,000	1,000	*	0	*
JOHN W WALSH	3,500	3,500	*	0	*
JON D. SAWYER	1,000	1,000	*	0	*
JONATHAN H KANTOR	2,000	2,000	*	0	*
JONATHAN S COOPER	1,000	1,000	*	0	*
JORGE RUIZ (1) +	2,500	2,500	*	0	*
JOSEPH F BRUNO	1,500	1,500	*	0	*
JULIE C KIZERIAN	1,000	1,000	*	0	*
KAI BICKLE NYGARD	118,227	118,227	*	0	*
KAJA BURR	1,000	1,000	*	0	*
KEARNEY HOLDINGS, LLC (20)	4,000	4,000	*	0	*
KEITH A KOCH	1,000	1,000	*	0	*
KEN BARUN	102,500	102,500	*	0	*
KENNETH BENKO	4,437	4,437	*	0	*
KENNETH FRANK HERFERT	2,000	2,000	*	0	*
KERI D WINTERS	1,000	1,000	*	0	*
KERRY N WILLIAMS	1,000	1,000	*	0	*
KERRY WEEMS +	25,000	25,000	*	0	*
KEVIN SANDS	65,000	65,000	*	0	*
KEVIN WISER	4,437	4,437	*	0	*
KIM GIFFONI +	53,241	53,241	*	0	*
KIMBERLY S OWEN	2,000	2,000	*	0	*
KRISTINE M GREGAREK	1,000	1,000	*	0	*
L JOY CLEMENSON	1,000	1,000	*	0	*
L MICHAEL UNDERWOOD	1,000	1,000	*	0	*
LARRY RICHARD RIFKIN	18,868	18,868	*	0	*
LAURIE A CADWELL	1,000	1,000	*	0	*
LAWRENCE MAY +	985,941	985,941	4.29%	0	*
LAZZERI FAMILY TRUST	5,000	5,000	*	0	*
LINDA S KANTOR	2,000	2,000	*	0	*
LINDSEY BRATERIS	1,500	1,500	*	0	*
LISA J LIEBMAN	210,000	210,000	*	0	*
LOREN HOTZ	1,000	1,000	*	0	*
LORETTA MCSHANE	1,500	1,500	*	0	*
LORI S ROSENBAUM	2,000	2,000	*	0	*

25

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
LORI SOCHA	1,000	1,000	*	0	*
LPL FINANCIAL LLC []	1,200	1,200	*	0	*
LUIS FRAGOSO	163,368	163,368	*	0	*
MAC & CO., LLC []	3,500	3,500	*	0	*
MARCUS CHARUVASTRA (1) +	11,606	11,606	*	0	*
MARCUS CHARUVASTRA C/F MASHA PARAMONOVA UTMA CA (1) +	11,606	11,606	*	0	*
MARCUS CHARUVASTRA C/F MAYA CHARUVASTRA (1) +	11,606	11,606	*	0	*
MARCUS WOOD	1,000	1,000	*	0	*
MARGARET L DUBACH	2,000	2,000	*	0	*
MARK BURR	1,000	1,000	*	0	*
MARK D MAISNER	1,000	1,000	*	0	*
MARK STRAIT	1,000	1,000	*	0	*
MARK WARD & JENNIFER WARD JTTEN	61,626	61,626	*	0	*
MARY L MAISNER	1,000	1,000	*	0	*
MARY ROGERS	1,000	1,000	*	0	*
MATTHEW D GREGAREK	1,000	1,000	*	0	*
MAURICE J DEWALD +	29,000	29,000	*	0	*
MAY AMADA OLMSTEAD	61,622	61,622	*	0	*
MEGHAN GLOTFELTY	1,600	1,600	*	0	*
MERCEDES V RUDAMETKIN	73,946	73,946	*	0	*
MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED []	155,785	155,785	*	0	*
MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED []	10,907	10,907	*	0	*
MERRITT JONES	1,000	1,000	*	0	*
MICHAEL A CASSIO	2,000	2,000	*	0	*
MICHAEL A CASSIO CUST FOR CHLOE CASSIO UTMA CO (21)	2,000	2,000	*	0	*
MICHAEL A CASSIO CUST FOR DAVIS M CASSIO UTMA CO (21)	2,000	2,000	*	0	*
MICHAEL A CASSIO CUST FOR EMILY E CASSIO UTMA CO (21)	2,000	2,000	*	0	*
MICHAEL A MCCARTY	1,000	1,000	*	0	*
MICHAEL FAZE	200,000	200,000	*	0	*
MICHAEL J ONEIL	1,000	1,000	*	0	*
MICHAEL L MCSHANE	2,500	2,500	*	0	*
MICHAEL R KIZERIAN	1,000	1,000	*	0	*
MICHAEL V ARBIGE	2,000	2,000	*	0	*
MICHAEL V ARBIGE CUST FOR KATHERINE ARBIGE UTMA CA (22)	2,000	2,000	*	0	*
MICHAEL V ARBIGE CUST FOR SEAN M ARBIGE UTMA CA (22)	2,000	2,000	*	0	*
MLD SDIRA LLC (23)	2,000	2,000	*	0	*
MONA CORBITT	5,000	5,000	*	0	*
MORGAN MANAGEMENT CORP SHAUN D.M. HASWELL AUTH OFFICER (24)	34,673	34,673	*	0	*
MORGAN STANLEY SMITH BARNEY []	45,001	45,001	*	0	*
MORGAN STANLEY SMITH BARNEY INC CUST FBO MICHAEL B OWENS []	2,000	2,000	*	0	*

26

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
NATALYA PARAMONOVA (1) +	11,606	11,606	*	0	*
NATIONAL FINANCIAL SERVICES LLC []	10,000	10,000	*	0	*
NATIONAL FINANCIAL SERVICES, LLC []	4,650	4,650	*	0	*
NICHOLAS S VOJNOVIC	1,000	1,000	*	0	*
NICOLE CHARUVASTRA (1) +	11,606	11,606	*	0	*
OAXACA INVESTMENTS LLC (12)	1,000	1,000	*	0	*
OPPENHEIMER & CO, INC. []	300	300	*	0	*
OWENS LANDSCAPING DESIGN & MANAGEMENT INC (25)	1,000	1,000	*	0	*
PAMELA K HAYES	1,000	1,000	*	0	*
PATRICA J ARMSTRONG	1,000	1,000	*	0	*
PATRICIA ANN ALEXANDER	1,000	1,000	*	0	*
PAUL FUKUDA PENSION & PROFIT SHARING PLAN	30,821	30,821	*	0	*
PAUL GIOVINO	1,000	1,000	*	0	*
PAUL H DRAGUL	2,000	2,000	*	0	*
PAUL H DRAGUL CUST FOR ALEXIS DRAGUL UTMA CO (16)	1,000	1,000	*	0	*
PAUL H DRAGUL CUST FOR CARSON DRAGUL UTMA CO (16)	1,000	1,000	*	0	*
PAUL H DRAGUL CUST FOR CHERI DRAGUL UTMA CO (16)	1,000	1,000	*	0	*
PAUL KUROWSKI	2,500	2,500	*	0	*
PAUL URIBE	1,000	1,000	*	0	*
PAULA S CASSIO	2,000	2,000	*	0	*
PAULETTE DRAGUL	1,000	1,000	*	0	*
PDK 2 INVESTMENT PARTNERSHIP (26)	1,000	1,000	*	0	*
PDK 3 INVESTMENT PARTNERSHIP (26)	1,000	1,000	*	0	*
PDK INVESTMENT PARTNERSHIP (26)	2,000	2,000	*	0	*
PDMK INVESTMENT PARTNERSHIP (26)	2,000	2,000	*	0	*
PERSHING LLC []	2,000	2,000	*	0	*
PETER MASOURAS	1,000	1,000	*	0	*
PHILLIP A LESS	1,000	1,000	*	0	*
PKMD INVESTMENT PARTNERSHIP (23)	1,000	1,000	*	0	*
PMK INVESTMENT PARTNERSHIP (26)	2,000	2,000	*	0	*
R V BAILEY & MIEKO N BAILEY JTTEN	3,000	3,000	*	0	*
R.A. FRIEDLANDER FAMILY LLC (27)	2,000	2,000	*	0	*
RAY DOUGLAS ALEXANDER	1,000	1,000	*	0	*
RBC CAPITAL MARKETS, LLC []	15,200	15,200	*	0	*
RENAEE HOTZ	1,000	1,000	*	0	*
RICHARD A FRIEDLANDER	1,000	1,000	*	0	*
RICHARD A FRIEDLANDER & SHARON L FRIEDLANDER JTTEN	1,000	1,000	*	0	*
RICHARD PARKER	1,000	1,000	*	0	*
RICHARD R RUSKEY	1,000	1,000	*	0	*
RICHARD SCHWARTZ	4,437	4,437	*	0	*

27

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
RJ JACKSON	1,000	1,000	*	0	*
ROBERT GOOCHER & JOMAIRE GOOCHER JTTEN	1,000	1,000	*	0	*
ROBERT M STANZLER	2,000	2,000	*	0	*
ROBERT R WOODWORTH	1,000	1,000	*	0	*
ROBERT R WOODWORTH & ELAINE WOODWORTH COMM PROP	1,000	1,000	*	0	*
ROBERT SHERRILL	1,000	1,000	*	0	*
RODERICK URIBE	1,000	1,000	*	0	*
RODRIGO L URIBE	1,000	1,000	*	0	*
RONALD TRUE (1) +	11,606	11,606	*	0	*
RUBEN GRANADOS	18,487	18,487	*	0	*
RUHL SARAH (1) +	11,606	11,606	*	0	*
RYAN BRATERIS	1,500	1,500	*	0	*
RYAN BRATERIS C/F FBO CALE BRATERIS UTMATX (28)	1,000	1,000	*	0	*
S GERLACH & L GERLACH TTEE FBO STAN GERLACH, INC. DBPP FBO STANLEY WAYNE GERLACH JR & LINDA BOZARTH GERLACH	39,409	39,409	*	0	*
SABRINA SHELL (1) +	11,606	11,606	*	0	*
SAWYER FAMILY PARTNERS (29)	1,000	1,000	*	0	*
SCOTT A OWEN	2,000	2,000	*	0	*
SCOTT A OWEN C/F FBO MADISON G OWEN UTMACO (30)	1,000	1,000	*	0	*
SCOTT A OWEN CUST FBO ALEXANDRA M OWEN UTMACO (30)	1,000	1,000	*	0	*
SCOTT KIPPUR	1,000	1,000	*	0	*
SCOTTRADE, INC. []	6,691	6,691	*	0	*
SCOTTRADE, INC. []	1,400	1,400	*	0	*
SHARON H URIBE	1,000	1,000	*	0	*
SHARON L FRIEDLANDER	1,000	1,000	*	0	*
SHAWN GORRELL	1,000	1,000	*	0	*
SHERYL A HUTTNER	1,000	1,000	*	0	*
SHIRLEY J MCSHANE	1,000	1,000	*	0	*
SHLOMO RECHNITZ +	1,209,749	1,209,749	5.26%	0	*
SILVER FAMILY TRUST 1995 (7) +	236,179	236,179	1.03%	0	*
SIMON OURIAN	20,150	20,150	*	0	*
SOUTHWEST SECURITIES, INC []	2,000	2,000	*	0	*
STACY ROGERS	1,000	1,000	*	0	*
STEPHANIE SHELL (1) +	11,606	11,606	*	0	*
STEPHANIE SHELL C/F CASSADY DOHERTY UTMA PA (1) +	11,606	11,606	*	0	*
STEPHANIE SHELL C/F JOHANNA DOHERTY UTMA PA (1) +	11,606	11,606	*	0	*
STEPHANIE THOMAS & DEREK THOMAS JTTEN	1,000	1,000	*	0	*
STERNE AGEE & LEACH INC []	250,000	250,000	1.09%	0	*
STEVE WARNECKE	41,667	41,667	*	0	*
STUART SILVERMAN	10,035	10,035	*	0	*
STUART ZUBRICK	133,723	133,723	*	0	*

28

Selling Security holder	Number of Shares of Common Stock Beneficially Owned	Shares Included In Prospectus	Percentage of Shares Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares After Offering
SUANNA SINGLEHURST	1,000	1,000	*	0	*
SUSAN K MCSHANE	2,500	2,500	*	0	*
SUSAN LADD	2,000	2,000	*	0	*
SUSIE CHIONH ROWEN LIVING TRUST	133,674	133,674	*	0	*
SUZI ALTER	14,790	14,790	*	0	*
TD AMERITRADE CLEARING INC []	7,000	7,000	*	0	*
TEDDY D THOMPSON	1,000	1,000	*	0	*
TERRY A GROSSMAN	1,000	1,000	*	0	*
TERRY A GROSSMAN C/F FBO HARRISON JOHNSON UTMACO (31)	1,000	1,000	*	0	*
TERRY A GROSSMAN C/F LUCETEC JOHNSON UTMACO (31)	1,000	1,000	*	0	*
TERRY A GROSSMAN C/F SAMUEL GROSSMAN UTMACO (31)	1,000	1,000	*	0	*
THOMAS J MCSHANE	1,000	1,000	*	0	*
THOMAS L ROSENBAUM	2,000	2,000	*	0	*
TIMOTHY J BRASEL	420,000	420,000	1.83%	0	*
TMF JAPAN (32)	30,821	30,821	*	0	*
TODD A WILLIAMS	1,500	1,500	*	0	*
TRI M BUILDING CORP (33)	1,500	1,500	*	0	*
TRUMAN C LEUTHAUSER	5,000	5,000	*	0	*
UNDERWOOD FAMILY PARTNERS LTD (34)	1,000	1,000	*	0	*
VICTOR LIEBMAN	3,000	3,000	*	0	*
VIRGINIA JOHNSON (1) +	2,500	2,500	*	0	*
WALTER A STRUTZ	1,000	1,000	*	0	*
WASHINGTON STREET PARTNERS INC (35)	1,000	1,000	*	0	*
WILLIAM DOUGLAS LOWE	2,000	2,000	*	0	*
WILLIAM E SHELL (1) +	99,000	99,000	*	0	*
WILLIAM SHELL SURVIVOR'S TRUST (1) (36)+	2,423,965	2,423,965	10.53%	0	*
WILLIAM OOMS	1,000	1,000	*	0	*
YU HU	17,500	17,500	*	0	*
YVONNE J GOLDMAN	1,500	1,500	*	0	*

*	Less than 1%

+	Except as indicated by +, no selling security holder is an officer, director, affiliate or 5% security holder.
[]	Except as indicated by [], no selling security holder is a broker-dealer or an affiliate of a broker-dealer.
1	The Elizabeth Charuvastra and William Shell Family Trust Dated July 27, 2006 and Amended September 29, 2006 holds voting control over such securities. William E. Shell, MD, Trustee may be deemed to have voting control over such securities. Dr. Shell is the Chief Executive Officer, Chief Science Officer and a Director of the Company
2	Amir F. Heshmatpour has voting and investment control over such securities. Includes 287,648 shares of common stock underlying a convertible promissory note.
3	John M. Lepo has voting and investment control over such securities.
4	Steve Warnecke has voting and investment control over such securities.
5	Truman Leuthauser has voting and investment control over such securities.
6	Dennis D. Postma has voting and investment control over such securities.
7	David Silver has voting and investment control over such securities. Mr. Silver is President and Chief Operating Officer and a Director of the Company.
8	Deborah Lowe has voting and investment control over such securities.

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9	Debra R Redmond has voting and investment control over such securities.
10	Thomas Wenkart has voting and investment control over such securities.
11	Douglas Harrison has voting and investment control over such securities.
12	Gordon G. Burr has voting and investment control over such securities.
13	Kim Giffoni and Olena B. Giffoni, co-Trustees, have voting and investment control over such securities.
14	Claudia A. McAdam has voting and investment control over such securities.
15	Harry Smith has voting and investment control over such securities.
16	Paul H. Dragul has voting and investment control over such securities.
17	James Sjoerdsam has voting and investment control over such securities.
18	Jennifer Uribe has voting and investment control over such securities.
19	John T Mcshane has voting and investment control over such securities.
20	Chuck Kirby has voting and investment control over such securities.
21	Michael A Cassio has voting and investment control over such securities.
22	Michael V Arbige has voting and investment control over such securities.
23	Margaret L. Dubach has voting and investment control over such securities.
24	Mr. Shaun D.M. Haswell Abbotsford B.C. Canada has voting and investment control over such securities.
25	Michael B. Owens has voting and investment control over such securities.
26	Paul Kurowski has voting and investment control over such securities.
27	Richard A. Friedlander has voting and investment control over such securities.
28	Ryan Brateris has voting and investment control over such securities.
29	Son D. Sawyer has voting and investment control over such securities.
30	Scott A Owen has voting and investment control over such securities.
31	Terry A Grossman has voting and investment control over such securities.
32	Eiichi Kitagawa has voting and investment control over such securities.
33	Charlotte J. Bruno has voting and investment control over such securities.
34	Lawrence Underwood has voting and investment control over such securities.
35	John C. Lee has voting and investment control over such securities.
36	Includes warrants to purchase 2,423,965 shares of common stock. William E. Shell, MD, Trustee may be deemed to have voting control over such securities. Dr. Shell is the Chief Executive Officer, Chief Science Officer and a Director of the Company.

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PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

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The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

To our knowledge, no selling security holder is a broker-dealer or an affiliate of a broker-dealer.

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MANAGEMENT”S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT HIGHLIGHTS OF THE COMPANY

•	Expansion of private insurance market business;

•	Publication of a pharmacoeconomic analysis of Theramine versus Non-steroidal anti-inflammatory drugs

•	Issuance of our billing patent related to point of care physician and medications

•	Submission of four new patent applications related to the oral stimulation of stem cells
•	Agreement with Cambridge Medical Funding

Pricing Pressure

We may be subject to pricing pressures with respect to our future sales arising from various sources, including policies of health insurance companies and pharmacy benefits managers and government action affecting pharmaceutical reimbursement under Medicare and Medicaid. Future government actions could limit government spending for the Medicare and Medicaid programs, limit payments to physicians and other providers and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations would be adversely affected. In addition, because cash from sales funds some of our working capital requirements, reduced profitability could require us to raise additional capital sooner than we would otherwise need.

Business Model

We sell medical foods and generic and branded pharmaceuticals through employed sales representatives and independent distributors. Product sales are invoiced upon shipment at Average Wholesale Price (“AWP”), which is a commonly used term in the industry, which invoices include reductions for rapid pay discounts, under four models:

• Physician Direct Sales Model (1% of product revenue for the year ended December 31, 2012): Under this model, a physician purchases products from TMP but does not retain CCPI’s services. TMP invoices the physician upon shipment under terms which allow a significant rapid pay discount off AWP for payment within discount terms in accordance with the product purchase agreement. The physicians dispense the product and perform their own claims processing and collections. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% may be applied to the outstanding balance. The physician is responsible for payment directly to TMP.

•        Example 1: Physician has a purchase agreement with TMP with a rapid pay discount of 60% if payment is received within 120 days. Physician orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 60% if paid within terms and records that invoice as $4,000 of revenue and accounts receivable. Physician is responsible for payment for our products directly to TMP.

•       Distributor Direct Sales Model (30% of product revenue for the year ended December 31, 2012): Under this model, a distributor purchases products from TMP and sells those products to a physician and the physician does not retain CCPI’s services. TMP invoices distributors upon shipment under terms which include a significant discount off AWP. TMP recognizes revenue under this model on the date of shipment at the net invoice amount. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% may be applied to the outstanding balance.

•        Example 2: Distributor has a purchase agreement with TMP with a rapid pay discount of 70% if payment is received within 120 days. Distributor orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 70% if paid within terms and records that invoice as $3,000 of revenue and accounts receivable. The distributor is responsible for payment directly to TMP.

33

•       Physician Managed Model (45% of product revenue for the year ended December 31, 2012): Under this model, a physician purchases products from TMP and retains CCPI’s services. TMP invoices physician upon shipment to physician under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreement which includes a security interest for TMP in the products and receivables generated by the dispensing of the products. The physician also executes a billing and claims processing services agreement with CCPI for billing and collection services relating to our products (discussed below). CCPI submits a claim for reimbursement on behalf of the physician client. The CCPI fee and product invoice amount are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. In the event the physician fails to pay the product invoice within the agreed term, we can deduct the payment due from any of the reimbursements received by us on behalf of the physician client as a result of the security interest we obtained in the products we sold to the physician client and the receivables generated by selling the products in accordance with our agreement. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% is applied to the outstanding balance. However, since we are in the early stage of our business, as a courtesy to our physician clients, our general practice has been to extend the rapid pay discount beyond the initial term of the invoice until the invoice is paid and not to apply a late payment fee to the outstanding balance. TMP recognizes revenue under this model on the date payment is received at the gross invoice amount less the applicable rapid pay discount offered in the product purchase agreement.

•       Example 3: Physician has a purchase agreement with TMP with a rapid pay discount of 40% if payment is received within 360 days and a billing and claims processing services agreement with CCPI which calls for a 20% service fee. Physician orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 40% but does not record that invoice as $6,000 of revenue or accounts receivable on its financial statements but maintains a subsidiary record of all outstanding invoices. On February 25th, Physician prescribes and dispenses 10 bottles of product to a patient and enters the dispensing information into the PDRx dispensing software. CCPI prepares and forwards the claim to the insurer on behalf of the physician at the AWP price (total $1,000) and follows the claim through to final collection. On a future date, CCPI receives a collection for the claim for the ten bottles dispensed to the patient from the insurer in the amount of $1,000. CCPI deducts a $200 CCPI service fee (and recognizes this as revenue), deducts $600 for TMP as partial payment of the product invoice (and recognizes $600 in revenue) and forwards the remaining $200 to the physician as his or her profit. If the invoice is not paid within the rapid pay discount term, the amount payable for the purchased TMP products could revert to the AWP. However, since we are in the early stage of our business, as a courtesy to our physician clients, our general practice has been to extend the rapid pay discount beyond the initial 360-day term of the invoice until collection is made and applied to the relevant invoice is paid and not to apply a late payment fee to the outstanding balance.

•       Hybrid Model (24% of product revenue for the year ended December 31, 2012): Under this model, a distributor purchases products from TMP and sells those products to a physician and the physician retains CCPI’s services. TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreements. The physician client of the distributor executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). The distributor product invoice and the CCPI fee are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the distributor for further delivery to their physician clients. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% is applied to the outstanding balance. However, since we are in the early stage of our business, as a courtesy to our physician clients, our general practice has been to extend the rapid pay discount beyond the initial term of the invoice until the invoice is paid and not to apply a late payment fee to the outstanding balance. TMP recognizes revenue under this model on the date payment is received at the net invoice amount.

•       Example 4: Distributor has a purchase agreement with TMP with a rapid pay discount of 58% if payment is received within 360 days and Physician has a billing and claims processing services agreement with CCPI which calls for a 20% service fee. Distributor orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 58% but does not record that invoice as $4,200 of revenue or accounts receivable on its financial statements but maintains a subsidiary record of all outstanding invoices. On February 20th, Distributor sells the product to physician. On February 25th, physician prescribes and dispenses 10 bottles of product to a patient and enters the dispensing information into the Company’s PDRx dispensing software. CCPI prepares and forwards the claim to the insurer on behalf of the physician at the AWP price (total $1,000) and follows the claim through collection. On a future date, CCPI receives a collection on behalf of the physician for the claim for the ten bottles dispensed to the patient from the insurer in the amount of $1000. CCPI deducts a $200 CCPI service fee (and recognizes this as revenue), deducts $420 for TMP as partial payment of the product invoice (and recognizes $420 in revenue) and forwards the remaining $380 to the distributor and his physician client as their profit. The physician client is independently responsible to the distributor for payment of the products purchased. If the invoice is not paid within the rapid pay discount term, the amount payable for the purchased TMP products could revert to the AWP. However, since we are in the early stage of our business, our general practice has been to extend payment terms beyond the stated terms as a courtesy to our physician clients.

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CCPI receives no revenue in the physician direct or distributor direct models because it does not provide collection and billing services to the physician clients.

In the physician managed model and in the hybrid model, CCPI has a billing and claims processing service agreement with the physician client relating to our products. That agreement includes a service fee defined as a percentage of collections on all claims plus all or a portion of any penalties and interest collected. CCPI prepares the claim on behalf of the physician and administers the claim through collection. Collections from commercial insurers generally occur within 90 days. While ultimate collectability of workers’ compensation claims is very high, most workers’ compensation claims are denied on first claim attempt and can take from 45 days to five years to collect. The initial denial begins a process of correspondence designed to clear denial objections, submission of workers’ compensation lien filings against insurer settlements on behalf of physicians and settlement hearings. Because fees are only earned by CCPI upon collection of the claim and the fee is not determinable until the amount of the collection of the claim is known, CCPI recognizes revenue at the time that collections are received. In examples 3 and 4 above, CCPI recognized $200 of revenue in each case on the date of collection and the fee CCPI received was based upon actual collections.

The impact of this extended collection cycle on CCPI revenue is that revenue is delayed until collection of the claims on behalf of the physician. This has a direct impact on CCPI’s revenue and cash flow because CCPI’s revenue is recognized upon receipt of the claims collection on behalf of the physician.

No returns of product are allowed except products damaged in shipment, which has been insignificant.

The rapid pay discounts to the AWP offered to the physician or distributor, under the business models described above, vary based upon the expected payment term from the physician or distributor. The discounts are derived from the Company’s historical experience of the collection rates from internal sources and updated for facts and circumstances and known trends and conditions in the industry, as appropriate. As described in the business models above, we recognize provisions for rapid pay discounts in the same period in which the related revenue is recorded. We believe that our current provisions appropriately reflect our exposure for rapid pay discounts. These rapid pay discounts, have typically ranged from 40% to 83% of Average Wholesale Price and we have monitored our experience ratio periodically over the prior twelve months and have made adjustments as appropriate.

On November 20, 2012 TMP entered into an agreement with Cambridge Medical Funding Group to assign physicians account receivables under California Workman’s Compensation. Subject to physician’s approval, Cambridge will pay 23% of California Work Comp Fee Schedule on all approved claims within 5 days of claim receipt. TMP will take the cost of product and billing fee out of the payment with the remainder, if any, remaining for the physician. After Cambridge has collected 38% of billed amounts, the remaining amount will be split 75/25 in favor of the physicians. TMP will withhold any further unpaid costs and the rest will go to the physician. Under this model, physicians will be paid on every dispensement rather than having to wait until claims are paid. In addition, TMP is paid for all products within 2 weeks of the doctor dispensing product. Physicians have the option of remaining on the traditional physician managed model or switching to the new model. The Cambridge Medical Funding Group agreement allows for payment within 7-10 for all products dispensed and billed for participating doctors in California Workman’s Compensation. The agreement between Cambridge Medical Funding Group and the Company contains a 30-day termination clause within the first 6 months that either party can exercise.  It is possible that either party may cancel the agreement, which could adversely affect the Company’s cash flow and revenue.

Example: The physician signs a purchase agreement with TMP with a rapid pay discount of 78% if paid within 21 days. The physician orders 100 bottles of product with an AWP of $100. TMP issues an invoice for $2200 if paid with 21 days and when Cambridge makes their payment, the cost of product is withheld to cover the invoice before any funds are forwarded to the doctor. The physician is still ultimately responsible for payment of our products directly to TMP, even if Cambridge chooses not to fund any given claim for products.

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RESULTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Year ended		Year ended
	December 31,	% of	December 31,	% of
	2012	Revenue	2011	Revenue
Revenues:
Product Sales	$6,440,058	88.3%	$8,282,734	94.0%
Service Revenue	856,343	11.7%	526,934	6.0%
Total Revenue	7,296,401	100.0%	8,809,668	100.0%

Cost of Product Sold	1,336,874	18.3%	1,249,522	14.2%
Cost of Services Sold	1,864,517	25.6%	1,507,511	17.1%
Total Cost of Sales	3,201,391	43.9%	2,757,033	31.3%

Total Gross Profit	4,095,010	56.1%	6,052,635	68.7%

Operating Expenses:
Research and Development	133,840	1.8%	163,081	1.9%
Selling, General and Administrative	10,100,979	138.4%	11,670,092	132.5%
Total Operating Expenses	10,234,819	140.2%	11,833,173	134.4%
Net Income (Loss) before Other Income	(6,139,809)	-84.1%	(5,780,538)	-65.7%
Other Income and Expense
Interest Income (Expense)	(2,199,577)	-30.1%	(875,783)	-9.9%
Derivative Revaluation	(4,432,734)	-60.8%	-	0.0%
Investment Income	-	0.0%	7,641	0.1%
Total Other Income	(6,632,311)	-90.9%	(868,142)	-9.8%

Net Income (Loss) before Taxes	(12,772,120)	-175.0%	(6,648,680)	-75.5%
Current Income Tax (Benefit)	(4,962)	-0.1%	-	0.0%
Deferred Income Tax (Benefit)	(3,180,976)	-43.6%	(2,471,630)	-28.1%
Net Income (Loss) before Comprehensive Income	(9,586,182)	-131.5%	(4,177,050)	-47.4%
Reclassification for losses included in Net Income	-	0.0%	(3,209)	0.0%
Comprehensive Income (Loss)	$(9,586,182)	-131.5%	$(4,180,259)	-47.4%

Revenue

Due to substantial uncertainties as to the amount of and timing and collectability of revenues derived from our Physician Managed Model (PMM) and Hybrid Model, which can take in excess of five years to collect, it was determined that these revenues did not meet the criteria for recognition in accordance with ASC 605, Revenue Recognition. These revenues are required to be recorded when collectability is reasonably assured, which in the case of these two business models, is when the payment is received and any applicable rapid pay discount offered in the product purchase agreement is applied to the original gross invoice.

Total reported revenue for the year ended December 31, 2012 decreased $1,513,267, or 17.2%, to $7,296,401 from $8,809,668 for the year ended December 31, 2011. Product revenue decreased $1,842,676, or 22.2%, from the prior year of $8,282,734 to $6,440,058, primarily due to decreased collections in our PMM and Hybrid businesses. Unit volume shipped to PMM and Hybrid customers (which is not recognized as revenue at the time of shipment) was relatively flat year over year while billings (net of applicable discounts) decreased 21.6% from the prior year $16.2 million to $12.7 million due to an increase of more highly discounted Hybrid business and a decrease in PMM business.

Reported product revenue for PMM and Hybrid customers includes cash applied during the fiscal year to open invoices (regardless of year originally invoiced) for the respective periods. Reported product revenue is further described in the following schedule:

	Years ended
	Revenue
	Recognition	December 31,	% of	December 31,	% of
	Basis	2012	Sales	2011	Sales
PMM/Hybrid	cash	$4,427,828	68.8%	$4,799,260	57.9%
Direct/Distributor	accrual	2,012,230	31.2%	3,483,474	42.1%
Total		$6,440,058	100.0%	$8,282,734	100.0%

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Service revenue increased $329,409 or 62.5%, from $526,934 in the prior year to $856,343 due to an increase in the effective billing service fee percentage by CCPI, our billing and claims collection subsidiary. Starting with the quarter ended June 30, 2011 we decreased the CCPI fee charged to physician clients as a courtesy under our billing and collection services. In 2012 we increased the average billing service fee.

Cost of Products Sold

The reported cost of products sold for the year ended December 31, 2012 increased $87,352, or 7.0%, from $1,249,522 to $1,336,874 and the percentage of cost of product sold to reported product revenue increased from 15.1% for the year ended December 31, 2011 compared to 20.8% for the year ended December 31, 2012. This increased percentage is primarily due to lower reported revenue combined with the change in revenue recognition policy whereby cost of product shipped and billed is expensed on a current basis while revenue is recognized on payment under our PMM and Hybrid Models, and to an increase in billings to our Hybrid customers. The actual cost of product as a percent of products invoiced during the year ended December 31, 2012 was 8.8% compared with 6.4% in the prior year, the difference between these figures and the 20.8% and the 15.1% described above is attributable to the timing differences due to our revenue recognition policy. The actual unit cost to produce our products was unchanged year over year. The increase in actual cost of products as a percent of billings is due to an increase of in billings to the more highly discounted Hybrid customers and a decrease in billings to PMM customers. The following table illustrates the revenue recognition timing impact on cost of products sold:

		December 31,	December 31,
	Years ended	2012	2011

Reported Product Revenue	Recognized	$6,440,058	$8,282,734
Cost of Product Sold	Recognized	1,336,874	1,249,522
Cost of Product Sold % of Reported Revenue		20.8%	15.1%

PMM & Hybrid Billings	Unrecognized	13,133,000	16,160,000
Direct & Distributor Billings	Recognized	2,012,230	3,483,474
Total Billings		$15,145,230	$19,643,474

Cost of Product Sold % of Billings		8.8%	6.4%

Cost of Product Sold % of Reported Revenue attributable to timing differences		12.0%	8.7%

Cost of Services Sold

The cost of services sold for the year ended December 31, 2012 increased $357,006, or 23.7%, from $1,507,511 for the year ended December 31, 2011 to $1,864,517 and the percentage cost of service sold to service revenue decreased from 286% to 218% in those periods. These costs increased primarily because we increased our billing and collections staff, and because we outsourced a portion of our collections activity. While expenses are recognized in the period incurred, our fee is recognized upon the collection of the claim on behalf of the physician client, which may occur in future periods. Of the total cost of services sold approximately $1,368,000 was incurred in connection with worker’s compensation claims documentation, billing and collection activities, 80% for wages and benefits, 20% for outsourced collection expenses and shared overhead expenses.

Operating Expenses

Operating expenses for the year ended December 31, 2012 decreased $1,598,354 or 13.5%, to $10,234,819 from $11,833,173 for the year ended December 31, 2011 but increased from 134.3% of revenue to 140.3% of revenue due to timing differences in recognizing expenses and revenues. Operating expenses consist of research and development expense and selling, and general and administrative expenses. Changes in these items are further described below.

Research and Development Expense

Research and development expenses for the year ended December 31, 2012 decreased $29,241, or 17.9%, to $133,840 from $163,081 for the year ended December 31, 2011 primarily due to a lower level of research and development activity. The level of expense varies from year to year depending on the number of clinical trials that we have in progress. While we don’t currently have any formal ongoing clinical trials or studies in progress, we continue to research new potential products and may engage in future clinical trials or studies.

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Selling, General and Administrative Expense

Selling, general and administrative expense, including facility expenses, professional fees, marketing, office expenses, travel and entertainment and provision for bad debt for the year ended December 31, 2012 decreased $1,569,113 or 13.4%, to $10,100,979 from $11,670,092 for the year ended December 31, 2011. The decrease in general and administrative expense was primarily due to lower legal fees and lower compensation expense including salary continuation and equity based compensation.

Other Income and Expense

Other income and expense includes interest income and expense, derivative revaluation expense, and investment income. Interest expense increased 151.2% to $2,199,577 in the year ended December 31, 2012 from $875,783 in the year ended December 31, 2011. Interest expense is comprised of interest and discounts on notes payable issued with warrants for both years but to a lesser extent for 2011, and accrued interest on 2010 income tax liabilities. Discount expense on notes issued with warrants accounted for $1,994,941 of total interest expense in the year ended December 31, 2012 and $25,263 in the year ended December 31, 2011. Derivative revaluation expense was $4,432,734 in the year ended December 31, 2012 compared with $0 in 2011. This expense represents the change in derivative liability in connection with certain warrants issued in July 2012 that contained ratcheting provisions. The Company has not issued any notes with warrants since July 2012. Of the total of 1,158,981 warrants issued with ratcheting provisions only 95,000 were outstanding as of December 31, 2012.

There was no investment income in 2012 and $3,209 in income in 2011.

Current and Deferred Income Taxes

The Company filed its 2010 federal and state tax returns in April 2011 and June 2011, respectively, without including payment for amounts due and has not made estimated tax payments for the 2011 and 2012 tax years. The Company had entered into agreements with the Internal Revenue Service and the California Franchise Tax Board to extend the payment of these taxes over a mutually agreeable period of time. We paid $450,000 of the approximately $3,600,000 owed to the IRS and $275,000 of the approximately initial $1,000,000 owed to the California Franchise Tax Board. We were unable to pay the remaining installment payments.

As a result of our assessment that for certain sales’ collectability at the time of the sale could not be reasonably assured, these sales did not meet the criteria of a sale for tax purposes. The Company recalculated its 2010 and 2011 tax liabilities and determined that no income taxes are owed for either year. We filed amended tax returns for 2010 in June of 2012 and in September 2012 filed our 2011 returns using a change in accounting method consistent with our financial results restatement. We believed that filing such returns will suspend collection and enforcement efforts by both the IRS and the FTB. We further understood that filing such returns would likely result in tax audits on the part of both agencies. The IRS commenced its audit in November 2012 and meanwhile has suspended collection and enforcement efforts. The FTB notified the Company by letter dated February 4, 2013 that it will take no action on our amended California return until the IRS has completed its examination. The FTB has not formally suspended collection and enforcement efforts but has continued to extend its Notice of Suspension deadlines on a quarterly basis pending the outcome of the eventual audit. There can be no assurances that the agencies will accept our amended returns and will not pursue collection and enforcement efforts.

We had current income tax benefit of $4,962 and $0 in 2012 and 2011 respectively. Deferred income tax benefit for the year ended December 31, 2012 increased $709,346 or 28.7%, to $3,180,976 from $2,471,630 for the year ended December 31, 2011.

Net Income

Net Loss for the year ended December 31, 2012 was $9,586,182 compared to a net loss of $4,177,050 for the year ended December 31, 2011. The increase in net loss was primarily due to a decrease in revenue recognized and the increase in interest expense and derivative revaluation expense described above.

FINANCIAL CONDITION

Our negative working capital of $9,715,909 as of December 31, 2012 increased $5,132,333 from our December 31, 2011 negative working capital of $4,583,576. Accounts receivable decreased from $899,493 on December 31, 2011 to $353,993 on December 31, 2012. This decrease in accounts receivable includes an increase in allowance for bad debts to $215,436. Our operating losses in 2012 were funded primarily by an increase in accounts payable and accrued expenses of $1,988,521 and net loans from related parties of $2,847,500.

Unrecognized Accounts Receivable

As of December 31, 2012 we have $34.4 million in unrecognized accounts receivable and unrecognized revenues that potentially will be recorded as revenue in the future as our CCPI subsidiary secures claims payments on behalf of our PMM and Hybrid Customers. Except for collection expenses incurred by CCPI, all expenses associated with these unrecognized accounts receivable including cost of products sold have already been reflected in our financial statements. In addition, due to loss carry forwards we should not incur current tax liabilities for a substantial portion of these unrecognized accounts receivable depending on if and when they are collected. Unrecognized accounts receivable increased by $7.4 million or 27.4% in the year ended December 31, 2012 to $34.4 million compared with the $27.0 million for the year ended December 31, 2011.    See the “ Business Model ” discussion above and the discussions of “ Revenue Recognition”, and “ Allowance for Doubtful Accounts” under the “Critical Accounting Policies” discussion below.

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LIQUIDITY AND CAPITAL RESOURCES

We have historically financed operations through cash flows from operations as well as equity transactions and related party loans. During the year ended December 31, 2012 we borrowed $3,137,000 from related parties and repaid $289,500 to related parties.   Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements as of and for the years ended December 31, 2012 and 2011, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, development of revenue streams with shorter collection times and accelerating collections on our physician managed and hybrid revenue streams. If we are unable to do these things, our liquidity would be adversely affected and we would consider taking a variety of actions, including attempting to reduce fixed costs (for example, further reducing the size of our administrative work force), curtailing or reducing planned capital additions, raising additional equity, borrowing additional funds, refinancing existing indebtedness or taking other actions. There can be no assurance, however, that we will be able to successfully take any of these actions, including adjusting expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing a refinancing on any terms or on terms that are acceptable to us. Our inability to take these actions as and when necessary would materially adversely affect our liquidity, results of operations and financial condition.

The Company filed its 2010 federal and state tax returns in April 2011 and June 2011, respectively, without including payment for amounts due and has not made estimated tax payments for the 2011 and 2012 tax years. The Company had entered into agreements with the Internal Revenue Service and the California Franchise Tax Board to extend the payment of these taxes over a mutually agreeable period of time. We paid $450,000 of the approximately $3,600,000 owed to the IRS and $175,000 of the approximately initial $1,000,000 owed to the California Franchise Tax Board. We were unable to pay the remaining installment payments.

As a result of our assessment that for certain sales’ collectability at the time of the sale could not be reasonably assured, these sales did not meet the criteria of a sale for tax purposes. The Company recalculated its 2010 and 2011 tax liabilities and determined that no income taxes are owed for either year. We filed amended tax returns for 2010 in June of 2012 and in September 2012 filed our 2011 returns using a change in accounting method consistent with our financial results restatement. We believed that filing such returns will suspend collection and enforcement efforts by both the IRS and the FTB. We further understood that filing such returns would likely result in tax audits on the part of both agencies. The IRS commenced its audit in November 2012 and meanwhile has suspended collection and enforcement efforts. The FTB notified the Company by letter dated February 4, 2013 that it will take no action on our amended California return until the IRS has completed its examination. The FTB has not formally suspended collection and enforcement efforts but has continued to extend its Notice of Suspension deadlines on a quarterly basis pending the outcome of the eventual audit. There can be no assurances that the agencies will accept our amended returns and will not pursue collection and enforcement efforts.

Net cash used by operating activities for the year ended December 31, 2012 was $2,373,401 compared to $2,585,590 cash used by operating activities for the year ended December 31, 2011. Total expenses of Complete Claims Processing, Inc. (“CCPI”) for the 12 months ended December 31, 2012 were $1,864,517. Of this total approximately $1,368,000 was incurred in connection with worker’s compensation claims documentation, billing and collection activities, 80% for wages and benefits, 20% for outsourced collection expenses and shared overhead expenses. Cash used by investing activities for the year ended December 31, 2012 was $294,860 compared to cash used of $267,908 for the year ended December 31, 2011. During the year ended December 31, 2012 and 2011, we incurred internal software development costs for our PDRx claims management and collection system of $179,328 and $430,039 respectively and purchased property and equipment of $115,532 and $82,285 respectively. Historically, capital expenditures have been financed by cash from operating activities, equity transactions and related party loans. Net sales of investments were $0 for the year ended December 31, 2012 and $244,416 in the year ended December 31, 2011.

Net borrowing of $2,847,500 from related parties offset the negative operating and investing activities cash flows and we experienced an increase in cash and cash equivalents of $179,239 in the year ended December 31, 2012. An increase in PMM and Hybrid customer’s collections on the claims filed on their behalf and potential collections by CCPI are expected to benefit cash flow in future years. The collection cycle and cash flows may also be significantly affected if our mix of business can be shifted from longer collection cycle business such as workers compensation to markets with shorter collection cycles such as private insurance and Medicare.

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OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have a material current effect, or that are reasonably likely to have a material future effect, on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources.

CONTRACTUAL OBLIGATIONS

The Company leases its operating facility under a lease agreement expiring February 28, 2015 at the rate of $13,900 per month and several smaller storage spaces on a month-to-month basis. The Company, as lessee, is required to pay for all insurance, repairs and maintenance and any increases in real property taxes over the lease period on the operating facility.

CRITICAL ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include accounts of TMP and its wholly owned subsidiary, CCPI, collectively referred to as "the Company". All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, TMP and CCPI share the common operating facility, certain employees and various costs. Such expenses are principally paid by TMP. Due to the nature of the parent and subsidiaries relationship, the individual financial position and operating results of TMP and CCPI may be different from those that would have been obtained if they were autonomous.

Accounting estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Please refer to the “Business Model” section above for discussion on revenue recognition.

Allowance for doubtful accounts

 Trade accounts receivable are stated at the amount management expects to collect from outstanding balances.  Currently accounts receivable are comprised totally of amounts due from our distributor customers and receivables for our PDRx equipment. The carrying amounts of accounts receivable are reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected.  We individually reviews all accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected.  We provide for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after we have used reasonable collection efforts will be written off. Based on an assessment as of December 31, 2012 of the collectability of invoices 120 days or more past their due dates we established an allowance for doubtful accounts of $215,346.

Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician client and deducts the CCPI fee and product invoice amount from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. Extended collection periods are typical in the workers compensation industry with payment extending from 45 days to in excess of five years.

Approximately 25% of workers’ compensation claims are settled within one year of claim billed date and approximately 50% cumulatively are settled within four years of claim billed date. Due to the relatively short operating history of the Company in regard to the collection of workers’ compensation claims, we cannot predict how long it will take to collect claims outstanding in excess of four years. Furthermore, due to the uncertainty as to the timing and the amount of claims settlement and collections we do not recognize revenue until cash is received. For Workers’ Compensation and Hybrid Model customers cash received and revenue recognized in any given year is comprised of collections on claims from that year and all prior years. Approximately two-thirds of cash collected and revenue recognized in a given year for Workers’ Compensation and Hybrid Model customers is from claims filed in that year.

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The physician remains personally liable for purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician along with the claims receivable that result from sales of the products. CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician. As described above, due to uncertainties as to the timing and collectability of revenues derived from these models, revenue is recorded when payment is received therefore no allowance for doubtful accounts is necessary.

In addition to the bad debt recognition policy above, it is also TMP’s policy to write down uncollectible loans and trade receivables when the payer is no longer in existence, is in bankruptcy or is otherwise insolvent. In such instances our policy is to reduce accounts receivable by the uncollectible amount and to proportionally reduce the allowance for doubtful accounts.

Inventory valuation

Inventory is valued at the lower of cost (first in, first out) or market and consists primarily of finished goods.

Impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. No asset impairment was recorded at December 31, 2012 or at December 31, 2011.

Intangible assets

Indefinite lived intangible assets are measured for impairment at least annually, and more often when events indicate that impairment may exist. Intangible assets with finite lives, including patents and internally developed software (primarily the Company’s PDRx system), are stated at cost and are amortized over their useful lives. Patents are amortized on a straight line basis over their statutory lives, usually fifteen to twenty years. Internally developed software is amortized over three to five years. Intangible assets with indefinite lives are tested annually for impairment, during the fiscal fourth quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

Fair value of financial instruments

The Company’s financial instruments are accounts receivable, accounts payable, notes payable and warrants. The recorded values of accounts receivable and accounts payable approximate their values based on their short term nature. Notes payable are recorded at their issue value or if warrants are attached at their issue value less the value of the warrant. Warrants issued with ratcheting provisions are revalued each quarter based on changes in the market value of our common stock.

Income taxes

The Company determines its income taxes under the asset and liability method. Under the asset and liability approach, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes tax liabilities by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized, and also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Stock-Based Compensation

The Company accounts for stock option awards in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards. Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

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The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation is a non-cash expense because we settle these obligations by issuing shares of our common stock from our authorized shares instead of settling such obligations with cash payments.

Income Per Share

The Company utilizes FASB ASC 260, “Earnings per Share”. Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following potential common shares have been excluded from the computation of diluted net income (loss) per share for the periods presented where the effect would have been anti-dilutive:

	December 31, 2012	December 31, 2011
Option, Warrants and Convertible Debt shares excluded	2,119,772	1,279,582

Research and development

Research and development costs are expensed as incurred. In instances where we enter into agreements with third parties for research and development activities on our behalf, we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most contract research agreements include a ten year records retention and maintenance requirement. Typically, we expense 50% of the contract amount upon completion of the clinical trials and 50% over the remainder of the record retention requirements under the contract research organization contract.

DESCRIPTION OF BUSINESS

Targeted Medical Pharma, Inc. is a specialty pharmaceutical company that develops and commercializes nutrient-based and pharmaceutical-based therapeutic systems. We began our operations as Laboratory Industry Services LLC, a Nevada limited liability company, which was founded in 1996 by Elizabeth Charuvastra, our former Executive Chairman and Vice President of Regulatory Affairs, and William E. Shell, MD, our Chief Executive Officer and Chief Science Officer. Laboratory Industry Services is an independent diagnostic testing facility. In 1999, Ms. Charuvastra and Kim Giffoni, our Executive Vice President of Foreign Sales and Investor Relations, co-founded Targeted Medical Foods, a California general partnership, which was converted into a California limited liability company in 2002, to develop medical food products. In 2003, Targeted Medical Foods formed Physician Therapeutics LLC, a Nevada limited liability company and a majority-owned subsidiary of Targeted Medical Foods, to distribute medical food products. In 2006, Targeted Medical Foods reorganized as a Delaware corporation and changed its name to Targeted Medical Pharma, Inc. Physician Therapeutics LLC and Laboratory Industry Services LLC became divisions of Targeted Medical Pharma, Inc. In 2007, we formed Complete Claims Processing Inc., a California corporation and our wholly-owned subsidiary, as a specialty billing and collection services company to provide billing and collection services relating to our products dispensed by physician clients and to physician clients of some of our distributors.

We develop and sell a line of patented prescription medical food products that are currently sold in the United States through a network of distributors and directly to physicians who dispense medical foods and other pharmaceutical products through their office practices. Our proprietary patented technology uses a five component system to allow uptake and use of important neurotransmitter precursors to produce the neurotransmitters that control autonomic nervous system function such as sleep and pain perception. The neurotransmitters addressed by our patents include nitric oxide, acetylcholine, serotonin, norepinephrine, epinephrine, dopamine and histamine. The technology addresses neuron specificity and elimination of attenuation, or tolerance that is characterized by the need for increased dosage. The combination of the neurotransmitters and their precise proportions allows for a wide range of products. There are seven issued patents and nine pending applications that cover aspects of the inventions.

We presently ship product to 34 states: Arkansas, Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Washington and Wisconsin, although the vast majority (84%) of our sales are in the state of California.

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We believe that medical foods will continue to grow in importance over the coming years. There is an increasing prevalence of chronic diseases that are candidates for treatment with neurotransmitter-based medical foods, such as sleep disorders, Gulf War Illness, cognitive dysfunction, macular degeneration, and pulmonary disorders. Additionally, the aging population will see an increased incidence of intolerance to traditional drugs related to changes in metabolic function that lead to increased and more dangerous drug side effects. Congress, the Food and Drug Administration (FDA), the Center for Medicare & Medicaid Services and private insurance companies are focusing increased efforts on pharmacovigilance (The branch of the pharmaceutical industry which assesses and monitors the safety of drugs either in the development pipeline or which have already been approved for marketing) to measure and reduce these adverse health consequences. In our experience there is a high level of acceptance of medical foods as a therapy by patients, and the medical community is increasingly accepting that these therapeutic agents are viable alternatives to prescription drugs.

Medical foods are neither dietary nor nutritional supplements. From a regulatory standpoint, the FDA took steps in 1988 to encourage the development of medical foods by regulating this product category under the Orphan Drug Act. The term medical food, as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” This definition was incorporated by reference into the Nutrition Labeling and Education Act of 1990.

These regulatory changes have reduced the costs and time associated with bringing medical foods to market, as beforehand medical foods were categorized as drugs until 1972 and then as “foods for special dietary purposes” until 1988. The field of candidates for development into medical foods is always expanding due to constant advances in the understanding of the science of nutrition and disease, coupled with advances in food technology increasing the number of products that can be formulated and commercialized.

We distribute our products through an internal sales staff and a network of independent distributors to over 1,000 physicians in the United States. With recent reductions in physician reimbursements for medical services by Medicare, workers compensation and private insurance companies, many physicians are actively seeking additional sources of practice revenues. We act on behalf of the dispensing physician to secure contracts with third party payers and, through our proprietary patented software, can bill for dispensed drugs and medical food products. The average wholesale price (AWP) for medical food is set by us under the terms of our federal re-labeler license. The AWP price is the price billed to the physician and the insurance company. Certain applicable timely payment discounts and distributor discounts can reduce the net payable to us on behalf of the physician or distributor.

The traditional process for prescribing and delivering medications to patients is inefficient, unnecessarily costly and error-prone. Physicians write virtually all of the approximately three billion annual prescriptions, resulting in errors and necessitating millions of telephone inquiries from pharmacies for clarification and correction. The pharmacist or managed care organization checks this information only after the physician writes the prescription. The inability of pharmacists and managed care organizations to communicate with physicians at the time the physician is writing the prescription has made it difficult to manage pharmaceutical costs. The existing process further inconveniences the patient, who must travel from the physician’s office to a pharmacy and must often wait for the prescription to be filled.

We have developed and marketed nine core medical foods and 48 convenience-packed therapeutic systems consisting of a medical food and a generic pharmaceutical, which physicians can prescribe and dispense together. Our nine medical foods and our 48 convenience-packed products are identified elsewhere in this Registration Statement.

A convenience-packed product is a box containing a 30-day supply of a generic pharmaceutical and a 30-day supply of a medical food product. The box is appropriately labeled and contains separate plain-English inserts providing patient information about the generic pharmaceutical and the medical food.

Our convenience-packed therapeutic systems address pain syndromes, sleep disorders, hypertension and metabolic syndrome. We developed these convenience-packed products at the request of physician clients to allow for the administration of the appropriate FDA-approved dose of a drug co-administered with a medical food that optimizes the use of the approved drug product under its approved labeling. Most often, the optimal dose co-administered with a medical food is the lowest FDA-approved and recommended dose that maintains the efficacy and reduces the side effects of the drug. Clinical practice, observation studies and independent controlled clinical trials have shown that co-administration of a pharmaceutical with a medical food product allows the physician to select the optimal dose of both agents. To date, three independent, double blind randomized controlled trials have been conducted using co-administration of a drug and a medical food product. The trials included the study of trazadone with the medical food product Sentra PM to measure responses in patients with sleep disorders. Another study included the co-administration of naproxen with the medical food product Theramine to measure responses in patients with chronic, established back pain. The third study used the co-administration of ibuprofen with the medical food product Theramine to measure the responses in patients with chronic, established back pain. These clinical trials were on specific convenience-packed products Trazamine, Theraproxen and Theraprofen. These double blind controlled trials yielded positive results in the areas of pain and sleep disorders. In these trials, drug side effects were reduced at the lowered drug doses. We have also performed a cost effectiveness analysis of gastrointestinal side-effect reduction comparing Theramine to NSAIDS. The analysis shows that by shifting pain management to Theramine base management and reducing the incidence of gastrointestinal hemorrhage associated with NSAID administration substantial savings to the health care system can be achieved. All convenience-packed drugs are within the FDA-approved label dose. These convenience packs are registered in the FDA National Drug Code (NDC) database and, in our experience, all convenience-packed products have been routinely reimbursed by third party payers.

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The market for the sale of prepackaged medications to physicians for on-site point-of-care dispensing includes medications distributed for general medical practice, occupational health, workers compensation, and urgent care and pain clinics. On-site dispensing offers healthcare providers the opportunity to improve financial performance by adding an incremental source of revenue and reducing expenses related to prescription transmission, communications with pharmacists and billing and processing. From a patient’s perspective, the dispensing of medications at the point-of-care provides an increased level of convenience, privacy and treatment compliance. Patients who do not wish to receive medicines dispensed at the point-of-care are able to access our products through selected pharmacies who order product directly from us.

We support our physician clients with a proprietary pharmacy claims processing service specifically designed for billing and collecting insurance reimbursement from private insurance, workers compensation and Medicare for our medical food products, therapeutic systems, generic and branded drugs. Our wholly-owned subsidiary, Complete Claims Processing Inc., provides this service to physician offices for the specific purpose of optimizing insurance reimbursement for dispensed products.

We have developed a proprietary billing system based on recent advances in Cloud computing. Cloud computing is a technology that uses the internet and central remote servers to maintain data and applications. Cloud computing allows businesses to use applications without direct installation and access files at any computer with internet access. This technology allows for much more efficient computing by centralizing storage, memory, processing and bandwidth while remaining in compliance with all laws and regulations relating to protected health information.

Each physician client purchases from us a “Thin Client” device directly connected to our servers. A “Thin Client” device is an internet portal terminal. It looks like a computer but has minimal memory and no hard drive. The “Thin Client” connects each physician to our central servers, on which all data concerning the physician’s dispensing and billing are kept. These central servers are used to serve multiple clients such that a change in our proprietary billing software will be reflected immediately on all “Thin Client” devices. This system also allows information to be delivered directly to us for purposes of future sales and educational content. Each physician’s use of controlled substances is documented and reported to the Drug Enforcement Administration as required by law. This system is covered by a patent application that we expect to mature into an issued patent in the near future. Our billing system utilizes a combination of two unique identifying numbers and a computer recognition algorithm to bill third party payers on behalf of the physician. The following two patent applications for this process have been submitted: 1. US Pat. Application. No. 11/804,085 Filing date: May 17, 2007 Status: Request for Continued Examination and Response to office action filed on December 27, 2010. US Pat. No. 8,370,172 was issued February 5, 2013. 2. US Pat. Application. No. 12/966,720 Filing date: December 13, 2010 Status: The company received an office action and is preparing a response to the office action to be filed on or before April 7, 2013. The functional utility of this system is currently protected by the issued trade secret and by issued US Pat. No. 8,370,172 and this patent application and by US Pat. Application No. 13/759,007 filed February 4, 2013.

Additional patent applications for medical foods convenience-packed products are in the process of being written and filed. Specifically, Targeted Medical Pharma, Inc. has recently filed for three patent applications at the USPTO covering technology for stimulating in vivo differentiation of stem and progenitor cells for producing red blood cells, growth hormone, and testosterone. Specifically, these three patent applications cover compositions and methods for augmenting and sustaining amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells for producing red blood cells, growth hormone, and testosterone. Further, these three patent applications include additional disclosure covering other embodiments for stimulating in vivo differentiation of stem and progenitor cells to produce additional tissue and cell types. We are awaiting receipt of the examination results of these three patent applications from the USPTO, which we expect to receive with respect to each of the three applications on or before April 30, 2013.

Our Business Strategy

Our objective is to become a leading provider of solutions based on our patented therapeutic systems for improved patient outcomes and point-of-care tools designed to automate the physician’s work flow.

Our strategy to achieve this objective includes the following:

•	Accelerating sales of our medication management solutions through expansion of marketing efforts, conversion of traditional dispensing-only physician clients to the PDRx system and development of strategic alliances with physician practice management system vendors and managed care organizations.

•	Increasing customer utilization of our medication management products to enhance the patient care and practice revenue for physicians through a combination of quality customer service, physician and ancillary staff education and development of specific disease management solutions.

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Distinguishing Characteristics of Our Products and Services

•	Proprietary medical food and medical food convenience packs therapeutic systems

o	We sell nine core medical food products using patented technology that uses amino acids to produce and modulate neurotransmitters in specific diseases. Convenience packs contain a pharmaceutical and a medical food product as a therapeutic system.

•	Development of practice-specific formularies

o	Each medical practice is involved in the management of patients with specific diseases. A formulary of medical food products and pharmaceutical therapies is developed for specific individual medical practices.

•	Branded and generic pharmaceuticals

o	We manage the ordering, delivery, dispensing and tracking of branded and generic pharmaceuticals in each physician client’s practice.

•	PDRx medication management solutions

o	PDRx is our proprietary computer program used to facilitate and track dispensed medical food and drug products in a physician client’s practice. PDRx facilitates a physician client’s management of inventory and the dispensing physician is alerted to replenish products as necessary.

•	Claims processing to insurance payers on behalf of customer physicians

o	Complete Claims Processing Inc. (CCPI) is our wholly-owned subsidiary that manages the billing of our medical food and drug products to third party payers on behalf of a physician client or a physician client of a distributor utilizing CCPI’s billing and collection services.

•	Claims collection management

o	CCPI manages the collections on claims submitted to third party payers on behalf of a physician client or a physician client of a distributor utilizing CCPI’s billing and collection services.

•	Physician reporting and accounts receivable management

o	We submit a monthly report to each dispensing physician client that includes information about submitted claims and reimbursements received.

o	We provide physician client’s with electronic access to a drug knowledge database with comprehensive, up-to-date clinical and pricing information. This is important at point-of-care to determine what drugs and medical foods are covered under a specific insurance plan and the amount of co- payment and/or patient responsibility.

•	Physician and ancillary staff education

o	We maintain a Medical Science Liaison department to inform physician clients on the appropriate use of our medical food products and to teach ancillary staff the correct procedures for storing pharmaceutical products at the point-of-care site

•	Controlled substance reporting in California

o	In California all physicians who dispense Schedule II, Schedule III, and Schedule IV controlled substances must provide the dispensing information to the Department of Justice on a weekly basis through the Controlled Substance Utilization Review and Evaluation System (CURES). We track this dispensing history in our PDRx software and file the CURES report on behalf of the physician client.

Business Organization

We have three principal business operations, one of which is a wholly-owned subsidiary and two of which are divisions, organized as follows:

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Physician Therapeutics (PTL)

PTL is a division of our company and distributes proprietary medical foods and generic and branded pharmaceuticals to dispense in Arkansas, Alabama, Arizona, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Washington and Wisconsin, although the vast majority (84%) of our sales are in the state of California.

Laboratory Industry Services (LIS)

LIS is a division of our company and is certified by the Center for Medicare and Medicaid Services (CMS) as an “Independent Diagnostic Testing Facility” that performs the technical analysis of certain diagnostic procedures in both the clinical setting and as a Core Laboratory for research applications. Founded in 1996, LIS has developed proprietary software applications for measuring autonomic nervous system function. These systems have been used in the development of our products to provide measurable physiological end points that ensure safety and efficacy during product development. LIS represents less than 0.1% of TMP revenue.

Complete Claims Processing, Inc. (CCPI)

CCPI is our wholly-owned subsidiary. CCPI provides billing and collection services relating to our products on behalf of dispensing physician clients to private insurance, workers compensation and Medicare claims. CCPI bills for medical foods, generic pharmaceuticals and branded pharmaceuticals that PTL sells. Neither PTL nor CCPI produce generic or branded pharmaceuticals. CCPI bills for all products that have recognized and appropriately registered NDC numbers.

Background of Physician Dispensing of Pharmaceuticals

In a March 2009 study by Wolters Kluwer Pharma Solutions, Inc. found that the rate of unfilled prescriptions has increased, from both denials and abandonment. Health plan denials of commercial prescription claims in 2009 were 8.1% for new prescriptions and 4.2% for refills; denials of new brand name drug prescriptions (10.3% in 2009) were down 1.4% from 2008, but were up 22.5% since 2006 (denials are prescriptions that have been submitted to a pharmacy but rejected by a patient’s health plan). Abandoned prescriptions (those that are submitted to a pharmacy but are never picked up) as a percent of commercial prescription drug claims were 6.3% for new prescriptions and 2.6% for refills in 2009; for new brand name prescriptions, the abandonment rate was up 23% from 2008 and up 68% from 2006. Together, health plan denials and patient abandonment resulted in 14.4% of all new, commercial plan prescriptions going unfilled in 2009, up 5.5% from 2008. A 2009 study by Wolters Kluwer Pharma Solutions, Inc. found that the cost of drug-related morbidity, including poor adherence (not taking medication as prescribed by doctors) and suboptimal prescribing, drug administration, and diagnosis, is estimated to be as much as $289 billion annually, about 13% of total health care expenditures. The barriers to medication adherence are many: cost, side effects, the difficulty of managing multiple prescriptions, patients’ understanding of their disease, forgetfulness, cultural and belief systems, imperfect drug regimens, patients’ ability to navigate the health care system, cognitive impairments, and a reduced sense of urgency due to asymptomatic conditions. Wolters Kluwer Pharma Solutions, Inc., Pharma Insight 2009: Patients take More Power Over Prescription Decisions (March 2010).

Physician dispensing envisages a dual role for the physician - prescribing medication and dispensing medicines to patients at “point-of-care.” The conventional role of the physician is the prescription of medicine that is subsequently dispensed at a pharmacy. Although this physician-dispensing concept is currently being followed by a mere 10% of physicians in the country, it is gaining momentum because of the inherent benefits to both physicians and patients. A 1989 report by the Office of the Inspector General entitled “Physician Drug Dispensing, An Overview of State Regulation” indicated that approximately 5% of physicians in the United States dispensed drugs at the point of care. In a report entitled Physician Dispensing Market Overview, Knowledge Source Inc. estimates that the percentage of physicians selling prescription medication to their patients could grow from its current less than 10% to 25% in the next five to ten years. The benefits of point-of-care dispensing to physicians and patients are set forth below.

Until the early 20th century, pharmacists manufactured medications and physicians prescribed and dispensed them. The trend changed around early to mid 20th century, when physicians only prescribed medications, pharmaceutical companies manufactured them and pharmacists dispensed them. This trend seems to be changing once again. The practice of physician dispensing is gaining momentum because of its inherent advantages to both patients and physicians. It increases the physician’s revenue and makes it more convenient for patients, by providing them with a one-stop solution for their medical care.

Benefits of Physician Dispensing:

•	Increased Practice Revenue

•	Reduced Pharmacy Callback: In a March 2002 article in Pharmaceutical Executive entitled Tipping the Balance of Power With Digital Patient Information, Mary Johnston Turner cites a 1999 Institute of Medicine study that estimated that every pharmacy call-back cost physician practices $5 - $7 to pull and review the chart and return the call. With the average physician writing 30 prescriptions and handling approximately 30 requests for refills a day, the dollars add up quickly. Ms. Turner noted that, with only 15 call-backs per day that amounts to over $25,000 of expense. These costs and time losses can be reduced with physician dispensing.

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•	Improved Patient Care and Patient Compliance: Writing and dispensing errors will be reduced. The compliance rate of patients receiving prescriptions filled at the point-of-care and taking the medicines as directed will improve. The overall health care costs will be reduced with improved compliance. An article entitled “Medication Compliance Research: Still So Far to Go”, which was published in the Summer 2003 issue of the Journal of Applied Research, discusses how the active involvement of patients and physicians in the medication process can improve compliance. When the physician has first-hand knowledge of patient compliance with medications, modifications to drug regime can be made to reduce harmful drug side effects.

•	Reduction of Adverse Drug Events: Illegible writing of prescriptions, unclear abbreviations, unclear or inappropriate dosages, and unclear telephone/verbal orders cost primary care practices a large sum of money as overheads and these can be avoided with physician dispensing of medications. In a 2006 IOM Report entitled Preventing Medication Errors 2006, the authors indicated that, by writing prescriptions electronically, doctors and other providers can avoid many of the mistakes that accompany handwritten prescriptions, as electronic processing ensures that all the necessary information is provided and legible.

•	Increased Convenience: It is more convenient for the patients as they will not need to drive to the pharmacy and wait for dispensing of the prescription. Patients can receive their medication at the point-of-care with physician dispensing and save time spent on commuting and waiting at the pharmacy. This will be especially convenient for the disabled, elderly patients and parents with sick children.

•	Lower Cost Substitution: Since physicians are aware of the costs of different medications, they can make substitutions on-the-spot for needy patients, or if a particular medication is not available. Pharmacists on the other hand would have to call the physician and wait for the physician to call back to approve any change required. This loss of vital time can be avoided with physician dispensing.

In 44 out of 50 states in the U.S., physician dispensing of prescription drugs is legal subject to specified regulations. In six other states, there are restrictions on this practice and, in Utah, the restrictions are severe enough that, in practical terms, physician dispensing is effectively prohibited altogether. In September of 2010, Utah promulgated rules for revisions of their laws to allow for physician dispensing of approved drugs. Texas, New York and New Jersey have limitations on the number of units that may be dispensed at any one time. We believe that physician dispensing improves the health of patients and it increases the physician’s practice revenue. In addition, we believe overall healthcare costs for patients are reduced with higher compliance rates achieved through physician dispensing.

Medical Foods Products Industry Overview

The science of nutrition was long overlooked and underdeveloped and now has shown that the sick and elderly have special nutritional needs that cannot be met by traditional adult diets. Medical nutrition has emerged as an attractive segment in the food industry today.

Recent research has shown that a number of diseases are associated with metabolic imbalances and that patients in treatment have specific nutritional requirements. Some examples are osteoporosis and osteopenia, insomnia, IBS, and heart disease. Many older Americans have or will develop chronic diseases that are amenable to the “therapeutic,” dietary management benefits of medical foods. Medical foods help address these diseases and conditions in a drug-free way with food-based ingredients, yet are a medical product taken under supervision by a physician. The term “medical foods” does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for the patients who is seriously ill or who requires the product as a major treatment modality according to FDA regulations.

Medical foods consist of “natural” ingredients very similar to dietary ingredients used in supplements: vitamins, minerals, botanicals, and amino acids. They are the same constituents that occur naturally, but in a medical-foods formula are in concentrated, “therapeutic” amounts - beyond simply modifying or augmenting the diet. Medical foods are intended for a vulnerable population suffering from a particular chronic disease and so have special, extra-rigorous guarantees of safety. All ingredients must be GRAS (Generally Recognized As Safe) or be FDA-approved food additives. Medical foods are taken under the supervision of a physician who monitors and adjusts the food ‘dosage.’ In addition, under FDA guidelines and the one regulation, even though pre-market FDA approval is not required for a medical food, the official requirements and responsibilities for the manufacturer, in terms of safety, are greater than for supplements, including solid scientific support for the formula as a whole. For these reasons, medical foods have greater guarantees of efficacy than dietary supplements.

Dietary supplements are beneficial for maintaining good health, but cannot treat or even manage any disease or abnormal condition. Medical foods can help bridge the gap for older patients who may need more than supplements to stay healthy, but may not want to take prescription drugs, or add to the Rx or OTC drugs they are already taking. More and more information is available to MDs about medical foods and how to use them to help patients. Of note is a recent online piece written by Richard Isaacson, assistant professor of neurology and medicine at the University of Miami, Miller School of Medicine. In ‘Medical Foods: Overview of an Emerging Science,' Isaacson said, “Medical foods offer physicians an additional tool for approaching and managing various medical conditions. They can help improve the symptoms and/or slow the progression of a specific chronic condition, and they are complementary to approved pharmacologic therapies.” Isaacson concluded by saying medical foods “represent an entirely different scientific and medical approach to managing diseases.” Medical Foods Boom Along with Baby Boomers, Susan D. Brienza, Esq., Functional Ingredients, Feb. 28, 2010.

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Competition

According to Kalorama Information Services, the size of the medical foods market is uncertain and information about this market is primarily contained in the larger clinical nutrition market data. Competition in the clinical nutrition market is dominated by a handful of companies, ranging from global nutritional manufacturers to leading pharmaceutical companies. In the US a number of small companies have emerged to address specific areas of disease with prescription Medical Foods. These companies include Nestle Nutrition, PamLab LLC, Primus Pharmaceuticals Inc., Neptune Technologies & Bioresources Inc., Abbot Nutrition, and Accera Inc. The majority of competitive participation is in developed regions such as the United States, Western Europe, and Japan. However, many companies are expanding into less developed regions, intensifying competition in less tapped markets. China, for example, is among the expanding competitive regions as companies continue to break into the growing demand for clinical nutrition in new world markets. Companies highlighted in the study published in Clinical Nutrition Products: World Markets, 3rd Edition, include:

•	Abbott Laboratories

•	Baxter International

•	B. Braun

•	Danone

•	Fresenius Kabi

•	Mead Johnson

•	Nestle

•	PBM Products

•	Wyeth

We provide services in a segment of the healthcare industry that is highly fragmented and extremely competitive. Our actual and potential competitors in the United States and abroad may include major specialty pharmaceutical, biotechnology, packaged food and medical food companies such as Nestle Nutrition, PamLab LLC, Primus Pharmaceuticals Inc., Neptune Technologies & Bioresources Inc., Abbot Nutrition and Accera Inc. Many of our potential competitors have considerably greater financial, technical, marketing, research and other resources than we do, which may allow these competitors to discover important information and technology before we do. It is anticipated that competition will continue to increase due to such factors as increased consumer awareness and company publications. Our competitors may succeed in developing products that circumvent our technologies or product candidates. Also, our competitors may succeed in developing technologies or products that are more effective than those that will be developed by us or that would render our technology or product candidates less competitive or obsolete.

In addition, we are developing our product candidates to complement certain methods for treating various conditions. If those methods change, it is likely that the demand for our services and product candidates would significantly decline or cease altogether. The development of new or superior competing technologies or products, or a change in the methodology of treating the ailments that our products address, could affect our competitive position and harm our business. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

Additionally, several development-stage companies are currently making or developing product candidates that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the FDA or marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent us from commercializing product candidates.

We believe that there are no competitors in medication management that offer a comprehensive solution with ease of use, accessibility, information content and financial opportunity for physicians comparable to ours, especially the availability of patented medical food and medical food convenience-packs. In the emerging market for medical food products we have gained a competitive position due to our adherence to the letter of the statute that requires physician supervision and prohibits sales directly to the consumer. By promoting the PTL brand to physicians we have been able to establish a presence in the medical community. Our patented products and clinical trials have validated the clinical utility of medical foods as standalone products as well as an adjunct to pharmaceuticals in certain specified disease states.

The medical foods sector is a small part of the greater market for clinical nutrition products worldwide. Because we have strived to abide by and exceed the legal requirements for medical food marketing we have set ourselves apart from our competitors. We have constituted an active Medical Advisory Board that consists of practicing physicians well versed in scientific research methods. In addition, we have employed the services of Dr. Arline MacDonald, a nutrition scientist to write our product monographs. We have also conducted a series of independent controlled clinical trials to validate the efficacy of our products. The results of two of these trials have been published in peer reviewed medical journals. We believe that the only other medical food company that has performed this level of scientific validation is Accera Inc., a company specializing in neurodegenerative diseases that currently markets a single medical food product.

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To our knowledge, there is no other company in our industry that has created a complete solution for the dispensing, billing and collection of reimbursements from third party payers for point-of-care dispensed therapeutic agents. We sell medical foods, generic and branded drugs directly to the physician. The financial opportunity for practicing physicians is created when the physician acts as both the prescriber and the dispenser of drugs and medical foods. Other providers of these products to physicians depend upon the cash-and-carry model, where the patient pays for the product at the point of care and there is no insurance billing. By developing a system where we arrange for a contract between the dispensing physician and the insurance carrier, a mechanism for the patient and the physician is created to bill for products in the same manner that a pharmacy bills.

Reimbursement for Medical Food Prescriptions

Domestic reimbursement groups in the United States include cash customers, private insurance, Medicare, Medicaid and Workers’ Compensation insurance. We have obtained the billing codes, National Drug Codes (“NDC”) and Average Wholesale Prices (“AWP”) for both our medical food products and convenience-packed pharmaceutical products, which enable our products to be submitted for insurance reimbursement. The NDC is a unique product identifier used in the United States for drugs intended for human use. The Drug Listing Act of 1972 requires registered drug establishments to provide the Food and Drug Administration (FDA) with a current list of all drugs manufactured, prepared, propagated, compounded, or processed by it for commercial distribution. Drug products are identified and reported using the NDC. The NDC numbers and AWP pricing have been accepted by the registration authorities and are included in the listings of the major drug databases, including First DataBank, Medispan, Red Book and the FDA NDC database.

Private Insurance

The private insurance market covers most Americans who are employed along with their families.  Employers either provide insurance to their employees or individuals will purchase insurance from a variety of private companies including Blue Cross/Blue Shield, Aetna, Cigna, Anthem and others.  Pharmacy benefits are administered through PBM’s which are either part of the insurance company or administered through an independent company.  Each PBM maintains formularies which determine which products are covered and therefore eligible for payment. Some plans have “open formularies” which allow payment for most products including medical foods.  These are usually provided by either large employers or unions to their members.  If the pharmacy plan denies payment for the medical foods, the corresponding medical plan then can be billed for payment. Payment usually occurs within 30 days of billing and an increasing percentage of private insurance plans now pay for our medical foods

Medicare

Department of Health and Human Services data show that, as of February 16, 2010, approximately 41.8 million (90%) of the 46.5 million eligible Medicare beneficiaries, had drug coverage. The total number of beneficiaries in a Medicare Part D plans was 27.7 million (60%), including 17.7 million beneficiaries (38%) in stand-alone prescription drug plans and 9.9 million (21%) in Medicare Advantage drug plans. Another 14.2 million beneficiaries (31%) had coverage from either employer or union retiree plans including FEHB and TRICARE (8.3 million, or 18%) and drug coverage from the VA and other sources (5.9 million, or 13%). About 4.7 million Medicare beneficiaries (10%) had no drug coverage.

The Medicare Part D drug benefit shifted spending from the private sector and Medicaid to Medicare, making Medicare the nation’s largest public payer of prescription drugs (from 7% in 2005 to 60% in 2008). Medicare prescription drug spending as a share of total US prescription spending rose from 2% in 2005 to 22% in 2008. Medicare prescription drug spending totaled $52.1 billion in 2008, an increase of 13% over 2007.

Medicaid

Medicaid is the joint federal-state program that pays for medical assistance to 60 million low-income individuals and is the major source of outpatient pharmacy services to the nonelderly low-income population. Although prescription drugs is an optional service, all state Medicaid programs cover prescription drugs for most beneficiary groups, although there are important differences in state policies with regard to copayments, preferred drugs, and the number of prescriptions that can be filled. Since January 1, 2006, states have been required to make payments to Medicare to help finance Medicare drug coverage for those who are dually eligible for both Medicare and Medicaid. We currently intend to enter the Medicaid marketplace through our proprietary billing system provided by CCPI.

Workers’ Compensation

The workers’ compensation market operates differently than the Medicare and commercial insurance markets. Injured workers are covered, in general, by state-administered workers’ compensation policies. The workers may select their own physician. Initial claims for reimbursement of professional and prescription expenses can be paid within 45 days but many claims are subject to a long collection cycle that may last in excess of five years. CCPI maintains an active claims submission and collection department. In 2009, according to National Council of Compensation Insurance, the national premium for workers compensation carriers was $34 billion.

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While ultimate collectability of workers’ compensation claims is very high, most workers’ compensation claims are denied on first claim attempt and can take from 45 days to in excess of five years from the initial submission of a claim to collect. The initial denial begins a process of correspondence designed to clear denial objections, submission of workers’ compensation lien filings against insurer settlements on behalf of physicians and settlement hearings, which denial and appeal process is more thoroughly described elsewhere in this report. Approximately 25% of workers’ compensation claims are settled within one year of claim billed date and approximately 50% cumulatively are settled within four years of claim billed date. Due to the relatively short operating history of the Company in regard to the collection of workers’ compensation claims, we cannot predict how long it will take to collect claims outstanding in excess of four years. Furthermore, due to the uncertainty as to the timing and the amount of claims settlement and collections we do not recognize revenue until cash is received. For Workers’ Compensation and Hybrid Model customers cash received and revenue recognized in any given year is comprised of collections on claims from that year and all prior years. Approximately two-thirds of cash collected and revenue recognized in a given year for Workers’ Compensation and Hybrid Model customers is from claims filed in that year.

Highlights of Growth Strategy

We believe that we can grow our business using the following strategies:

•	Expand workers compensation marketplace first in California and then nationally.

•	Penetrate the large private insurance market nationally focusing on markets with substantial PPO and private markets.

•	Penetrate the Medicare marketplace, concentrating on patients with advantage plans and supplemental Medicare policies.

•	Penetrate the Medicaid marketplace which will become the largest patient population under Obama care.

•	Leverage proprietary technology to create, distribute, market, and provide insurance reimbursement for prescription products that encompass prescription medical food, convenience-packed pharmaceutical products and generic and branded drugs.

Our products are routinely reimbursed by third party payers such as private insurance, workers compensation and Medicare. Products are distributed primarily through dispensing physicians and selected pharmacies. In the physician dispensing environment revenues are redirected from reimbursement to pharmacies to the physician who is acting as both the prescriber and the dispenser of medical therapies.

•	Expand internal sales distributions and expand the Physician Office Distribution (POD) while adding mail-order pharmacies for physicians who do not wish to dispense

The POD channel sells directly to physicians, who profit by prescribing and dispensing medical foods products, convenience packs and generic and branded pharmaceuticals. Current pricing pressure on healthcare insurance reimbursements has made physicians extremely receptive to carrying our products, which, in addition to their therapeutic value and scientifically-validated efficacy, provide much desired additional income for the physician. We believe a large number of physicians do not want to directly dispense to patients but are receptive to prescribing side effect free medications through both mail-order pharmacies and conventional pharmacy distribution systems

•	Nursing Homes.

The Company entered into a distribution agreement in August 2011 with Kalisthenics, Inc., which agreement was amended in September 2011 that calls for an initial minimum annual purchase of $8 million of the Company’s medical food products for sale to nursing homes on an exclusive basis in California. The agreement has an initial term of five years and can be renewed for an additional five years. Exclusivity is contingent on the distributor meeting the annual minimum purchase amount. The product discounts specified in the agreement are contingent on timely payment for all products shipped and invoiced. If such payments are not made per terms specified in the agreement the discounts will not apply and product pricing will be based on the Company’s published average wholesale price (“AWP”). In November 2011 this agreement was assigned to JI Medical, Inc. (doing business as Ramat Medical). As to date, the minimum purchase amount per the agreement had not been met, but TMP has not exercised its rights under the contract to terminate exclusivity. The Company anticipates that the contract will perform once the enteral nutrition products are introduced in the second quarter of 2013 (for further explanation, see below).

On April 6, 2012, TMP entered into an agreement with Rx Meds LLC for sales of TMP products in Long Term Care facilities in 9 states: NY, NJ, CT, PA, MA, IL, OH, TX and FL. Rx Meds will act as exclusive independent brokers paid on a commission basis. Rx Meds commission is based on the price the product is sold, with a minimum net revenue to TMP after payment of all Medicare/Medicaid rebate fees and commissions. The agreement does not preclude distributors from selling product in the nine states to customers. Rx Meds may also work as brokers in other states with the exception of California, but on a nonexclusive basis. To date, payment by Medicare Part D has been delayed.  There is a cumbersome reimbursement process for non-covered Medicare drugs.  The Company is utilizing that system for obtaining approval of its products.  The Company’s success rate is approximately 50% of claims that have gone through the entire process.  Until this process is more consistent, the performance of the long term care contract will be delayed.

In addition, the Company is in final stages of completing prototype systems for the administration of the Company’s TCT technology as powdered forms without capsules. These products are designed for enteral nutrition through use of feeding tubes. These products will be dispensed per 100 calories and will be billed under part B Medicare. The Company anticipates introduction of these products in the second quarter of 2013. Existing codes and formulary price structures exist under part B Medicare. There are existing codes for the payment of powders in long term care facilities using feeding tubes.  The codes and prices are set and utilized by multiple other companies.  It is anticipated that the Company’s new version of powdered TCT products will not experience problems with Medicare Part D reimbursement.

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•	Military (Wounded Warriors, hospitals, VA).

TMP initiated a study involving military veterans who had served in the First and Second Gulf Wars and now suffer with post-traumatic stress syndrome (“PTSD”), a condition that has been difficult to treat. The study was an open label protocol looking at PTSD patients given Sentra am and Sentra pm. Primary and secondary outcomes used several standardized questionnaires, captured via an online platform. The study began upon enrollment in August, 2011. Twenty five subjects completed the study by December, 2011 and an interim analysis was performed. Patients showed a statistically significant improvement in all primary outcomes of a magnitude such that the safety monitoring committee for the study appointed by the Company stated that it was no longer ethical to withhold treatment because of the positive results. Publication of the study is pending.

In addition, the Company has initiated studies with the military joint command for use of the products within the active duty military. These protocols involve acute and chronic back pain. Narcotic use within the military is increasing because of these back pain syndromes and a side effect free back pain product would have substantial use within the military community. The protocols will be performed at Fort Bragg and Fort Hood. The Company has been approved for the federal fee schedule including both codes and pricing. A sales force is being established to market to establish veterans hospitals and active duty military hospitals.

•	Expand international sales through partners and distributors.

As of the date hereof, we have not made any international sales through partners and distributors. We currently market four products into Japan and have recently signed an exclusive distribution agreement for the sale of our proprietary products into the Middle East region.

•	Expand our reach into the PPO insurance and Medicare markets.

We have been heavily reliant on the worker’s compensation insurance market that provides reimbursement through both distributors and internally-managed physician accounts. Payment protocols under the workers compensation system delay payment up to five years or longer for reimbursement. The Medicare and private insurance markets generally reimburse in 20 to 60 days from the date that the bill is submitted, which would improve cash flow considerably. The market for patients with private insurance and Medicare is dramatically larger than the workers compensation market alone.

•	Clinical Trials.

As additional clinical trials are conducted to support the scientific basis of prescribing our products in conjunction with generic and branded pharmaceuticals we plan to demonstrate the ability to increase effectiveness, reduce total cost of treatment, and reduce the attenuation of drugs while reducing the dangerous side effects of some drugs. It is estimated that more than 130 convenience-packed products can be created based on current products. The patent application for convenience packed products cites 136 different variations. In 2010 we were awarded three grants under the U.S. Government’s Qualifying Therapeutic Discovery Project (QTDP) program established under Section 48D of the Internal Revenue Code. Our grant awards were specifically related to the applications submitted for our research and development efforts addressing the nutritional management of diseases with safe, therapeutic formulations sourced from bioactive compounds and co-administered with generic drugs.

The Andrews Research Institute is conducting a double-blind, placebo controlled, investigator initiated study on Theramine in patients after knee arthroscopy for chondroplasty, to determine if Theramine can reduce use of narcotics post-surgical intervention. Dr. Gabriel Halperin is near completion of an open label study of Percura in the treatment of peripheral neuropathy. An open-label study examining the efficacy of ESS-1818 in the treatment of chronic anemia has been initiated, with other trials contemplated for this product starting in the second quarter of 2013. Several other institutions have applied for investigator initiated grants in the areas of fibromyalgia, chronic pain, and migraine prevention which are being evaluated by the company at this time.

•	Enforcement of the Company’s patent on billing systems

In February 2013, the Company was issued patent number 8,370,172 that covers the use of the physician identification number NPI in conjunction with a unique physician’s identification number that allows billing by computer systems using these unique identification numbers. The Company is developing a plan for enforcement of this issued patent. The patent may cover a large percentage of the 10 billion prescriptions dispensed in the United States each year. The Company’s strategy will initially focus on physicians that directly dispense products to patients and those physicians’ billing companies.  Following this initial strategy, the Company may expand its enforcement to the other point-of-care physicians and billing systems.” The Company is exploring direct infringers who may have been knowingly violating the patent application during the post-publication timeframe. The size and scope of this business is currently under exploration. The patent covers dispensing of medical foods, convenience kits and pharmaceuticals as prescribed by point of care physicians.

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•	Stem cell related products

The Company has developed a nutrient-based system for stimulation of the bodies progenitor stem cell systems and filed patent applications for the general system and individual products. The initial products include stimulation of red blood cell progenitor cells, neurons, insulin producing progenitor cells and testosterone producing progenitor cells. The nutrient-based systems will be marketed as medical foods. The first initial prototype has been test marketed as a peripheral neuron stimulating system for use in diabetic neuropathy. Initial clinical trials have been performed. Two clinical trials have been performed in normal subjects for oral stimulation of red blood cells and progenitor red blood cells as measured by reticulocyte formation. A clinical trial is underway to assess red blood cell progenitor simulation in patients with chronic disease in including anemia of old age, AIDS and the anemia associated with malignancy. These products address large markets which are difficult to quantify at this time. The nutrient-based stimulation of stem cells does not require harvesting transformation and reinjection of transformed stem cells. The nutrient-based stimulation and transformation of stem cells contains an inhibitory off switch. It is anticipated that the red blood cell stimulating system will be available for marketing sometime in 2014.

Products and Services

Medical Foods

Medical foods are a distinct product category - different from both drugs and from dietary supplements - regulated by the FDA. The medical food category, defined by the Orphan Drug Act of 1988 and an FDA regulation, includes such criteria as: specially formulated, administered orally, with on-going physician supervision, and intended for patients with a disease or abnormal condition characterized by a distinctive nutritional requirement or metabolic imbalance. The precise statutory definition is as follows: “The term “medical food” means a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.”

The FDA’s May 2007 Guidance for Industry states “The term medical food is defined in section 5(b) of the Orphan Drug Act. The term ‘medical food’ does not pertain to all foods fed to sick patients. Medical foods are foods that are specially formulated and processed (as opposed to a naturally occurring foodstuff used in a natural state) for the patient who is seriously ill or who requires the product as a major treatment modality. Medical foods are only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis for, among other things, instructions on the use of the medical food.” [Emphasis added.]

Medical foods must make a documented claim for the dietary management of a particular disease or condition, based on meeting the particular nutritional requirements of a specific. A medical food may not be intended for a condition that may be addressed by merely a change in the diet, e.g., a gluten-free diet for gluten sensitivity. Because they are highly specialized foods - and not dietary supplements - they are not exempt from the GRAS requirements The term GRAS means Generally Recognized as Safe. It is a term that the FDA uses to designate ingredients for food as safe for use without further testing or review. The FDA maintains lists of such GRAS ingredients both the form and dose. Ingredients in Medical Foods must be GRAS. Accordingly, all the ingredients in PTL products must be GRAS. This is the basis for the FDA’s position that medical foods do not require pre-approval. In addition, it is the GRAS designation that substantially reduces the development cost of PTL products. The largest proportion of expenditures for drug development is used to estimate safety since proving safety depends on the relative risk i.e. 1 in 100 adverse rate versus 1 in 1,000,000. Finding a 1 in 1,000,000 adverse event is very expensive but necessary if 20,000,000 people will take the drug. The primary ingredients in PTL products are amino acids that are GRAS. Thus, all of their ingredients must either have GRAS status or be FDA-approved food additives. Medical foods currently marketed in the United States include products for inborn errors of metabolism and nutrient management of such conditions as healing from burns, osteoporosis, AIDS, and kidney disease. In some cases a medical food may provide the sole nutrient/ food for a patient (e.g., a throat cancer victim). Medical foods are administered both in hospitals and in clinical practice, out-patient settings.

We have developed proprietary medical food formulations based on our patented Targeted Cellular Technology, or TCT. The unifying foundation of our products is a focus on managing diseases and disorders caused in whole or in part by changes in nutritional requirements related to specific diseases that result in functional neurotransmitter depletion. These core medical food products are related to the production of the chemical messengers that are known as neurotransmitters. Neurotransmitters are intimately involved in the disease process and can be modulated through medically supervised nutritional management. Many pharmaceutical agents also operate through a neurotransmitter mechanism. Pharmaceutical agents act by blocking or manipulating neurotransmitter pathways, such as selective serotonin re-uptake inhibitors (SSRIs). Many diseases create accelerated utilization of certain nutrients that are not able to be replaced by the normal diet alone. Functional depletion of neurotransmitters is also associated with injury, prescription drug use, stress, and chemical exposure. Our medical foods are effective for the dietary management of such conditions by supplying the specific and distinctive nutrients that the patient needs.

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Medical foods do not require approval from the FDA before marketing, thereby reducing the entry cost significantly compared to pharmaceuticals using neurotransmitter mechanisms. We market our medical foods as prescription-only products, requiring a physician prescription. Our products cannot be marketed directly to consumers, but must - in contrast to over-the-counter products - have continuous physician supervision, which we enforce with our prescription-only labeling appellation, and sale and distribution only through physicians and pharmacies.

The manufacture of our medical foods is outsourced in its entirety to one manufacturer under a contract that was extended for an additional five years in December 2011. We currently market ten core medical food products listed below, each of which have a shelf life of three years.

Disease Management with Medical Foods
AppTrim	Metabolic Syndrome/ obesity
AppTrim-D	Metabolic Syndrome/obesity
GABAdone	Sleep Disorders associated with anxiety
Hypertensa	Hypertension
Lister-V	Viral infections
Sentra AM	Cognitive disorders/fatigue
Sentra PM	Sleep disorders associated with depression
Theramine	Pain disorders/Fibromyalgai
Trepadone	Osteoarthritis, joint disorders
Percura	Peripheral Neuropathy

Our product, Theramine accounted for more than 42% of sales in the year ended December 31, 2012 and 43% in the year ended December 31, 2011. Pain is a complex process that is mediated by neurotransmitters which transmit signals originating from a pain-inducing stimulus to specific centers in the brain where it is perceived. Pain is exacerbated by the presence of inflammation which increases sensitivity to pain-inducing stimuli. Patients with pain syndromes benefit from increased availability of the specific neurotransmitters involved in modulating the pain process complemented by antioxidants and anti-inflammatory agents that reduce inflammation. Theramine is formulated to provide specific neurotransmitters with well-defined roles in the modulation of pain and a blend of antioxidants, anti-inflammatory agents, and immunomodulators to moderate the effects of inflammation on the pain response.

Theramine provides neurotransmitters that address the pain cycle and the inflammatory cascade and target the neurotransmitters nitric oxide, GABA, serotonin and glutamate that have primary effects on inhibition of pain cycles. Theramine also targets the inflammatory cascade through the histidine/histamine axis, which provides anti-inflammatory ACTH release from the pituitary gland, with subsequent release of anti-inflammatory molecules. Theramine results in inhibition of the inflammatory cascade at its proximal portions. Thus, the complete cascade of the inflammatory systems is inhibited, including anti-inflammatory prostaglandins and T cell long-term inflammatory markers. NSAIDS such as ibuprofen, naproxen and Celebrex inhibit only prostaglandins.

In 2009, we completed a double-blind-controlled trial of patients with chronic established back pain. In this trial, Theramine was compared to naproxen both alone and with co-administration of the two agents. Theramine was shown to be more effective than naproxen in reducing back pain, and the two agents were better than naproxen alone. In addition, this trial showed that Theramine reduced the inflammatory marker C-reactive protein, while naproxen in low dose actually increased inflammatory markers. Reduction of back pain, using the Roland Morris index, was more than 76%, compared to no change with low dose naproxen.

The Company has recently completed a double blind controlled trial of Theramine and Ibuprofen in 128 patients with chronic established back pain. There were three groups randomly assigned treatment. The groups included ibuprofen 200 mg daily alone, Theramine two capsules twice daily and Theramine with ibuprofen. The study duration was 28 days per patient. Ibuprofen reduced back pain by 20%, Theramine by 60% and Theramine with ibuprofen by over 80%. Ibuprofen increased both C - reactive protein and interleukin-6 while Theramine reduced these inflammatory markers. Ibuprofen inhibited amino acid uptake reducing amino acid turnover while Theramine improved amino acid uptake. Ibuprofen treatment increased the need for increased amino acid administration while Theramine improved amino acid utilization. Ibuprofen increased the nutritional requirement of back pain syndromes.

These data indicate that Theramine is both a potent pain reduction agent and an inhibitor of inflammation. The double-blind placebo-controlled data show there is no significant side effects of Theramine. We also completed an analysis of gastrointestinal hemorrhage associated with Theramine administration. A significant complication of the use of non-steroidal anti-inflammatory agents such as naproxen and ibuprofen is gastrointestinal hemorrhage that are expensive to treat and can cause death. We have shown that in more than 63 million daily doses of Theramine alone or in combination with other pain agents such as non-steroidal anti-inflammatory agents there has not been a single reported case of gastrointestinal hemorrhage. The expected incidence of such events in this cohort would have been between 400 and 4000 gastrointestinal hemorrhages. The elimination or significant reduction of gastrointestinal hemorrhage when Theramine is used compared to use of non-steroidal anti-inflammatory agents such as naproxen and ibuprofen could significantly reduce health care costs.

In addition to Theramine, which is our leading product in terms of sale, the products Sentra PM and GABAdone that address chronic sleep disorders are second and third in terms of product sales. These two products elicit the production of serotonin, acetylcholine and GABA, the primary neurotransmitters responsible for the initiation and maintenance of sleep. The concentrations and proportion of the formula do not result in morning grogginess or memory loss common with the use of pharmaceutical sleep aids. A significant portion of Company sales arise from Sentra AM, a product that increases acetylcholine, the central neurotransmitter associated with alertness, cognitive function and memory. It is also a central neurotransmitter associated with amelioration of the symptoms of fibromyalgia.

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Convenience-Packed Products

We have developed 48 convenience-packed products consisting of medical foods formulations and generic pharmaceuticals, which physicians can prescribe and dispense together to optimize drug dosages and achieve a therapeutic effect, while reducing drug side effects and costs. A convenience-packed product is a box containing a 30-day supply of a generic pharmaceutical and a 30-day supply of a medical food product. The box is appropriately labeled and contains separate plain-English inserts providing patient information about the generic pharmaceutical and the medical food. An example of a convenience kit is a box that contains Theramine 90 capsules and a separate bottle of Naproxen 250mg 30 tablets, both representing a month’s supply of product, with two separate bottles in a single box.

We supply physician clients with the components of the convenience packs and they can dispense the components packaged together to their patients. We provide our physician clients an appropriately labeled box containing the medical food product and a package insert. The physician purchases the pharmaceutical and assembles the convenience pack at the time of dispensing. The PDRx system prints the box label and patient instructions.

Our convenience-packed products include therapies for pain syndromes, sleep disorders, hypertension, viral infections and metabolic syndrome. Three double blind controlled trials have been performed on these products with positive results showing that adjunctive therapy with a medical food product can reduce the drug dose while maintaining efficacy and reducing side effects the use of pharmaceutical agents co-administered with medical foods allows the physician to select the optimal dose of the pharmaceutical. These double blind controlled trials yielded positive results in the areas of chronic, established back pain and sleep disorders. In these trials, drug side effects were reduced at the low drug doses and the potential for gastrointestinal hemorrhage was also reduced when NSAIDS were used as part of the convenience pack with the medical food Theramine. The convenience packed drugs are within the FDA-approved label dose. These convenience packs are registered in the FDA National Drug Code (NDC) database and all convenience-packed products have been routinely reimbursed by third party payers.

The results of one of the Theramine trials have been in the American Journal of Therapeutics online in November 2010 and in print March 2012. A pharmacoeconomic analysis of Theramine versus NSAID’s was published in the Journal of Pharmacy Research in May 2012. The results of a trial on Sentra pm in the Journal of Central Nervous System Disease in April 2012. Publication of other trial results are planned for the near future.

The results of a clinical trial on a stand-alone medical food product, GABAdone, were published in American Journal of Therapeutics in the March/April 2010 issue in an article titled “A Randomized, Placebo-Controlled Trial of an Amino Acid Preparation on Timing and Quality of Sleep.”

The following table illustrates our 48 convenience packs.

CONVENIENCE PACK	INDICATION	MEDICAL FOOD	GENERIC DRUG	BRAND NAME OF DRUG (FOR REFERENCE PURPOSES ONLY)
1 Appbutamone	Metabolic Syndrome	AppTrim	bupropion	Wellbutrin
2 Appbutamone - D	Metabolic Syndrome	AppTrim - D	bupropion	Wellbutrin
3 Appformin	Metabolic Syndrome	AppTrim	metformin	Glucophage
4 Appformin - D	Metabolic Syndrome	AppTrim - D	metformin	Glucophage
5 Gabavale-5	Sleep a/o Anxiety	GABAdone	diazepam	Valium
6 Gabazolamine	Sleep a/o Anxiety	GABAdone	alprazolam	*Xanax
7 Gabazolpidem-5	Sleep a/o Anxiety	GABAdone	zolpidem	Ambien
8 Gabazolamine-0.5	Anxiety	GABAdone	alprazolam	*Xanax
9 Gabitidine	Sleep a/o Anxiety w/GI	GABAdone	ranitidine	Zantac
10 Gaboxetine	Sleep a/o Anxiety	GABAdone	fluoxetine	Prozac
11 Hypertenevide-12.5	Heart Failure/Hypertension	Hypertensa-90	carvedilol	Coreg
12 Hypertenipine-2.5	Hypertension	Hypertensa-90	amlodipine	Norvasc
13 Hypertensolol	Hypertension	Hypertensa-90	metoprolol	Lopressor

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14 Lytensopril	Hypertension	Hypertensa	lisinopril	Zestril
15 Lytensopril-90	Hypertension	Hypertensa-90	lisinopril	Zestril
16 Prazolamine	Muscle Spasms	Theramine	carisoprodol	Soma
17 Rimantalist	Viral Infection	Lister V	rimantadine	Flumadine
18 Senophylline	Cognitive Disorders	Sentra AM	theophylline	Quibron-T
19 Sentradine	Sleep a/o Depression w/GI	Sentra PM	ranitidine	Zantac
20 Sentraflox AM-10	Mood Disorders	Sentra AM	fluoxetine	Prozac
21 Sentralopram AM-10	Depression	Sentra AM	citalopram	Celexa
22 Sentravil PM-25	Sleep a/o Depression	Sentra PM	amitriptyline	Elavil
23 Sentrazolam AM-0.25	Anxiety/Mood Disorders	Sentra AM	alprazolam	*Xanax
24 Sentrazolpidem PM-5	Sleep a/o Depression	Sentra PM	zolpidem	Ambien
25 Sentroxatine	Sleep a/o Depression	Sentra PM	fluoxetine	Prozac
26 Strazepam	Sleep a/o Anxiety	Sentra PM	temazepam	Restoril
27 Therabenzaprine-60	Muscle Spasms	Theramine	cyclobenzaprine	Flexeril
28 Therabenzaprine-90	Muscle Spasms	Theramine	cyclobenzaprine	Flexeril
29 Therabenzaprine-90-5	Muscle Spasms	Theramine	cyclobenzaprine	Flexeril
30 Theracodeine-300	Pain	Theramine	codeine/acetaminophen	Tylenol #3
31 Theracodophen-Low-90	Pain	Theramine	hydrocodone/acetaminophen	Vicodin 5
32 Theracodophen-325	Pain	Theramine	hydrocodone/acetaminophen	Norco - 10
33 Theracodophen-650	Pain	Theramine	hydrocodone/acetaminophen	Lorcet
34 Theracodophen-750	Pain	Theramine	hydrocodone/acetaminophen	Vicodin ES
35 Therafeldamine	Inflammation and Pain	Theramine	piroxicam	Feldene
36 Therapentin-60	Nerve Pain	Theramine	gabapentin	Neurontin 300
37 Therapentin-90	Nerve Pain	Theramine	gabapentin	Neurontin 300
38 Theraprofen-60	Inflammation and Pain	Theramine	ibuprofen	Motrin 600
39 Theraprofen-90	Inflammation and Pain	Theramine	ibuprofen	Motrin 600
40 Theraprofen-800	Pain	Theramine	ibuprofen	Motrin
41 Theraproxen	Inflammation and Pain	Theramine	naproxen	Naprosyn
42 Theraproxen-90	Inflammation and Pain	Theramine	naproxen	Naprosyn
43 Theraproxen-500	Inflammation and Pain	Theramine	naproxen	Naprosyn
44 Theratramadol-60	Pain	Theramine	tramadol	Ultram
45 Theratramadol-90	Pain	Theramine	tramadol	Ultram
46 Trazamine	Sleep a/o Depression	Sentra PM	trazadone	Desyrel
47 Trepoxen-250	Osteoarthritis	Trepadone	naproxen	Naprosyn
48 Trepoxicam-7.5	OA/ Rheumatoid Arthritis	Trepadone	meloxicam	Mobic

PDRx Software Dispensing Program

We have developed a proprietary computer-based dispensing solution that facilitates physician dispensing, provides inventory control and regulatory reporting. The dispensed products include medical foods and generic pharmaceuticals. The proprietary system, “PDRx,” is based on a cloud computing system that directly communicates dispensing data from the physicians’ offices to our management servers. Cloud computing is a technology that uses the internet and central remote servers to maintain data and applications. Cloud computing allows businesses to use applications without installation and access files at any computer with internet access. This technology allows for much more efficient computing by centralizing storage, memory, processing and bandwidth while remaining in compliance with all laws and regulations relating to protected health information.

The PDRx cloud computing physician management system consists of two components: hardware consisting of a “Thin Client” network terminal, printer and bar code scanner, and PDRx, a proprietary software application that is administered from the Company’s servers.

Each physician purchases from us a “Thin Client” device directly connected to our servers. A “Thin Client” device is an internet portal terminal. It resembles a computer but has minimal memory and no hard drive. The “Thin Client” connects each physician to our central servers, on which all data concerning the physician’s dispensing and billing are kept. The PDRx software remains on Company servers and remains the property of the Company. These central servers are used to serve multiple clients such that a change in PDRx will be reflected immediately on all “Thin Client” devices. This system also allows information to be delivered directly to us for purposes of future sales and educational content. Each physician’s use of controlled substances is documented and reported to the Drug Enforcement Administration as required by law. No fee is charged for the use of the PDRx software. Although the Company derives no revenue from a physician client’s use of the PDRx software, it enables CCPI to more efficiently process claims on behalf of a physician client.

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A physician’s office can dispense a one-month supply of medications complete with dispensing label and patient instructions in approximately ten seconds. We have automatic surveillance programs that monitor physician dispensing rates and inventory. Using a max-min system, we can then generate a flag to physicians to reorder product as necessary.

Billing and Collections

CCPI is our wholly-owned subsidiary that provides billing and collection services relating to our products on behalf of dispensing physician clients to private insurance, Medicare, and workers’ compensation insurance. CCPI retains a percentage of all collections made for claims made on behalf of physicians in accordance with our billing services agreement and recognizes revenue upon collection of the claim. CCPI’s billing and collection services aid the physician in obtaining reimbursement for dispensed products. The physician is entitled to the residual amount of a claim after deducting CCPI’s fee and TMP’s product invoice. This business model allows physicians to participate in the revenue stream from dispensing of pharmaceuticals. Our billing system utilizes a combination of two unique identifying numbers and a computer recognition algorithm to bill third party payers on behalf of the physician. The following two patent applications for this process have been submitted:

1. US Pat. Application. No. 11/804,085 Filing date: May 17, 2007 Status: Request for Continued Examination and Response to office action filed on December 27, 2010. US Pat. No. 8,370,172 was issued February 5, 2013.

2. US Pat. Application. No. 12/966,720 (pending) Filing date: December 13, 2010 Status: The company received an office action and is preparing a response to the office action to be filed on or before April 7, 2013. The functional utility of this system is currently protected by trade secret and by issued US Pat. No. 8,370,172 and this patent application and by US Pat. Application No. 13/759,007 filed February 4, 2013.

On November 20, 2012 TMP entered into an agreement with Cambridge Medical Funding Group to assign physicians account receivables under California Workman’s Compensation. Subject to physician’s approval, Cambridge will pay 23% of California Work Comp Fee Schedule on all approved claims within 5 days of claim receipt. TMP will take the cost of product and billing fee out of the payment with the remainder, if any, remaining for the physician. After Cambridge has collected 38% of billed amounts, the remaining amount will be split 75/25 in favor of the physicians. TMP will withhold any further unpaid costs and the rest will go to the physician. Under this model, physicians will be paid on every dispense rather than having to wait until claims are paid. In addition, TMP is paid for all products within 2 weeks of the doctor dispensing product. Physicians have the option of remaining on the traditional physician managed model or switching to the new model. The Cambridge Medical Funding Group agreement allows for payment within 7-10 days for all products dispensed and billed for participating doctors in California Workman’s Compensation. The agreement between Cambridge Medical Funding Group and the Company contains a 30-day termination clause within the first 6 months that either party can exercise.  It is possible that either party may cancel the agreement, which could adversely affect the Company’s cash flow and revenue.

Diagnostic Testing

Laboratory Industry Services, a division of our company, is a certified “Independent Diagnostic Testing Facility” that performs the technical analysis of certain diagnostic procedures in both the clinical setting and as a physiologic laboratory for research applications. Founded in 1996, LIS has developed proprietary software applications for measuring autonomic nervous system function and assessment of cardiac risk from drugs that prolong the QT interval and thereby increase the risk of cardiac arrhythmia. In electrocardiography the QT interval is a measure of the time between the start of the Q wave and the end of the T wave in the heart's electrical cycle. In general, the QT interval represents electrical depolarization and repolarization of the left and right ventricles. A prolonged QT interval is a biomarker for ventricular tachyarrhythmias and a risk factor for sudden death. This measurement is used to determine drug safety.

These systems have been used in the development of our products to provide measurable physiological end points that ensure safety and efficacy. LIS provides services to clinicians, the pharmaceutical industry and governmental entities in research trials.

LIS receives insurance reimbursement from private insurance and Medicare specifically for the technical component of the analysis of each test when tests are performed for patients referred from clinical practice. When LIS contracts with research facilities, a set price is agreed upon prior to the start of each study reflecting the complexity and data analysis of each study. Recently, LIS has performed a large study for the Veteran’s Administration examining autonomic nervous system activity in Gulf War veterans. The result of a similar study performed by us on Gulf War I veterans was published in the American Journal of Medicine in October 2004. Revenues from the LIS division were insignificant in 2012 and 2011.

Generic and Branded Pharmaceutical Distribution Line

We introduced our generic and branded pharmaceutical distribution line in July of 2010 and now offer 151 generic products and seven branded products, which have shelf lives ranging from two to three years. Physician clients who dispense drugs at the point of care use a formulary of therapeutic agents that they utilize on a regular basis depending upon their medical specialty. The Company sells these drugs to the physicians who take the usual pharmacy markup and sell them to the patient. We increased the number of drugs that we provide in 2010 and added seven branded drugs for specialized use. According to an article entitled “ The Use of Medicines in the United States: Review of 2010 ” published in April 2011 by the IMS Health Inc., generic pharmaceuticals accounted for 78% of retail prescriptions in 2010, up from 63% in 2006. In addition, spending on branded pharmaceuticals fell .7% in 2010 while spending on generic pharmaceuticals rose 21.7%.

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The following is a glossary of certain industry terms used in the description of our business in this report.

Inflammation cascade: Inflammation is the end-result of these inflammatory responses comprised of various physiologic reactions occurring in the body in its response to an injurious agent (e.g. viruses, microbes, mechanical or chemical trauma, etc.). These reactions include proximal vasodilation while distal constriction of blood vessels, increased leukocytic migration and activity, seepage of plasma proteins, increased sensitivity to pain with the increased release of bradykinin, and other chemicals by specialized cells.

Inflammatory cascade through the histidine-histamine axis: The amino acid histidine is converted to the neurotransmitter histamine. In the brain, the histamine stimulates the pituitary gland to produce ACTH that initiates the cortisol anti-inflammatory initiator

The Oswestry Disability Index: This is a commonly used outcomes measurement tool for assessing the disabling effects of lumbar spinal disorders.

Roland-Morris Disability Questionnaire: This is a commonly used outcomes measurement tool for assessing the disabling effects of lumbar spinal disorders.

QT-Interval: In electrocardiography the QT interval is a measure of the time between the start of the Q wave and the end of the T wave in the heart's electrical cycle. In general, the QT interval represents electrical depolarization and repolarization of the left and right ventricles. A prolonged QT interval is a biomarker for ventricular tachyarrhythmias and a risk factor for sudden death. This measurement is used to determine drug safety.

Technology and Intellectual Property

Proprietary Technology

The proprietary Targeted Cellular Technology ® (“TCT”) platform allows reduced concentrations of amino acids to generate effective amounts of nerve and brain cell messengers, known as neurotransmitters, to target specific cells in the body to optimize cell function. Amino acids are the building blocks of protein that allow the body to produce these neurotransmitters that regulate most bodily functions. Increasing the body’s own neurotransmitter production allows for improved sleep function, improved cognitive function, mitigation of pain, blood pressure regulation, improved lung function, appetite regulation and amelioration of complex medical syndromes with minimal potential for adverse effects. Our medical food products have effects similar to drugs in addressing the specific accelerated nutritional requirements of diseases. These products can be administrated alone or with traditional pharmaceuticals under medical supervision. Six years of clinical use and three double blind clinical trials have demonstrated that the adjunctive use of a medical food product with a traditional pharmaceutical can provide optimum drug dose that conforms to the lowest FDA labeled dose. We have received six patents on the TCT process, one on the CCPI claims billing and processing of medication claims by point-of-care physicians technology, and nine pending patent applications covering our TCT technology and CCPI claims billing and processing of medication claims by point-of-care physicians technology, and we maintain trademarks, trade secrets, and proprietary methods, as further set forth below.

Patents

The nutrient-based and pharmaceutical product development process involves extensive trade secrets and pending and issued patent protections. The patents related to the Targeted Cellular Technology platform were assigned from the inventors, Elizabeth Charuvastra, RN and William Shell M.D., who are also, respectively, former Chairman of our Board of Directors and our Chief Executive Officer.

The Company filed three patent applications at the USPTO covering technology for stimulating in vivo differentiation of stem and progenitor cells for producing red blood cells, growth hormone, and testosterone. Specifically, these three patent applications cover compositions and methods for augmenting and sustaining amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells for producing red blood cells, growth hormone, and testosterone. Further, these three patent applications include additional disclosure covering other embodiments for stimulating in vivo differentiation of stem and progenitor cells to produce additional tissue and cell types. Additionally, the Company has recently filed a continuation patent application claiming benefit to the original CCPI claims billing and processing of medication claims by point-of-care physicians patent application to seek allowed claims for additional systems and methods directed to this technology. Further, the Company has recently filed a pending patent application covering additional embodiments of the CCPI claims billing and processing of medication claims by point-of-care physicians technology. This patent application claims priority benefit to the recently issued patent technology contained in issued US Pat. No. 8,370,172.

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We currently own, or have exclusive rights to, the following issued patents and pending patent applications:

Pat. No./App. Serial No.	Title	Owner	Product(s)/Product Candidate(s)	Expiration
7,674,482 (USA)	Method and compositions for potentiating pharmaceuticals with amino acid based medical foods	Targeted Medical Pharma, Inc.	Medical foods for producing acetylcholine and serotonin for improved sleep	3/22/2026
7,601,369 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing epinephrine and norepinephrine neurotransmitter activity	8/27/2022
7,595,067 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for stimulating nitric oxide production and white blood cell production for improved antiviral activity	8/27/2022
7,582,315 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing serotonin neurotransmitter activity	8/27/2022
7,585,523 (USA)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing acetylcholine neurotransmitter activity	8/27/2022
8,370,172 (USA)	System and method for submitting medication claims by point-of-care physicians	Targeted Medical Pharma, Inc.	CCPI claims billing and processing of medication claims by point-of-care physicians	4/2/2032
4719832 (Japan)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Composition for stimulating nitric oxide production and white blood cell production in order to produce antiviral activity	8/18/2023
03791695.4 (Europe pending)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing neurotransmitter activity	N/A (1)
2010-79658 (Japan pending)	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Omnibus claim commensurate with specification	N/A (2)
07753759.5 (Europe pending)	Method and compositions for potentiating pharmaceuticals with amino acid based medical foods	Targeted Medical Pharma, Inc.	Composition for use in a method for the treatment of viral infections by stimulating nitric oxide and white blood cell production	N/A (3)
2009-501565 (Japan pending)	Method and compositions for potentiating pharmaceuticals with amino acid based medical foods	Targeted Medical Pharma, Inc.	Medical food for enhancing neurotransmitter activity	N/A (4)

Pat. No./App. Serial No.	Title	Owner	Product(s)/Product Candidate(s)	Expiration
12/966,720 (USA pending)	System and methods for submitting medication claims by point-of-care physicians	Targeted Medical Pharma, Inc.	CCPI claims billing and processing of medication claims by point-of-care physicians	N/A(5)
13/759,007 USA pending)	System and methods for submitting medication claims by point-of-care physicians	Targeted Medical Pharma, Inc.	CCPI claims billing and processing of medication claims by point-of-care physicians	N/A(6)
2003/025955 PCT	Composition and method to augment and sustain neurotransmitter production	Targeted Medical Pharma, Inc.	Method for enhancing acetylcholine neurotransmitter activity. Method for enhancing epinephrine and norepinephrine neurotransmitter activity. Method for enhancing serotonin neurotransmitter activity.	N/A (7)
2007/007157 PCT	Composition and method for potentiating pharmaceuticals with amino acid based medical foods	Targeted Medical Pharma, Inc.	Medical foods for producing acetylcholine and serotonin for improved sleep.	N/A (8)
13/115,963 (USA pending)	Composition and Method to Augment and Sustain Amino Acid Delivery for Stimulating In Vivo Differentiation of Stem and Progenitor Cells	Targeted Medical Pharma, Inc.	Products to augment and sustain amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells to produce red blood cells.	N/A (9)
13/115,965 (USA pending)	Composition and Method to Augment and Sustain Amino Acid Delivery for Stimulating In Vivo Differentiation of Stem and Progenitor Cells	Targeted Medical Pharma, Inc.	Products to augment and sustain amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells to produce growth hormone.	N/A (10)

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13/115,967 (USA pending)	Composition and Method to Augment and Sustain Amino Acid Delivery for Stimulating In Vivo Differentiation of Stem and Progenitor Cells	Targeted Medical Pharma, Inc.	Products to augment and sustain amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells to produce testosterone.	N/A (11)
2012/ PCT	Composition and Method to Augment and Sustain Amino Acid Delivery for Stimulating In Vivo Differentiation of Stem and Progenitor Cells	Targeted Medical Pharma, Inc.	Products to augment and sustain amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells to produce red blood cells.	N/A(12)
2012/ PCT	Composition and Method to Augment and Sustain Amino Acid Delivery for Stimulating In Vivo Differentiation of Stem and Progenitor Cells	Targeted Medical Pharma, Inc.	Products to augment and sustain amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells to produce growth hormone.	N/A(13)
2012/ PCT	Composition and Method to Augment and Sustain Amino Acid Delivery for Stimulating In Vivo Differentiation of Stem and Progenitor Cells	Targeted Medical Pharma, Inc.	Products to augment and sustain amino acid delivery for stimulating in vivo differentiation of stem and progenitor cells to produce testosterone.	N/A(14)

(1)	The Company’s foreign counsel in Europe report that the patent application is in good order, but that they are unable to provide a timeframe for the examination of this patent application at this time.

(2)	The Japanese Patent Office (“JPO”) has issued an office action at this time and it is being translated presently. A response will be timely filed.

(3)	The Company’s foreign counsel in Europe report that the patent application is in good order, but that they are unable to provide a timeframe for the examination of this patent application at this time.

(4)	The Japanese Patent Office (“JPO”) has issued an office action at this time and it is being translated presently. A response will be timely filed.

(5)	A request to reconsider current USPTO decision will be filed by April 7, 2013. This patent application contains method claims relating to the CCPI claims billing and processing of medication claims by point-of-care physicians technology.

(6)	This patent application was filed on February 4, 2013 and is a continuation patent application of the issued parent patent application (U.S. Pat. No. 8,370,172). It contains computer system and method claims that claim priority to the parent patent application. It also claims priority benefit to the parent patent application filing date.

(7)	This PCT patent application is abandoned. All desired national and regional patent applications claiming benefit to this PCT patent application have been filed and are listed above.

(8)	This PCT patent application is abandoned. All desired national and regional patent applications claiming benefit to this PCT patent application have been filed and are listed above.

(9)	The Company expects to receive a communication from the USPTO on or before April 30, 2013

(10)	The Company expects to receive a communication from the USPTO on or before April 30, 2013

(11)	The Company expects to receive a communication from the USPTO on or before April 30, 2013

(12)	PCT patent application including claims of pending US Patent Application No. 13/115,963. National and/or regional phase patent applications to be filed based on this PCT patent application by November 25, 2013.

(13)	PCT patent application including claims of pending US Patent Application No. 13/115,965. National and/or regional phase patent applications to be filed based on this PCT patent application by November 25, 2013.

(14)	PCT patent application including claims of pending US Patent Application No. 13/115,967. National and/or regional phase patent applications to be filed based on this PCT patent application by November 25, 2013.

Trademarks

We utilize trademarks on all current products and believe that having distinguishing marks is an important factor in marketing our products. Currently, we have nine U.S. registered trademarks on the principal register at the United States Patent and Trademark Office (“USPTO”) and we have two common law trademarks. These marks are listed below. We believe that having distinctive marks for any additional products that we develop will also be an important marketing characteristic. We have not sought any foreign trademark protection for our products or product candidates at this time. U.S. trademark registrations generally are for fixed, but renewable, terms.

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We currently own, or have exclusive rights to, the following registered trademarks:

Registered Trademarks

Registration No./ Serial No.	Mark	Owner	Product(s)/Product Candidate(s)
3010777	TARGETED CELLULAR TECHNOLOGY	Targeted Medical Pharma, Inc.	Medical foods for enhancing neurotransmitter production
3053172	PHYSICIAN THERAPEUTICS	Targeted Medical Pharma, Inc.	Medical foods
3156064	APPTRIM	Targeted Medical Pharma, Inc.	AppTrim-D
3515912	THERAMINE	Targeted Medical Pharma, Inc.	Theramine
3569823	SENTRA AM	Targeted Medical Pharma, Inc.	Sentra AM
3569826	SENTRA PM	Targeted Medical Pharma, Inc.	Sentra PM

Registration No./ Serial No.	Mark	Owner	Product(s)/Product Candidate(s)
3569829	HYPERTENSA	Targeted Medical Pharma, Inc.	Hypertensa
3569820	TREPADONE	Targeted Medical Pharma, Inc.	Trepadone
3569818	GABADONE	Targeted Medical Pharma, Inc.	GABAdone
85/497,368	APPTRIM	Targeted Medical Pharma, Inc.	AppTrim-D

We currently own, or have exclusive rights to, the following common law trademarks:

Common Law Trademarks

Mark	Owner	Product(s)/Product Candidate(s)
PHYSICIAN THERAPEUTICS	Targeted Medical Pharma, Inc.	Wholesale distributorships featuring dietary supplements and medical foods; Wholesale distributor of medical foods and convenience packs
	Targeted Medical Pharma, Inc.	Wholesale distributor of medical foods and convenience packs

Copyrights

We have developed a number of properties that we believe qualify for exclusivity in terms of the U.S. Copyright Act, among them:

Software Programs

☐	Digital Echocardiogram Annotation & Automated Reporting: A proprietary program for annotating measurements of the heart from echocardiogram video tapes. Program contains automated transfer to patient specific reports. This program is used internally and not licensed.

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☐	TheoX: A proprietary program that analyzes distribution of QT interval and heart rate variability data over a 24-hour period. The program is designed to assess risk of potential for lethal cardiac arrhythmias using prolongation of the QT interval as a marker. Used to assess drug safety and contains an automated report system with enhanced graphic images of the EKG. This program is used internally and not licensed.

☐	Taos: A proprietary program for annotation of 12-lead electrocardiographic data to measure QT and JT intervals retrospectively. Used internally by Laboratory Industry Services to provide core laboratory services.

☐	Lifestyles Obesity Management Software Program: A proprietary program for MS Word that allows physicians to calculate an individual patient’s time to goal weight with a daily calorie prescription to achieve the goal. The program generates a printed report to be provided to the patient and is used in conjunction with the Lifestyles Patient Workbook. This program is distributed to physicians who use our obesity management product, AppTrim .

☐	PDRx : PDRx is a proprietary computer system to facilitate point-of-care dispensing in the physician client’s office. The system is a cloud-based system using Citrix interfaces, Hewlett Packard terminals and Microsoft cloud computing software. The dispensing program resides on our virtual servers and is distributed to physicians through virtual desktops using a Citrix system The program operates on a thin client portal, which is a small computer in the physician client’s office dedicated to the PDRx system and allows physicians to dispense medications in their office, track inventory, initiate orders, initiate insurance claims, provide reports to regulatory authorities and manage receivables through our servers. The servers including the virtual servers are located in a hardened datacenter with co-location to our central servers. The co-location of mirrored servers at a dedicated and secured data site provides redundancy and security of dispensing data.

☐	CCPI Software: A computer system for initiating, managing and transmitting claims relating to our products to insurance companies. This program has extensive reporting mechanisms for physicians and distributors.

Publications

☐	Lifestyles Patient Workbook: Lifestyles Patient Workbook distributed to patients by the physician for use in conjunction with Lifestyles Obesity Management Software Program. This publication is in binder format and contains educational materials related to dietary choices, exercise choices, sample menus, and recipes. Also included is a daily food intake and daily exercise record that is designed to allow the physician to examine a patient’s daily diet.

☐	Product Monographs: Each of our products is backed by a detailed product monograph created by clinicians and food scientists that outlines the accelerated nutritional requirements of a particular disease or condition. Extensive peer reviewed references from the published medical and scientific literature are cited.

Billing and Collections

CCPI is our wholly-owned subsidiary that provides billing and collection services relating to our products on behalf of dispensing physician clients to private insurance, Medicare, and workers’ compensation insurance. CCPI retains a percentage of all collections made for claims made on behalf of physicians in accordance with our billing services agreement and recognizes revenue upon collection of the claim. CCPI’s billing and collection services aid the physician in obtaining reimbursement for dispensed products. The physician is entitled to the residual amount of a claim after deducting CCPI’s fee and TMP’s product invoice. This business model allows physicians to participate in the revenue stream from dispensing of pharmaceuticals. Our billing system utilizes a combination of two unique identifying numbers and a computer recognition algorithm to bill third party payers on behalf of the physician. The following patent and pending patent applications for this technology have been filed or issued:

1.	US Pat. No. 8,370,172; Issue date: February 5, 2013.

2.	US Pat. Application. No. 12/966,720 (pending); Filing date: December 13, 2010; Status: A request to reconsider current USPTO decision will be filed by April 7, 2013. This patent application contains method claims relating to the CCPI claims billing and processing of medication claims by point-of-care physicians technology. The functional utility of this system is currently protected by the issued trade secret and by issued US Pat. No. 8,370,172 and this patent application and the following patent application.

3.	US Pat. Application No.: 13/759,007; Filing date: February 4, 2013; Status: Recently filed and awaiting first communication from USPTO. This patent application contains method claims relating to the CCPI claims billing and processing of medication claims by point-of-care physicians technology.

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Medical Foods Manufacturing and Sources and Availability of Raw Materials

We outsource the manufacturing of our medical food products to a cGMP registered producer, Arizona Nutritional Supplements (ANS), under an exclusive contract that automatically renewed for an additional five years in December 2011 and will now expire in December 2016. We have vetted a second manufacturing facility and have determined that we could readily transfer manufacturing without a significant disruption in the business in the event that there is a disruption at our current manufacturing facility. cGMP refers to the current Good Manufacturing Practice Regulations promulgated by the US Food and Drug Administration (FDA) under the authority of the Food, Drug, and Cosmetic Act of 1938. These regulations, which have the force of law, require that manufacturers, processors, and packagers of drugs, medical devices, some food, and blood take proactive steps to ensure that their products are safe, pure, and effective. cGMP regulations address issues including recordkeeping, personnel qualifications, sanitation, cleanliness, equipment verification, process validation, and complaint handling. Currently, we provide the manufacturer with a formula and manufacturing specifications. ANS sources and purchases raw ingredients and manufactures the products to our specifications. All raw materials are subject to rigorous testing at the time of acquisition and during the manufacturing process for purity. Stability testing is also performed by the manufacturer. Products are then shipped to the distribution center.

The raw materials used in the manufacture of our medical foods are primarily amino acids, which are used in multiple products and are readily available from various sources. Small amounts of botanicals are used in formulations as co-factors. The raw ingredients for our medical foods are sourced from multiple vendors and we have not experienced any shortages in these materials.

Research and Development

We develop candidate formulas for potential medical food products in a process that involves extensive translational research of the existing medical and scientific literature and their applicability to various diseases. We have developed a database that contains in excess of 150,000 peer-reviewed published articles, which we have extracted from various national and international databases and identified as useful in our process of commercializing developments in neuroscience over the past 30 years.

With the database as the basis for formula development, our team of scientists then develops formulas and manufactures prototypes that undergo laboratory testing for safety and efficacy. One of our strengths is the selection of appropriate and relevant testing methodologies. Once a prototype has been created, a small batch is produced and crossover clinical trials are then performed to assess the ability of the new product to produce neurotransmitters using physiologic endpoints. Double blind controlled trials are then performed. The clinical trials are outsourced to an independent contract research organization (CRO) that identifies and contracts with independent sites throughout the United States that gather appropriate data. Our Scientific Advisory Board reviews data analysis and supervises writing and publication of trial results. All clinical trials are performed with independent Institutional Review Board (IRB) approval. In addition, all trial protocols are submitted to the FDA for review. However, the FDA does not routinely review the submitted protocols because medical foods and the related studies do not require FDA pre-approval and our products are comprised of ingredients that have been categorized by the FDA as GRAS (i.e., generally recognized as safe).

While there is no pre-approval mechanism at the FDA for medical food products, all such products must have validation of their effectiveness prior to being marketed. Because all medical food products are required to contain ingredients that are GRAS, there are no safety testing requirements. We validate the effectiveness of our products by clinical testing, including double blind, randomized clinical trials.

We file patents for new inventions through our scientists. We also publish both peer-reviewed and internally-generated publications. There are seven pending patent applications including five using TCT technology and two pending patent applications on the billing process. The five pending patent applications using TCT technology are foreign applications to extent the intellectual property protection beyond the United States where these five patents have already been issued.

Our research and development includes performance of early clinical studies and double blind placebo controlled trials. (Studies on therapeutic treatments for pain in human subjects do not permit IRB approval for the use of a placebo arm in clinical trials due to ethics considerations). We maintain an in-house research staff and outsource double-blind trials to an independent clinical research organization. All clinical trials are performed in the United States.

Sales and Marketing

We distribute products through a network of distributors and an internal sales force that sells products directly to dispensing physician clients. There are currently 15 distributors and six Hybrid customers selling our products to their networks and nine internal sales representatives who sell directly to physicians. Physicians purchase products from PTL for dispensing directly to their patients. Physician Therapeutics also distributes generic and branded pharmaceuticals to physicians in 30-day prepack units that it purchases from wholesalers. This process is referred to as “point-of-care dispensing.” We believe that physicians find these solutions attractive because incorporating these systems into their office work flow can increase efficiency and profitability for the practice, reduce medication errors, improve patient compliance and improve the quality of patient care by reducing drug side effects.

Our propriety dispensing system, PDRx, allows physicians to dispense prescription products and generic pharmaceuticals directly to patients using the hardware and software provided in the PDRx system rather than by the patient taking a paper prescription to a pharmacy. In addition, physicians can elect to utilize CCPI’s billing and collection services relating to our products to collect reimbursement from private insurance, workers’ compensation or Medicare.

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BUSINESS MODEL

Revenue Models

TMP markets medical foods and generic and branded pharmaceuticals through employed sales representatives and independent distributors. Product sales are invoiced upon shipment at Average Wholesale Price (“AWP”), which is a commonly used term in the industry, with varying rapid pay discounts, under four models: Physician Direct Sales, Distributor Direct Sales, Physician Managed and Hybrid.

Revenue Recognition:

Under the following revenue models product sale revenues are recognized upon shipment:

•	Physician Direct Sales Model; and

•	Distributor Direct Sales Model.

Due to substantial uncertainties as to the timing and collectability of revenues derived from our Physician Managed and Hybrid models described below, which can take in excess of five years to collect, we have determined that these revenues did not meet the criteria for recognition in accordance with ASC 605, Revenue Recognition. These revenues are therefore required to be recorded when collectability is reasonably assured, which the Company has determined is when the payment is received.

•	Physician Managed Model; and

•	Hybrid Model.

In the years ended December 31, 2012 and December 31, 2011, the Company issued billings (net of applicable discounts) to Physician Managed and Hybrid model customers aggregating $13.1 million and $16.2 million respectively, which were not recognized as revenues or accounts receivable in the accompanying consolidated financial statements at the time of such billings. Direct costs associated with these billings and billings to our direct and distributor customers are expensed as incurred in each reporting period. Direct costs associated with all billings aggregating $1.31 million and $1.25 million, were expensed in the accompanying consolidated financial statements at the time of such billings. However, in accordance with the revenue recognition policy described above, the Company recognized revenues from certain of the Physician Managed and Hybrid model customers when cash was collected aggregating $4.4 million and $4.8 million in 2012 and 2011, respectively. Revenue recognized in any given year is comprised of cash received on all claims settled in that year regardless of the year in which the customer was billed or the claim originated. As of December 31, 2012 and December 31, 2011 the Company had unrecognized revenue and unrecognized accounts receivables from its Physician Managed and Hybrid model customers totaling $34.4 million and $27.0 million respectively, which are not reflected in the accompanying consolidated balance sheet as of such dates.

CCPI receives no revenue in the physician direct or distributor direct models because it does not provide collection and billing services to these customers. In the Physician Managed and Hybrid models, CCPI has a billing and claims processing service agreement with the physician. That agreement includes a service fee defined as a percentage of collections on all claims. Because fees are only earned by CCPI upon collection of the claim and the fee is not determinable until the amount of the collection of the claim is known, CCPI recognizes revenue at the time that collections are received.

No returns of products are allowed except products damaged in shipment, which has been insignificant.

The rapid pay discounts to the AWP offered to the physician or distributor vary based upon the expected payment term from the physician or distributor. The discounts are derived from the Company’s historical experience of the collection rates from internal sources and updated for facts and circumstances and known trends and conditions in the industry, as appropriate. As described in the models above, we recognize provisions for rapid pay discounts in the same period in which the related revenue is recorded. These rapid pay discounts, have typically ranged from 40% to 88% of Average Wholesale Price and we have monitored our experience ratio periodically over the prior twelve months and have made adjustments as appropriate.

On November 20, 2012 TMP entered into an agreement with Cambridge Medical Funding Group to assign physicians account receivables under California Workman’s Compensation. Subject to physician’s approval, Cambridge will pay 23% of California Work Comp Fee Schedule on all approved claims within 5 days of claim receipt. TMP will take the cost of product and billing fee out of the payment with the remainder, if any, remaining for the physician. After Cambridge has collected 38% of billed amounts, the remaining amount will be split 75/25 in favor of the physicians. TMP will withhold any further unpaid costs and the rest will go to the physician. Under this model, physicians will be paid on every dispense rather than having to wait until claims are paid. In addition, TMP is paid for all products within 2 weeks of the doctor dispensing product. Physicians have the option of remaining on the traditional physician managed model or switching to the new model. The Cambridge Medical Funding Group agreement allows for payment within 7-10 days for all products dispensed and billed for participating doctors in California Workman’s Compensation. The agreement between Cambridge Medical Funding Group and the Company contains a 30-day termination clause within the first 6 months that either party can exercise.  It is possible that either party may cancel the agreement, which could adversely affect the Company’s cash flow and revenue.

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Allowance for doubtful accounts:

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances.  Currently accounts receivable are comprised totally of amounts due from our distributor customers and receivables for our PDRx equipment. The carrying amounts of accounts receivable are reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected.  We individually reviews all accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected.  We provide for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after we have used reasonable collection efforts will be written off. Based on an assessment as of December 31, 2012 of the collectability of invoices 120 days or more past their due dates we established an allowance for doubtful accounts of $215,346.

Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician client and deducts the CCPI fee and product invoice amount from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client . Extended collection periods are typical in the workers compensation industry with payment terms extending from 45 days to in excess of five years. Approximately 25% of workers’ compensation claims are settled within one year of claim billed date and approximately 50% cumulatively are settled within four years of claim billed date. Due to the relatively short operating history of the Company in regard to the collection of workers’ compensation claims, we cannot predict how long it will take to collect claims outstanding in excess of four years. Furthermore, due to the uncertainty as to the timing and the amount of claims settlement and collections we do not recognize revenue until cash is received. For Workers’ Compensation and Hybrid Model customers cash received and revenue recognized in any given year is comprised of collections on claims from that year and all prior years. Approximately two-thirds of cash collected and revenue recognized in a given year for Workers’ Compensation and Hybrid Model customers is from claims filed in that year.

The physician remains personally liable for purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician along with the claims receivable that result from sales of the products. CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician. As described above, due to uncertainties as to the timing and collectability of revenues derived from these models, revenue is recorded when payment is received therefore no allowance for doubtful accounts is necessary.

In addition to the bad debt recognition policy above, it is also TMP’s policy to write down uncollectible loans and trade receivables when the payer is no longer in existence, is in bankruptcy or is otherwise insolvent. In such instances our policy is to reduce accounts receivable by the uncollectible amount and to proportionally reduce the allowance for doubtful accounts.

A la carte Goods and Services

PTL and CCPI also offer some a la carte goods and services to physicians under all the above described models, such as computer hardware and software that assist in dispensing and billing and other services relating to contracting and business management. These goods and services account for a small percentage of the Company’s overall revenue and business operations.

U.S. Distribution

There are currently 15 distributors and six Hybrid customers selling our products to their networks and nine internal sales representative employees who sell directly to physicians. The initial sales of our products were in the California workers compensation market.

Our sales currently are primarily in California, but we also sell to physicians and distributors in Arkansas, Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Montana, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Washington and Wisconsin, although the vast majority (84%) of our sales are in the state of California. The Company has a small presence in each of these states and is actively marketing through either distributors or sales representatives in these states. Marketing efforts entail distribution of updated medical food education materials and product sheets, both in hard copy and online. These materials focus on specific products and discuss context-specific use with accompanying support materials. The Company distributes this information at professional conferences, through direct mail materials, to pain and rehabilitation specialists, sleep centers and skilled nursing facilities. We primarily market to orthopedic surgeons, pain specialists, rheumatologists treating fibromyalgia and physical medicine specialists. With the initiation of physician dispensing and insurance reimbursement into the private insurance market, we have begun to address internal medicine, primary care medicine, and psychiatry, as well.

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Marketing plans also include localized, region-specific Web sites for awareness and education about medical foods with links to the Company’s main Web site for more in-depth education. In addition, the Company is preparing press kits, which include information about the Company, management and product backgrounds. The Company is also developing presentations for use in varied mobile applications, such as flash drives, briefing dossiers, conference materials and iPad sales support. In addition, the Company has compiled road show and briefing materials on the Company’s medical food products to be presented by the Company’s Chief Executive Officer and other senior executives to invited medical groups and for one-on-one briefings with media personnel. The Company is also evolving its use of online media through the creation of spall-space advertisements, quick advertisements linking back to the Company’s Web site and for use in targeted online publications.

We have been collecting reimbursement from the workers compensation systems in California and Florida since 2004. Revenue from our physician customers under PMM plus our distributors utilizing CCPI’s services for their physician customers under our Hybrid Model accounts for approximately 69% of our product revenue for the year ended December 31, 2012 and 59% of our product revenue for year ended December 31, 2011 while accounting for product billings of 87% and 83% of total product billings respectively.

The Company’s initial sales efforts were to physician clients practicing within the workers’ compensation market because of the initial connections made with physicians in that market and because there were existing mechanisms for reimbursement. Workers’ compensation physicians were already performing in office dispensing of drugs and were amenable to introducing a new product line. Since 2009, we have developed a framework, business processes and technical infrastructure for obtaining reimbursement in the much larger commercial insurance reimbursement market. We have found success in this market over the last year and intend to focus our efforts toward this market in the coming year. We believe that we will see the mix of workers’ compensation to commercial move toward a more even split, especially as the Company expands its business out of California. California is one of the only states where physicians have workers’ compensation-only practices. The majority of physicians will treat a mixture of patients covered by various payers. As we expand our business into additional states, we expect to target physicians treating patients covered by private insurance by focusing on media outlets and conferences of particular interest to those types of practices.

Foreign Distribution

We have a contract to distribute products in countries in the Middle East region, including rights we have granted an agent-distributor to distribute into Algeria, Morocco, Tunisia, Bahrain, Egypt, Iraq, Jordan, Kuwait, Libya, Morocco, Oman, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, UAE, Yemen and Turkey. In addition, we have entered into a letter of intent to co-develop a medical food product with a foreign company. Our international activities account for less than 1% of our sales but we expect it to grow in the future. As of the date hereof, we have made $32,455 in international sales through our partners or distributors.

Japan

We plan on distributing our medical food products as concentrated nutrients in Japan through a local distributor, J-Network, Inc. Certain products were reformulated to meet Japanese regulatory requirements. For example, Japan does not allow the inclusion of 5-hydroxytryptophan in imported therapeutic products, but does accept L-tryptophan, an ingredient that is not acceptable in the United States as a medical food ingredient.

The sales contract formerly in place with J-Network, Inc. expired in 2009 and the Company elected not to renew the contract as sales minimums were not being met. The relationship is continuing on a month-to-month basis. J-Networks has a non-exclusive license to sell certain products at the prices charged during the term of the agreement. The cost of product to J-Networks shall be as provided in the pricing schedule, subject to annual increase. J-Networks is not obligated to make any minimum monthly purchases. However, J-Networks will work with the Company to market the products in Japan and ensure it maintains sufficient product on hand to meet demand.

The Company did not have any sales to Japan in 2012 and approximately $450,000 in sales in 2011.

Middle East

In March of 2010, we entered into an Agency Agreement with BioMatrix Pharma Inc. for the sale and distribution of our products into the Middle East Region, exclusive of Israel. Our products are currently in the process of registration in Lebanon and other countries in the region, including Algeria, Morocco, Tunisia, Bahrain, Egypt, Iraq, Jordan, Kuwait, Libya, Morocco, Oman, Qatar, Saudi Arabia, Sudan, Syria, Tunisia, UAE, Yemen and Turkey. The Agency Agreement, dated March 29, 2010 is an exclusive license between the Company and BioMatrix Pharma for the sale of ten (10) medical food formulas into twenty (20) countries located in the Middle East region. TMP granted BioMatrix the right for sale and marketing of the products within the territory. TMP has retained the manufacturing rights and will ship product directly to BioMatrix. TMP has the right to limit exclusivity for the sale and marketing of the products within a particular country in the territory if BioMatrix fails to launch a product within twenty-four (24) months. The products are subject to annual minimum purchasing ordering terms of 5,000 bottles the first year, 12,500 bottles the second year, 17,500 the third year, increasing at the rate of ten (10%) for each and every year thereafter. Upon execution of the agreement, BioMatrix paid TMP a licensing fee of $25,000. Pricing per one month’s supply of 60, 90, or 120 capsule bottles is $12.00 USD forwarded FOB Los Angeles. We received our first payment of $32,455 on November 21, 2012 on this contract, with an additional $32,455 due but has not yet paid.

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Government Regulation

Statutory Definition and One FDA Regulation

Under the Federal Food, Drug, and Cosmetic Act of 1938 (FFDCA), products are regulated on the basis of their intended use. Their intended use is determined by the objective factors surrounding their use. Numerous categories and subcategories of products exist under the FFDCA, e.g. food, food additive, dietary supplement, Generally Recognized as Safe (GRAS) food component, new drug, GRAS and Effective (GRAS/E) drug for over the counter use, and GRAS/E drug for use under the supervision of a physician. The categories overlap and products can fall within more than one category depending on their intended use.

The FDA has provided little guidance on the regulation of medical foods, as it is still a relatively new and evolving category of product under the FFDCA.

Our medical food products are defined and regulated by the Food and Drug Administration, or FDA. The term medical food, as defined in Section 5(b) of the Orphan Drug Act is a “food which is formulated to be consumed or administered enterally, or by mouth, under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation.” The FDA advises that it considers the statutory definition of medical foods to “narrowly” constrain the types of products that fit within the category of food (see May 2007 Guidance, and Food Labeling; Reference Daily Intakes and Daily Reference Values; Mandatory Status of Nutrition Labeling and Nutrition Content Revision proposed rule.) This is a Final Rule, binding regulation, on nutrition labeling for conventional foods.

The one FDA regulation pertaining to medical foods exempts them from the nutrition labeling requirements that apply to conventional foods, but they are subject to special labeling requirements. Under 21 C.F.R. sec. 101.9 (j)(8),

(j) The following foods are exempt from this section or are subject to special labeling requirements:

(8) Medical foods as defined in section 5(b) of the Orphan Drug Act. A medical food is a food which is formulated to be consumed or administered enterally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. A food is subject to this exemption only if: (i) It is a specially formulated and processed product (as opposed to a naturally occurring foodstuff used in its natural state) for the partial or exclusive feeding of a patient by means of oral intake or enteral feeding by tube; (ii) It is intended for the dietary management of a patient who, because of therapeutic or chronic medical needs, has limited or impaired capacity to ingest, digest, absorb, or metabolize ordinary foodstuffs or certain nutrients, or who has other special medically determined nutrient requirements, the dietary management of which cannot be achieved by the modification of the normal diet alone; (iii) It provides nutritional support specifically modified for the management of the unique nutrient needs that result from the specific disease or condition, as determined by medical evaluation; (iv) It is intended to be used under medical supervision; and (v) It is intended only for a patient receiving active and ongoing medical supervision wherein the patient requires medical care on a recurring basis for, among other things, instructions on the use of the medical food.

Unlike for drugs and for dietary supplements, there is no overall regulatory schema for medical foods, or even a pending proposed rule, meaning that no FDA rulemaking is in progress. However, a very detailed Advanced Notice of Proposed Rulemaking (ANPR) entitled “Regulation of Medical Foods,” was published in the Federal Register on Nov. 29, 1996. This ANPR never progressed to a proposed rule, the Notice and Comment procedure, and an eventual Final Rule (binding regulation). However, in the view of our attorneys, it still represents (in conjunction with the May 2007 Guidance) FDA’s position and policy on medical foods. This ANPR was in effect withdrawn, because on April 22, 2003, the FDA published a proposal to withdraw numerous long-pending proposed rules, including this ANPR. The FDA cited as its reasons for withdrawal, first, that the subjects are not a regulatory priority, and agency resources are limited, second, the proposed rules have become outdated due to advances in the science or changes in the products or the industry regulated, or changes in legal or regulatory contexts; and, third, to eliminate uncertainty, so that the FDA or the private sector may resolve underlying issues in ways other than those in the proposals. In May 2007, the FDA issued its Guidance to Industry, presumably because the medical foods sector was growing, but it did not engage in a formal rulemaking procedure, either because it did not have the resources and/or because the medical foods category is still lower priority than drugs and medical devices.

Regulatory Requirements

Overview:   Medical foods are FDA-regulated, but there is no complete set or schema of regulations. There is no pre-market approval, or even pre-market notification to the FDA required. Rather, it is the responsibility of manufacturer and marketer to test for safety and efficacy before marketing and selling. The developer of a medical food must adhere closely to the statutory definition, and to the descriptions of a medical food in the one regulation regarding exemption from nutrition labeling, and in the May 2007 Guidance. (The parameters for a valid medical food are also spelled out in several FDA Warning Letters, e.g., those sent to Metagenics, Nestle Healthcare.) In the absence of a specific regulatory schema, we and our regulatory counsel have paid close attention to the numerous contrasts with both dietary supplements and with prescription drugs. (See regulation, FDA May 2007 Guidance, and the Warning Letter to Garden of Life.) All elements of the medical food product must indicate that the “intended use” of the product is for the dietary management of a disease, and not for the cure or prevention of a disease.

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Threshold Issue:   The manufacturer must demonstrate that the disease or condition to be targeted - scientifically and medically - is a disease with distinctive (or unique) nutritional requirements (ANPR 1996). The FDA has stated that this is a “narrow category,” (2007 Guidance, recent Warning Letter to Bioenergy) and that whether a product is valid for this category depends on the published medical science of the disease and its origins. The targeted disease or condition may be, or caused by, a metabolic imbalance or deficiency or the accelerated requirements for a certain nutrient caused by a disease state. Thus, we and our Scientific Advisory Committee begin with a comprehensive in-house report documenting the distinctive nutritional requirements of the disease as the crucial first step in research and development.

Formulation:   A medical food may not be a single ingredient formula - otherwise, that product would be a dietary supplement for a nutrient deficiency. (FDA Field Guides) A medical food formula must go beyond a mere modification of the diet. (FDA regulation; 2007 Guidance) The formula must meet/ satisfy the distinctive nutritional requirements, not merely ameliorate the symptoms. For example, Glucosamine or MSM, or an herb’s “active” constituent may indeed help osteoarthritis. But first the company must demonstrate that these nutrients are the distinctive nutritional requirements for osteoarthritis. The test is: Does this formula bring the patient from the abnormal condition or disease state (with distinctive nutritional requirements) back to the equilibrium of a healthy state? Safety:  There are no particular or mandated FDA pre-market safety studies required of the formula as a whole. However, all ingredients must be either GRAS or approved food-additives. (See FDA letter to Industry (2001) regarding no botanicals or “novel” ingredients permitted in “functional foods”; and the ANPR. Since medical foods are typically taken with prescription drugs, the developer must assess whether any medical food/drug interactions pose a risk assessment. Many ingredients have been determined by the FDA to be GRAS and are listed as such by regulation. Other ingredients may achieve self-affirmed GRAS status through a panel of experts on that particular substance that author a GRAS Report. The standard for an ingredient to achieve GRAS status requires not only technical demonstration of non-toxicity and safety, but also general recognition and agreement on that safety by experts in the field. All ingredients used us in our medical foods are either FDA-approved food additives or have GRAS status. Note that the GRAS requirement for ingredients (above) is arguably a higher safety standard than the risk/benefit analysis required for pharmaceuticals. Like any evolving area, especially where no premarket approval is required, the FDA reserves the right to raise questions about the qualification of products within any category as well as the labeling, manufacturing safety, of those products. A variety of informal and formal legal options exist for the Agency to raise these issues. For medical foods, the FDA has taken little regulatory action, although questions about the manufacture and labeling of such products have arisen.

Efficacy:  No particular FDA pre-market efficacy studies are required by the FDA or by Congressional statute, similar to or comparable to Phase 2 & 3 trials for prescription drugs. But a company must have clinical trials or other tests to demonstrate that the formula, when taken as directed, meets the distinctive nutritional requirements of the particular disease. The test for effectiveness may be amelioration of the “endpoints of the disease”. In terms of the standard for substantiation of claims, the FDA has stated that the level of evidence must be at least as high as that to support an unqualified health claim, which is “significant scientific agreement.”

Manufacturing:   There are no “good manufacturing practice” (GMP) regulations for medical foods in particular. Drug GMPs are not required, nor are the relatively new dietary supplement GMPs required; only food GMPs are required. But note the “medical foods paradox” spelled out in the ANPR. The paradox is that medical foods are intended for a vulnerable patient population, under a physician’s care, and yet there are no specific FDA regulations for this category of product, whereas there are very specific and rigorous regulations and requirements for the manufacture and labeling of conventional foods. The manufacture of our medical foods is outsourced in its entirety under a contract that expires in December 2016. We use a state of the art facility, which manufactures only nutritional supplements and medical foods. Labeling:   As for all food labels, printing must be legible, and many required elements must be conspicuous:

•	Statement of Identity: is MEDICAL FOOD For the dietary management of _______

•	Must include: “Must be administered under the supervision of a physician.”

•	An accurate statement of the net quantity of contents

•	Ingredient listing (in the absence of both a required Nutrition Facts box or a Supplement Facts box - no complete set of labeling regulations for medical foods exist yet). See 2007 Guidance:

“Medical foods are foods and therefore their label must contain a statement of identity (the common or usual name of the product) (21 CFR 101.3), an accurate statement of the net quantity of contents (21 CFR 101.105), the name and place of business of the manufacturer, packer, or distributor (21 CFR 101.5), and a complete list of ingredients, listed by their common or usual name and in descending order of predominance (21 CFR 101.4). In addition, all words, statements, and other information required by or under authority of the Federal Food, Drug, and Cosmetic Act (FFDCA) to appear on a label or labeling of a medical food must appear with prominence and conspicuousness (21 CFR 101.15). . . . Medical foods also must be labeled in conformance with the principal display panel requirements (21 CFR 101.1), the information panel requirements (21 CFR.101.2), and the misbranding of food requirements (21 CFR 101.18).”

•	Distributed by: [Co. Name and Mailing Address] (2007 Guidance). Reporting of serious adverse events is voluntary, not required; so a toll-free number is not required.

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•	If the formula contains or is derived from any of the 8 major allergens, the ingredient list must contain or be followed by a prominent caution, e.g., CONTAINS WHEAT. (Food Allergen Labeling and Consumer Protection Act of 2004, and May 2007 FDA Guidance)

•	The Directions must be clear and precise, e.g., Take 2 capsules in the morning with other food, or as directed by your physician. (2007 Guidance)

•	Many companies include the Rx symbol or “Rx only” but there is no precise law currently on this. There is no explicit requirement for prescription only, though this is implied by statute; medical foods may not be sold in mainstream stores or over-the-counters, because supervision of physician is required on an on-going basis.

•	Many companies include a package insert or prescribing information in the box but there is no law on this issue.

Marketing:   A medical food is a food product thus, the FDA does not regulate advertisements and promotional activities according to the pharmaceutical statutes and regulations; there is no side effects Disclaimer or fair balancing required, e.g., in DTC advertising of drugs on television. However, the FDA has a very broad definition of “labeling”; thus all promotional materials, including websites, are under the authority, monitoring and enforcement of FDA. The Federal Trade Commission (FTC) also has joint jurisdiction with the FDA over food products, per a 1983 Memorandum of Understanding. Thus, all advertising claims - both express and implied - must be true, accurate, well-substantiated, and not misleading. All websites, print ads, infomercials, exhibit booth materials, testimonials, and endorsements must be reviewed by the regulatory counsel with both an FDA and an FTC perspective. A company must be careful re-disseminating “off-label use” materials, i.e., as a drug or a drug alternative.

Enforcement:   Enforcement is post-market, mostly via annual FDA inspections of food facilities - including packaging, distribution facilities, and fulfillment houses, as well as the manufacturer. (Field Guides for Compliance) But see FDA Warning Letters sent to Efficas: FDA also gathers material at trade shows/ conferences, and examines websites. FTC has joint jurisdiction, and performs sophisticated Internet searches, both randomly and at the request of the FDA or of a competitor.

Medical Foods and Pharmaceuticals

Medical foods are distinguished from the broader category of foods for special dietary use and from foods that make health claims by the requirement that medical foods be intended to meet distinctive nutritional requirements of a disease or condition, be used under medical supervision and intended for the specific dietary management of a disease or condition. To be considered a medical food, a product must, at a minimum, meet the following criteria: the product must be a food for oral or tube feeding; the product must be labeled for the dietary management of a specific medical disorder, disease or condition for which there are distinctive nutritional requirements; and the product must be intended to be used under medical supervision (see regulation, above). Additionally, we are licensed by the FDA as a pharmaceutical re-packager and the Company is permitted to purchase and re-distribute scheduled medications and package and re-label products. We are subject to periodic inspections of facilities, marketing materials and products by FDA inspectors; these are routine inspections conducted without prior notice every one or two years

Claims for both medical foods and drugs must be supported by scientific data or clinical data. Medical foods may also have intrinsic safety obtained through “generally recognized as safe” (GRAS) status of the ingredients, including the common use of the food or food component in people. For GRAS/E products that have been used for a material time and extent or under the supervision of a physician the support for the use can be provided by scientific or clinical data. No premarket approval by FDA is required. By contrast, the safety and therapeutic claims of a product labeled for a new drug use, i.e., one that is not GRAS/E must be pre-approved by the FDA through extensive clinical testing in animals and then humans.

Thus, for a medical food (or, e.g., a GRAS prescription product), the FDA requires scientific data and often human clinical studies to substantiate claims but preapproval by the Agency to market the product is not required. Claims for both medical foods and drugs must be supported by solid laboratory and clinical data. Medical foods have intrinsic safety obtained through GRAS status of the ingredients, including use of the food or food additive in millions of people. By contrast, the safety and therapeutic claims of a product labeled a drug must be pre-approved by the FDA through extensive clinical testing in animals and then humans.

For a medical food, the FDA implies that human clinical studies are required, per the FDA’s ANPR (above), and based on the manufacturer’s and marketer’s responsibility that any health/ medical product be demonstrated to be efficacious before it is marketed and sold. This is a fundamental principle under both the FDA and the FTC, for all health-related products

Medical foods are administered and supervised by physicians, allowing a range of existing human studies to be used to support claims. The standard for medical foods allows use of published science from a variety of sources to support disease and nutritional functional deficiency claims. Our ingredients and formulas are well-researched and supported by voluminous scientific literature, in-house Monographs, and clinical trials.

We have followed the regulatory compliance counsel from the beginning of its research and development on medical foods.

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Point-of-Care Dispensing by Physicians

In 44 out of 50 states in the U.S., physician dispensing of prescription drugs is legal subject to specified regulations. In six other states, there are restrictions on this practice and, in Utah, the restrictions are severe enough that, in practical terms, physician dispensing is effectively prohibited altogether. In September of 2010, Utah promulgated rules for revisions of their laws to allow for physician dispensing of approved drugs. Texas, New York and New Jersey have limitations on the number of units that may be dispensed at any one time.

Many of the states allowing physician dispensing for profit have regulations relating to licensure, storage, labeling, record keeping and the degree of supervision required by the physician over support personnel who assist in the non-judgmental tasks associated with physician dispensing, such as retrieving medication bottles and affixing labels. We regularly monitor these laws and regulations, in consultation with legal counsel and the governing agencies, to assist customers in understanding them so that they can materially comply.

Stark II

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets the requirements of the exception.

Good Manufacturing Practices

The Company is subject to regulation by and licensure with the FDA, the DEA and various state agencies. Among the regulations applicable to the Company are the FDA’s “good manufacturing practices.” Medical foods must comply with all applicable requirements for the manufacture of foods, including the Current Good Manufacturing Practices regulations and Registration of Food Facilities requirements. Ingredients used in medical foods must be approved food additives or a food additive that is subject to an exemption for investigational use if the ingredients are not GRAS.

Anti-Kickback Statute and HIPAA Criminal Laws

We are subject to various federal and state laws pertaining to health care “fraud and abuse.” The federal Anti-Kickback Statute makes it illegal for any person, including a pharmaceutical, biologic, or medical device company (or a party acting on its behalf), to knowingly and willfully solicit, offer, receive or pay any remuneration, directly or indirectly, in exchange for, or to induce, the referral of business, including the purchase, ordering or prescription of a particular item or service, or arranging for the purchase, ordering, or prescription of a particular item or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid. In 1996, under the Health Insurance Portability and Accountability Act (HIPAA), the Anti-Kickback Statute was expanded to be made applicable to most federal and state-funded health care programs. The definition of “remuneration” has been broadly interpreted to include any item or service of value, including but not limited to gifts, discounts, the furnishing of free supplies or equipment, commercially unreasonable credit arrangements, cash payments, waivers of payments or providing anything at less than its fair market value. Several courts have interpreted the Anti-Kickback Statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of business reimbursable by a federal healthcare program, the statute has been violated. Penalties for violations include criminal penalties, civil sanctions and administrative actions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federally-funded healthcare programs. In addition, some kickback allegations have been held to violate the federal False Claims Act, which is discussed in more detail below.

The federal Anti-Kickback Statute is broad and prohibits many arrangements and practices that may be lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous and beneficial arrangements, Congress created several exceptions in the Social Security Act and has authorized the U.S. Department of Health and Human Services (HHS) to publish regulatory “safe harbors” that exempt certain practices from enforcement action under the Anti-Kickback Statute prohibitions. For example, there are safe harbors available for certain discounts to purchasers, personal services arrangements and various other types of arrangements. However, safe harbor protection is only available for transactions that satisfy all of the narrowly defined safe harbor provisions applicable to the particular remunerative relationship. We seek to comply with such safe harbors whenever possible. Conduct and business arrangements that do not strictly comply with all the provisions of an applicable safe harbor, while not necessarily illegal, face an increased risk of scrutiny by government enforcement authorities and an ongoing risk of prosecution.

In addition, many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare services reimbursed by any third-party payer, not only the Medicare and Medicaid programs or other governmental payers. At least one state, California, also has adopted a law requiring pharmaceutical companies to implement compliance programs to prevent and deter conduct that may violate fraud and abuse laws that comply with the voluntary industry guidelines and the Office of Inspector General (OIG) compliance guidance. While we believe we have structured our business arrangements to comply with these laws, it is possible that the government could find that such arrangements violate these laws, which could have a material adverse effect on our business, results of operations and financial condition.

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HIPAA created two new federal crimes: health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from federal and state health care programs such as Medicare and Medicaid. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. Additionally, HIPAA granted expanded enforcement authority to HHS and the U.S. Department of Justice (DOJ) and provided enhanced resources to support the activities and responsibilities of the OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to health care delivery and payment.

HIPAA Compliance and Privacy Protection

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) established for the first time comprehensive federal protection for the privacy and security of health information. The HIPAA standards apply to three types of organizations, or “Covered Entities:” health plans, health care clearing houses, and health care providers who conduct certain health care transactions electronically. Covered Entities must have in place administrative, physical and technical standards to guard against the misuse of individually identifiable health information. Additionally, some state laws impose privacy protections more stringent than HIPAA’s. There are also international privacy laws, such as the European Data Directive, that impose restrictions on the access, use, and disclosure of health information. All of these laws may impact our business. We are a Covered Entity subject to HIPAA privacy and security standards. Our activities must also comply with other applicable privacy laws. Our failure to comply with these privacy laws or significant changes in the laws restricting our ability to obtain tissue specimens and associated patient information could significantly impact our business and our future business plans. We maintain strict procedures and policies to remain compliant with these patient confidentiality requirements.

HITECH Act

The Health Information Technology for Economic and Clinical Health (HITECH) Act promotes the adoption and meaningful use of health information technology. The HITECH Act addresses the privacy and security concerns associated with the electronic transmission of health information, in part, through several provisions that strengthen the civil and criminal enforcement of the HIPAA rules.

The HITECH Act establishes four categories of violations that reflect increasing levels of culpability and four corresponding tiers of penalty amounts that significantly increase the minimum penalty amount of each violation. The maximum penalty amount is $1,500,000 for repeated violations of the same provision. In addition, the HITECH Act permits the imposition of penalties if the Covered Entity did not know, and with the exercise of reasonable diligence, would not have known, of the violation. Such violations are now punishable under the lowest tier of penalties. In addition, the HITECH Act prohibits the imposition of penalties for violations corrected within a 30-day period so long as those violations were not due to willful neglect.

False Claims Laws

Pursuant to various federal and state false claims laws, the submission of false or fraudulent claims for payment may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded health care programs. These false claims statutes include the federal False Claims Act, which allows the federal government or private individuals to bring suit alleging that an entity or person knowingly submitted (or caused another person or entity to submit or conspired to submit) a false or fraudulent claim for payment to the federal government or knowingly used (or caused to be used) a false record or statement to obtain payment from the federal government. The federal False Claims Act may also be violated if a person files a false statement in order to reduce, avoid, or conceal an obligation to pay money to the federal government, or engages in conduct that may violate the Anti-Kickback Statute. Several pharmaceutical and medical device companies have settled claims based on the federal False Claims Act for conduct involving, among other examples, providing free product to purchasers with the exception that federally-funded health programs would be billed for the product, or instances in which a manufacturer has marketed its product for unapproved and non-reimbursable purposes. A person who files suit may be able to share in amounts recovered by the government in connection with such suits. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claims action, enter into settlements that may include corporate integrity agreements requiring disclosures to the federal government, pay fines or be excluded from the Medicare and/or Medicaid programs as a result of an investigation arising out of such an action. The scope of the federal false Claims Act was significantly expanded in both the Fraud Enforcement and Recovery Act of 2009, Pub. L. No. 111-21 (2009), and in the Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148 (2010). In addition, a number of states have enacted similar laws prohibiting the submission of false or fraudulent claims to a state government. We are not aware of any qui tam actions pending against us. However, no assurance can be given that such actions may not be filed against us in the future, or that any non-compliance with such laws would not have a material adverse effect on our business, results of operations and financial condition.

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State Regulatory Requirements

Each state has its own regulations concerning physician dispensing, restrictions on the corporate practice of medicine, anti-kick back and false claim regulations. In addition, each state has a board of pharmacy that regulates the sale and distribution of drugs and other therapeutic agents. Some states require that a physician obtain a license to dispense prescription products. When considering the commencement of business in a new state, we solicit the opinion of healthcare counsel regarding the expansion of operations into that statement and utilize local counsel when necessary.

Other United States Regulatory Requirements

In the United States, the research, manufacturing, distribution, sale, and promotion of drug and biological products are subject to regulation by various federal, state, and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection, unfair competition, and other laws. In addition, we may be subject to federal and state laws requiring the disclosure of financial arrangements with health care professionals.

California Board of Pharmacy

We maintain an active Wholesale Pharmacy License in California. A wholesaler permit is required before any company selling dangerous drugs or devices for resale or distribution in California may do business in California.

Foreign Regulatory Requirements

We may be subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, manufacture, product registration and approval, and pharmaceutical sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.

Reimbursement and Pricing Controls

In many of the markets where we would commercialize a product, the prices of pharmaceutical products are subject, by law, to direct price controls and to drug reimbursement programs with varying price control mechanisms. Public and private health care payers control costs and influence drug pricing through a variety of mechanisms, including the setting of reimbursement amounts for drugs and biological products covered by Medicare Part B based on their Average Sales Prices calculated by manufacturers in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act, as amended, through negotiating discounts with the manufacturers, and through the use of tiered formularies and other mechanisms that provide preferential access to certain drugs over others within a therapeutic class. Payers also set other criteria to govern the uses of a drug that will be deemed medically appropriate and therefore reimbursed or otherwise covered. In particular, many public and private health care payers limit reimbursement and coverage to the uses of a drug that are either approved by the FDA or that are supported by other appropriate evidence (for example, published medical literature) and appear in a recognized drug compendium. Drug compendia are publications that summarize the available medical evidence for particular drug products and identify which uses of a drug are supported or not supported by the available evidence, whether or not such uses have been approved by the FDA. For example, in the case of Medicare coverage for physician-administered oncology drugs, the Omnibus Budget Reconciliation Act of 1993, with certain exceptions, prohibits Medicare carriers from refusing to cover unapproved uses of an FDA-approved drug if the unapproved use is supported by one or more citations in the American Hospital Formulary Service Drug Information, the American Medical Association Drug Evaluations, or the United States Pharmacopoeia Drug Information. Another commonly cited compendium, for example under Medicaid, is the DRUGDEX Information System.

The foregoing description of laws and regulations affecting health care companies is not meant to be an all-inclusive discussion of aspects of federal and state fraud and abuse laws that may affect our business, results of operations and financial condition. Health care companies operate in a complicated regulatory environment. These or other statutory or regulatory initiatives may affect our revenues or operations. No assurance can be given that our practices, if reviewed, would be found to be in compliance with applicable fraud and abuse laws (including false claims laws and anti-kickback prohibitions), as such laws ultimately may be interpreted, or that any non-compliance with such laws or government investigations of alleged non-compliance with such laws would not have a material adverse effect on our business, results of operations and financial condition.

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Employees

The Company had 65 full-time employees as of March 25, 2013 of whom 42 were in product development, operations and engineering, 15 in sales and marketing and 8 in general, administrative and executive management, one part time employee, two temporary employees and two independent contractors. It is general practice in our industry to retain the services of independent contractors to perform tasks related to computer programming and network administration. None of these employees and contractors is covered by a collective bargaining agreement and our management considers relations with employees and service partners to be good.

Facilities

We lease approximately 4,594 square feet of office space in Los Angeles, California to house our administrative, marketing and product development activities. We pay $13,183 per month in rent in Los Angeles, under a lease that expires in February 28, 2015 .In addition, we lease several smaller storage spaces on a month-to-month basis. In general, we believe that our properties are well-maintained, adequate and suitable for their purposes.

Legal Proceedings

On or about January 31, 2011, Steven B. Warnecke (“Warnecke”) was hired as the Company’s Chief Financial Officer (CFO) and resigned less than five (5) months later. At the time he resigned, he cited personal reasons for his resignation. He subsequently claimed that the Company breached its Employment Agreement with him. Warnecke has commenced an arbitration proceeding before JAMS, which is currently pending. (“Arbitration”)

Warnecke is seeking, among other things, restitution of alleged unpaid salary and other alleged monies owed and the vesting of certain options to purchase shares of the Company’s common stock. The Company disputes these allegations, given that Warnecke resigned from his position. The Company contends that Warnecke has been paid all undisputed wages and benefits owed as of the date of termination, is not entitled to options that did not vest prior to his resignation and is owed nothing further by the Company. The Arbitration is currently pending before JAMS.

The parties have exchanged written discovery. Discovery is ongoing. The Company intends to vigorously dispute the claims made by Warnecke, while pursuing reasonable efforts to achieve a resolution of this matter. At this time it is not possible for the Company to predict the ultimate outcome or any definitive estimate of the amount of loss, if any.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have not had any changes in and disagreements with our accountants on any accounting and financial disclosures.

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MANAGEMENT

Name	Age	Position
William E. Shell, MD	70	Chief Executive Officer, Chief Science Officer and Director
David S. Silver, MD	47	President and Chief Operating Officer and Director
Kim Giffoni	61	Executive Vice President of Foreign Sales and Investor Relations and Director
Amir Blachman	41	Vice President of Strategy and Operations, Chief Compliance and Ethics Officer, Corporate Secretary
Maurice J. DeWald	72	Director
Donald J. Webster	58	Director
Arthur R. Nemiroff	69	Director
Kerry Weems	56	Director

Background

The following is a brief summary of the background of our directors and named executive officers:

William E. Shell, M.D.  has been our Chief Executive Officer and Chief Science Officer and a director since July 2000. Dr. Shell is a board-certified cardiologist and an inventor. Dr. Shell attended the University of Michigan and University of Michigan Medical School from June 1960 until July 1967, where he obtained a Degree in Cell Biology and an MD. He completed his Internal Medicine Residency at University Hospital Ann Arbor Michigan in June 1970. He completed his Cardiovascular Disease Fellowship at the University of California, San Diego in 1973 and became Board Certified in Internal Medicine and Cardiology in 1973. Dr. Shell was an officer on active duty in the United States Air Force for two years from July 1973 until June 1975. During his tenure in the United States Air Force, Dr. Shell served as the first American physician in the American Soviet Exchange Program and as the director of the coronary care unit at Keesler Air Force Base in Mississippi, for which work Dr. Shell received a Presidential Citation from President Nixon. Dr. Shell joined Cedars Sinai Medical Center in July 1975 as the Coronary Care Unit Director and Director of the Cardiovascular Biochemistry Research Laboratories. From July 1982 to June 1990, Dr. Shell served as Director of Cardiac Rehabilitation and an attending Cardiologist at Cedars-Sinai Medical Center in Los Angeles, California. From July 1975 until June 1983, Dr. Shell served as an Associate Professor of Medicine at UCLA School of Medicine. From July 1975 to July 1985, Dr. Shell served as an Associate Cardiologist at Cedars-Sinai Medical Center. From September, 1991 to August 1994, Dr. Shell served as chairman and chief science officer of Interactive Medical Technologies (OTCBB:IMT). From 1987 until August 1999 Dr. Shell served as Chief Scientific Officer of Beverly Glen Medical Systems. Since July 2000, Dr. Shell has served as the Chief Science Officer of TMP. Since June 2006 Dr. Shell has served as the Chief Executive Officer of TMP.

In November 2003, Dr. Shell filed for Chapter 7 Bankruptcy. This bankruptcy filing related to a 1998 marital distribution agreement entered into in connection with Dr. Shell’s divorce that was based on the projected stock value of IMT stock. There were no other significant debts in the bankruptcy.

Dr. Shell’s extensive background in science and medicine, his role as co-investor of our Company’s patented technology, his experience in the formation of new companies and his leadership in managing our Company as Chief Executive Officer leads us to conclude that he would make significant contributions as a director.

David Silver, MD was appointed President and Chief Operating Officer of the Company on March 18, 2013. Dr. Silver had been our Executive Vice President of Medical and Scientific Affairs since December 2011 and has been a director since October 2011. Dr. Silver is a practicing board certified rheumatologist and internist with privileges at Cedars-Sinai Medical Center in Los Angeles, California and served as clinical chief of rheumatology at Cedars Sinai from October 2000 to September 2004. Since June 1993, Dr. Silver has taught at the University of California at Los Angeles School of Medicine in various capacities and in July 2004 was named an associate clinical professor. From December 1994 to October 2008, Dr. Silver served as the director of the Chronic Pain Rehabilitation Program at Cedars-Sinai Medical Center and, since January 1993, Dr. Silver has served as associate medical director of the Osteoporosis Medical Center, a non-profit research corporation in Beverly Hills, California. From May 2003 to April 2006, Dr. Silver served as member of the Scientific Advisory Committee of the American College of Rheumatology and, from May 2000 to April 2002, he served as a member of the awards and grants committee. Dr. Silver has written a book entitled Playing Through Arthritis: How to Conquer Pain and Enjoy Your Favorite Sports and Activities. Dr. Silver has also been granted several research grants to study osteoarthritis, osteoporosis, fibromyalgia, rheumatoid arthritis and epicondylitis. Dr. Silver is the author of numerous publications in peer-reviewed journals and has regularly accepted speaking engagements on various topics in rheumatology. Dr. Silver also serves as peer reviewer for Arthritis and Rheumatism, Clinical Rheumatology, Osteoporosis International, Journal of Osteoporosis and American Journal of Managed Care. Dr. Silver received a Bachelor of Arts degree in medical sciences with a minor in economics from Boston University and a medical degree from the Boston University School of Medicine. He did his residency training in internal medical at Northwestern University School of Medicine and his fellowship in Rheumatology at Cedars Sinai Medical Center.

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Kim Giffoni  is our Executive Vice President of Foreign Sales and Investor Relations and a director. Mr. Giffoni is a founder of TMP and served as President and Chief Operating Officer and a director of TMP from December 1999 to December 2010. Since December 2010, Mr. Giffoni has served as Executive Vice President of Foreign Sales and Investor Relations of TMP. Prior to assuming his current responsibilities, from April 1996 to May 1999, Mr. Giffoni served as president of NutraCorp Scientific, Inc., a dietary supplement company marketing and selling nutritional products worldwide. From January 1983 to March 1996, Mr. Giffoni founded and served as president of Giffoni Development Company. Under Mr. Giffoni’s direction the company profitability developed and sold multi-million dollar residences in Southern California. From 1980 through 1983 Mr. Giffoni served as an advertising manager of Herald Community Newspapers supervising advertising insert flow into fifteen local newspapers throughout Southern California. Prior to working for the Los Angeles based Herald Community Newspapers, from 1972 through 1979, Mr. Giffoni served as adverting director of the Las Virgenes Enterprise Newspaper Group and co-founded the weekly newspaper Malibu Surfside News. Mr. Giffoni earned a Bachelor of Arts in Communications from California State University at Northridge. Mr. Giffoni is a former professional baseball player for the Kansas City Royals Professional Baseball Club and is a commercially-rated helicopter plot. Mr. Giffoni’s role as a founding member of the Company, his experience in sales and marketing and his background in business development leads us to conclude that he would make significant contributions as a director.

Amir Blachman, MBA  is our Vice President of Strategy and Operations, Chief Compliance and Ethics Officer and Corporate Secretary.  He joined TMP in February 2010 as Vice President of Operations. Mr. Blachman comes to TMP with more than 15 years management experience, having focused on recruiting exceptional personnel, implementing metrics and scalable operating systems, budgeting and planning.  Mr. Blachman’s background includes military service, start-ups and large-scale public companies.  He has worked in the business services, investment management, real estate and pharmaceutical sectors. Prior to TMP, Mr. Blachman acted as Principal and served as an Acquisitions Analyst for mid-market real estate investment companies from 2003 to 2008.  He was Director of Operations for PeopleSupport.com (a back-office outsourcer, Nasdaq:PSPT) from 1999 to 2000, where he received the  Sales Excellence Award  for his role in recruiting clients including Armani, Hewlett Packard and Ernst & Young.  He was Supervisor of Broker Services at Franklin Templeton Mutual Funds (NYSE:BEN) from 1997 to 1999 and graduated from the company’s Management Training Program.  From 1992 to 1995, Mr. Blachman served as an Instructor in the Israeli Air Force, where he was ranked by his peers as the  Top Cadet in Basic Training  and was discharged upon the completion of service with a  Decoration for Excellence in Service . Mr. Blachman earned a Bachelor of Arts in Psychology (emphasis in Neuropharmacology) from the University of California Santa Barbara and a Masters in Business Administration from the UCLA Anderson School of Management.

Maurice J. DeWald  has served as a director since February 2011 and as Chairman of the Board of Directors since October 2011 when he replaced our former Chairman Elizabeth Charuvastra who passed away on September 26, 2011. Since June 1992, Mr. DeWald has served as the chairman and chief executive officer of Verity Financial Group, Inc., a financial advisory firm with a primary focus on the healthcare and technology sectors. Mr. DeWald also serves as a director of Mizuho Corporate Bank of California, as non-executive Chairman of Integrated Healthcare Holdings, Inc. and Healthcare Trust of America, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald worked with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of the board of directors and managing partner of the Orange County, California, Los Angeles, California and Chicago offices. Mr. DeWald has served as chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald holds a Bachelor of Arts degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. DeWald’s experience as a director of companies focused on health care, which familiarized him with the regulatory framework within which we work, as a financial advisor to the healthcare industry as well as his education and experience in accounting leads us to conclude that he would make significant contributions as a director.

Donald J. Webster  has served as a director since February 2011. Prior to assuming his current responsibilities, from July 1977 to September 2003, Mr. Webster served in various positions at Chevron Corporation, an international energy company, including, most recently, as general manager of procurement. Mr. Webster also served in production operations management, new business opportunities assessment, and supply chain management in the United States and abroad during his tenure at Chevron. Mr. Webster has directed complex oil and gas operations in various developing countries. He also had responsibility for the development and implementation of supply chain and contracting strategies for the Chevron Corporation. When he served as general manager of supply chain management, Mr. Webster was responsible for leading improvements in Chevron’s $6 billion annual spending on supplies and services and also directed several company-wide strategic sourcing initiatives. As general manager of supply chain management at the corporate level, Mr. Webster guided in-depth internal reviews of Chevron’s shared financial services activities (including Chevron’s in-house credit card business), business and real estate company. In March 2004, Mr. Webster founded Webster Consulting Services, LLC, which provides general, operational management and supply chain guidance for firms in various industries. Mr. Webster is a member of the Institute of Supply Management and is accredited as a certified purchasing manager by the Institute for Supply Management. He is a past President and Director of the Lions Camp Horizon Foundation and the current President and Director of the Lahari Foundation. Mr. Webster holds a Bachelor of Engineering degree in chemical engineering from McMaster University in Hamilton, Ontario. Mr. Webster’s experience in supply chain management, production operations management and business consulting in a variety of industries leads us to conclude that he would make significant contributions as a director.

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Arthur R. Nemiroff  has served as a director since February 2011. Prior to assuming his current responsibilities, from December 1990 to June 2010, Mr. Nemiroff was a partner of the accounting and auditing firm of BDO, USA LLP, where he served at various times as an audit and assurance partner, national director of the healthcare advisory services and concurring review partner on complex engagements. Since 2002, Mr. Nemiroff has served as a director and a member of the audit committee of City of Hope, a national medical center. Mr. Nemiroff holds a Bachelor of Science degree in Business Administration from the University of California at Los Angeles. Mr. Nemiroff’s experience as a partner in a leading accounting firm, where he primarily focused on the healthcare industry, and his experience with the changing regulatory environment lead us to conclude that he would make significant contributions as a director.

Kerry Weems has served as a director since August 2012. He also has served as the vice president and general manager for the Health Solutions Sector at General Dynamics Information Technology, Inc. since October 2011. In this position, Mr. Weems provides executive leadership to more than 4,500 health and health information technology professionals providing solutions in fraud detection and prevention, quality and pay for performance, system and infrastructure modernization, integrated contact centers and data analytics. Teams under his guidance support the Department of Health and Human Services, Department of Veterans Affairs, Military Health System, commercial health plans and more. Prior to joining General Dynamics Information Technology, Mr. Weems led Vangent, Inc.’s (“Vangent”) Health Division from August 2009 to December 2009. Vangent was acquired by General Dynamics in September 2011 after which he took on his current title at General Dynamics. Prior to Vangent, Mr. Weems served 28 years with the federal government and held the position of Acting Administrator of the Centers for Medicare and Medicaid Services from September 2007 to January 2009. Mr. Weems served as Vice-Chairman of the American Health Information Community. In those capacities, Mr. Weems was involved in a variety of projects, which included the Medicare e-prescribing program, pilot projects for electronic health records and personal health records, and a number of landmark payment reforms, including nonpayment for certain medical errors. Mr. Weems has also served in a number of senior positions at the U.S. Department of Health and Human Services, including Deputy Chief of Staff, Chief Financial Officer and Chief Budget Officer overseeing a budget exceeding $700 billion. Mr. Weems served in both Republican and Democratic administrations and received the highest award for civilian employees, the Presidential Rank award, from Presidents Clinton and Bush. He completed a Masters in Business Administration from the University of New Mexico in 1981 and Bachelor degrees in Philosophy and Bachelors of Business Administration from New Mexico State University in 1978.

Director Independence

Although the Company’s securities are not listed on any national securities exchange and we are therefore not required to have a majority of independent directors, we apply the Nasdaq Stock Market standard for independent directors to determine which, if any, of our directors are independent pursuant to such definition. The Nasdaq Stock Market defines an independent director generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has unanimously determined that Maurice J. DeWald, Donald J. Webster, Arthur R. Nemiroff and Kerry Weems are “independent directors” as such term is defined by Nasdaq Marketplace Rule 5605(a)(2).

Board Committees

Our Board of Directors has formed an audit, compensation and nominating committee, each of which is described below. Each committee is composed of Messrs. Nemiroff, DeWald, Webster and Weems.

Audit Committee:   All of the members of the Audit Committee are independent. Mr. Nemiroff serves as Chairperson of the Audit Committee. Our Board of Directors has determined that Mr. Nemiroff is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the Nasdaq Capital Market listing standards.

The principal duties and responsibilities of our audit committee are to engage our independent auditors, oversee the quality and integrity of our financial reporting and the audit of the financial statements by the independent auditors. In fulfilling its obligations, our audit committee will review with the management and independent auditors the scope and result of the annual audit, the auditors’ independence and our accounting policies.

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The audit committee is required to report regularly to our Board of Directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, compliance with legal or regulatory requirements, the performance and independence of the independent auditors, or the performance of the internal audit function.

Compensation Committee:   All of the members of the Compensation Committee are independent. Mr. DeWald serves as Chairperson of the Compensation Committee. Among other functions, the compensation committee will oversee the compensation of our chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

Nominating and Corporate Governance Committee:   All of the members of the Nominating and Corporate Governance Committee are independent. Mr. Weems serves as Chairperson of the Nominating and Corporate Governance Committee. The principal duties and responsibilities of our nominating committee will be to identify qualified individuals to become board members, recommend to the Board of Directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the Board of Directors our corporate governance guidelines.

Code of Conduct and Ethics

We adopted a code of ethics that applies to our executive officers, directors and employees and, our subsidiaries. We intend to post our code of ethics on our Web site at  www.tdmedpharma.com  and to disclose any amendments to or any waivers from a provision of the code of ethics in a Current Report on Form 8-K.

Scientific Advisory Committee

Our Board of Directors has created a Scientific Advisory Committee that meets on a weekly basis. The role of the Scientific Advisory Committee is to advise on and oversee   the research and development efforts of the company and be certain that all research performed is of the highest ethical and moral standards. The Scientific Advisory Committee reviews all research protocols and monitors issues throughout said protocol to ensure patient safety. The Scientific Advisory Committee consists of three permanent members: Dr. William Shell, Dr. David Silver, and Dr. Lawrence May, although additional consultants are utilized depending on the product or protocol.

The following is a brief summary of the background of Dr. Lawrence May. Please see the section entitled “Directors, Executive Officers and Corporate Governance—Background” for the biographies of Drs. Shell and Silver.

Lawrence May, MD  is a practicing board certified internist in private practice. Dr. May is a pioneer in the development of the field of primary care and the integration of nutrition into conventional medical practice. Dr. May has taught at the University of California at Los Angeles School of Medicine since June 1977 and is a Clinical Professor of medicine. He has held various positions at UCLA, including chief of health services research at the Wadsworth Veteran’s Administration Hospital and director of training in emergency medicine at the Veteran’s administration facility, In September 1997, Dr. May co-founded and became an associate director of the UCLA Center for Health Enhancement Education and Research (CHEER), where he implemented a program of lifestyle change with a focus on the reduction of risk factors for cardiovascular disease. In addition to his clinical professorship, Dr. May has had a private practice. As part of his private practice, Dr. May was the director of education at the Encino Hospital located in Tarzana, California and served on the board of governors of the Encino/Tarzana Medical Center. He volunteered at the Free Clinic of Los Angeles from June 1997 to July 2005, where he supervised medical residents from Cedars-Sinai Hospital in Los Angeles, California caring for underprivileged patients. In May 1997, Dr. May became the executive vice president for medical and scientific affairs and chairman of the medical advisory board of Herbalife International. In June 2003, Dr. May co-founded PTL, a division of our company. Dr. May has authored a number of books, including as the founding author and editor of a widely-used text book entitled  Primary Care Medicine . Dr. May has published a number of medical research articles, written for the popular press and lectured extensively. Dr. May has been included in the  Best Doctors of America  since 1996. Dr. May received a Bachelor of Arts degree in economics from Harvard University and a medical degree from Harvard Medical School.

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EXECUTIVE COMPENSATION

The table below summarizes the compensation earned for services rendered to our predecessor and us in all capacities, for the fiscal years indicated, by its named executive officers:

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All other Compensation (1)	Total
William E. Shell, MD,	2012	450,000			19,995		469,995
Chief Executive Officer and Chief	2011	450,000				5,013	455,013
Science Officer	2010	450,000				54,325	504,325

David S. Silver, MD,	2012	425,000			19,995	346,000	790,995
President and Chief Operating	2011	179,788	16,826		349,887	40,180	586,681
Officers	2010	18,461					18,461

Kim Giffoni,	2012	450,000					450,000
Executive Vice President of Foreign	2011	450,000				15,539	465,539
Sales and Investor Relations	2010	450,000				63,700	513,700

Amir Blachman,	2012	192,731					192,731
Vice President of Strategy and	2011	140,000				5,013	145,013
Operations and Chief Compliance	2010	98,308	5,000			7,141	110,449
and Ethics Officer

(1)	There were no contributions to the Profit Sharing Plan in 2012 and 2011. Amounts shown for 2010 are the value of the named executive officer’s accrued benefit for the applicable year under our Targeted Medical Pharma, Inc. Profit Sharing Plan rather than an amount paid to the applicable named executive officer. $205,329 of profit sharing plan contributions have been accrued for the year ended December 31, 2010. For 2011 and 2010 the amount also includes employer-paid medical benefits. Other compensation for Dr. Silver for 2012 includes $175,000 in non-recoverable base commission payments, $165,000 for expenses of the Silver Medical Practice related to his scientific and clinical work for TMP, and $6,000 for an automobile allowance.

Employment Agreements

TMP Insiders

We entered into employment agreements with each of Dr. Shell and Mr. Giffoni (the “TMP Insiders”), each dated June 1, 2010 and amended on January 31, 2011, pursuant to which they serve as our Chief Executive Officer and Executive Vice President of Foreign Sales and Investor Relations, respectively.

Pursuant to their employment agreements, each of Dr. Shell’s and Mr. Giffoni’s term of employment will continue to December 31, 2014. The agreements provide for each TMP Insider to receive an initial annual base salary of $450,000, subject to cost of living increases not to exceed 5% annually. In addition, the employment agreements provide that the TMP Insiders’ annual base salary shall be subject to increase in the event stated EBITDA thresholds are achieved. The TMP Insiders are also eligible for discretionary annual cash bonuses as determined by the Board of Directors.

Each of Dr. Shell and Mr. Giffoni is entitled to receive options to purchase 500,000 shares of our common stock and annual base salary and benefits for the longer of the remaining term of the employment agreement or 30 months in the event the TMP Insider is terminated without cause by us or with cause by the TMP Insider. We would have “cause” to terminate the employment relationship upon (i) a TMP Insider’s conviction of or a plea of  nolo contendere  for the commission of a felony or (ii) the TMP Insider’s willful failure to substantially perform the TMP Insider’s duties under the employment agreement. A TMP Insider will have “cause” to terminate the employment relationship with us in the event any of the following circumstances are not remedied within 30 days of our receipt of a notice of termination from the TMP Insider: (i) a material change in the TMP Insider’s duties or a material limitation of the TMP Insider’s powers; (ii) a failure to elect the TMP Insider to the management position specified in such TMP Insider’s employment agreement or a reduction of the TMP Insider’s annual base salary; (iii) our failure to continue in effect any benefit plan in effect upon the execution of the initial employment agreement, (iv) a material breach by us of the employment agreement and (v) a change in control (which is defined in the TMP Insiders’ employment agreements). Amendment No. 1 to each of the TMP Insiders’ employment agreements deleted the change in control provisions.

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Pursuant to the employment agreements, the TMP Insiders are also entitled to receive incentive stock options ranging from 7,394 options to 110,917 options, each at an exercise price of $3.49 per share (which numbers have been adjusted for the Reorganization), in the event we achieve certain EBITDA targets ranging from $50,000,000 to $250,000,000. The Company will grant additional incentive stock options upon achievement of each milestone set forth below. Milestone levels shall be based upon EBIDTA reported in the financial statements during any calendar year. EBIDTA is defined as earnings before taxes, interest, depreciation, and amortization.

EBIDTA	Options
$50,000,000	an option to purchase 5,000 shares Common Stock.
$60,000,000	an option to purchase 7,500 shares Common Stock.
$80,000,000	an option to purchase 7,500 shares Common Stock.
$100,000,000	an option to purchase 10,000 shares Common Stock.
$125,000,000	an option to purchase 10,000 shares Common Stock.
$150,000,000	an option to purchase 10,000 shares Common Stock.
$175,000,000	an option to purchase 15,000 shares Common Stock.
$200,000,000	an option to purchase 50,000 shares Common Stock.
$250,000,000	an option to purchase 75,000 shares Common Stock.

Each employment agreement with the TMP Insiders contains an indemnification provision wherein we promise to defend, indemnify, and hold the employee harmless to the fullest extent permitted by law against any and all liabilities incurred by the employee in connection with the TMP Insider’s good faith performance of such individual’s employment.

Each employment agreement contains customary non-competition provisions that extend to twelve months following the termination of the TMP Insider’s employment with us. The TMP Insiders have also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

In the event any TMP Insider is not vested with the responsibilities of acting in his or her stated capacity as an officer of our company, and the parties cannot mutually agree upon another suitable position, each TMP Insider will continue as an advisor and consultant to us for the remaining term of the agreement and shall be entitled to receive all compensation described above. In such event, each TMP Insider’s service as an advisor and consultant to us will be required at such times as shall result in the least inconvenience to the TMP Insider with the understanding that the TMP Insider may have other business commitments during such consulting period. Nonetheless, during his or her employment as our advisor or consultant, the TMP Insider shall not directly or indirectly compete with us.

David S. Silver, MD

On December 21, 2011, we entered into an employment agreement (the “Silver Employment Agreement”) with David Silver, MD, a director of the Company, pursuant to which Dr. Silver began to serve as Executive Vice President of Medical and Scientific Affairs of the Company for a term (the “Silver Term”) that commenced on November 28, 2011 (the “Silver Effective Date”) and which will terminate on December 31, 2014.

Pursuant to the Silver Employment Agreement, Dr. Silver receives a base salary (the “Silver Base Salary”) of $425,000 per year and a non-recoverable Base Commission of $175,000 per year (the “Silver Base Commission”). Effective January 1, 2013 and for each calendar year of the Silver Term thereafter, the Silver Base Salary shall be increased by the greater of (i) 3% or such greater percentage as determined by the Board of Directors and (ii) an annual inflation adjustment equivalent to the inflation adjustment applied to the base salary of the Chief Executive Officer. Dr. Silver is also eligible to earn a cash or equity bonus (the “Silver Bonus”) for each calendar year of his employment during which he is employed for at least three months, which Silver Bonus shall be determined in the sole discretion of the Board of Directors or a designated committee thereof. Dr. Silver also receives a monthly car allowance of $500 and is entitled to participate in benefit plans available to all employees of the Company.

In addition to the Silver Base Salary and the Silver Base Commission, Dr. Silver shall also be entitled to an earned commission (the “Silver Earned Commission” and, together with the Silver Base Commission, the “Silver Commissions”) calculated as a percentage of the gross collectable revenue as specified in the table below from certain projects specified in the Silver Employment Agreement and presented by Dr. Silver prior to or during the Silver Term:

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Gross Collectable Revenue	Percentage
$2,500,001 to $5,000,000	7%
$5,000,000 to $10,000,000	6%
$10,000,001 to $15,000,000	5%
$15,000,001 to $20,000,000	4%
$20,000,000 and above	3%

In the event of any termination, Dr. Silver is entitled to receive all accrued and owing Silver Base Salary, Silver Commissions, reimbursable expenses and accrued vacation through the date of termination (the “Silver Base Termination Payment”). In the event of a termination as a result of Disability (as defined in the Silver Employment Agreement), in addition to the Silver Base Termination Payment, Dr. Silver shall also receive Silver Base Salary for a period of twelve months, continued benefits through the end of the Silver Term and the payment of any Silver Commissions through the end of the Silver Term. In the event of termination as a result of death, in addition to the Silver Base Termination Payment, Dr. Silver’s estate shall be entitled to receive Silver Base Salary for one month and the payment of any Silver Commissions through the end of the Silver Term. In the event of a termination by the Company for any reason other than Cause (as defined in the Silver Employment Agreement), death or disability, in addition to the Silver Base Termination Payment, Dr. Silver shall be entitled to receive Silver Base Salary for eighteen months and the payment of any Silver Commissions on any gross collectible revenue earned through the date of termination for the longer period of: (i) through the end of the Silver Term or (ii) eighteen months after the date of termination. In the event of a termination by Dr. Silver for Good Cause (as defined in the Rudolph Employment Agreement), in addition to the Silver Base Termination Payment, Dr. Silver shall be entitled to receive Silver Base Salary for eighteen months and the payment of Silver Commissions on any gross collectible revenue earned through the date of termination for the longer period of (i) through the end of the Silver Term or (ii) thirty-six months after the date of termination. In the event of a termination by the Company for Cause, Dr. Silver shall be entitled to receive, in addition to the Silver Base Termination Payment, the payment of any Silver Commissions through the end of the Silver Term on any gross collectible revenue earned through the date of termination.

In connection with the execution of the Silver Employment Agreement, Dr. Silver was granted ten–year options to purchase 400,000 shares of common stock (the “Silver Options”) with an exercise price equal to fair market value per share (as determined in accordance with Section 409A of the Internal Revenue Code). The Silver Options will vest as to 50% of the grant on the Effective Date and will vest as to the remaining 50% on the one-year anniversary of the Effective Date.

The Silver Employment Agreement contains an indemnification provision wherein the Company promises to defend, indemnify, and hold Dr. Silver harmless to the fullest extent permitted by law against any and all liabilities incurred by Dr. Silver in connection with his good faith performance of his duties and obligations pursuant to the Silver Employment Agreement. Dr. Silver has also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

On March 18, 2013, Targeted Medical Pharma, Inc. (the “Company”) entered into Amendment No. 1 to Employment Agreement with David Silver, MD (“Amendment No. 1”) in connection with Dr. Silver’s appointment as President and Chief Operating Officer of the Company. Amendment No. 1 amends the Employment Agreement solely by changing Dr. Silver’s title from Executive Vice President of Medical and Scientific Affairs to President and Chief Operating Officer and by changing his responsibilities in accordance with his changed title.

Amir Blachman

On February 15, 2010, we entered into a letter agreement with Amir Blachman pursuant to which Mr. Blachman would serve as Vice President of Operations. We entered into a promotion letter with Mr. Blachman on July 28, 2010 and a new employment agreement, which was effective as of February 8, 2011. Currently, Mr. Blachman serves as our Vice President of Strategy and Operations.

Pursuant to Mr. Blachman’s employment agreement, the term of his employment with us commenced on January 31, 2011 and shall continue to December 31, 2013. The agreement provides that Mr. Blachman will receive an annual base salary of $140,000. Mr. Blachman is also eligible to receive performance bonuses at the discretion of our management.

Mr. Blachman is entitled to receive options to purchase 7,395 (adjusted for the Reorganization) shares of common stock following the 90th day of the effectiveness of his employment with us. Such options fully vested on the 91st day after the effective date of Mr. Blachman’s employment, which was May 16, 2010. In addition, pursuant to Mr. Blachman’s July 28, 2010 promotion letter, Mr. Blachman received additional options to purchase 73,945 shares (adjusted for the Reorganization) common stock, which options shall vest pro rata on a monthly basis over a two year period. Mr. Blachman’s options to purchase stock shall be exercisable by Mr. Blachman at any time during the period of employment or within three years of termination of employment or, upon Mr. Blachman’s death, by his estate, within six months from the date of death.

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Mr. Blachman is entitled to receive six months’ base salary in the event his employment with us is terminated by death, disability or without cause by us. In the event Mr. Blachman’s employment is terminated for cause, he shall be entitled to receive only base salary and reimbursable expenses accrued and owing as of the date of termination. We would have “cause” to terminate the employment relationship upon (i) Mr. Blachman’s conviction for the commission of a felony (or a plea of nolo contendere thereto); (ii) any act or omission involving theft or fraud with respect to us, our subsidiaries, customers or suppliers; (iii) reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs causing public disgrace to us; (iv) willful misconduct or gross negligence with respect to our company; and (v) failure by Mr. Blachman substantially to perform his duties under the employment agreement (other than any such failure resulting from Mr. Blachman’s incapacity due to disability).

In the event Mr. Blachman terminates the agreement for cause, he shall be entitled to receive only annual base salary and reimbursable expenses accrued to date. Mr. Blachman will have “cause” to terminate the employment relationship in the event any of the following circumstances are not remedied within 30 days of our receipt of a notice of termination from Mr. Blachman: (i) a material change in Mr. Blachman’s duties or a material limitation of his powers; (ii) a failure to elect Mr. Blachman to the position of Chief Financial Officer or a reduction of his annual base salary; (iii) our failure to continue in effect any benefit plan in effect upon the execution of the initial employment agreement, (iv) a material breach by us of the employment agreement and (v) a change in control.

Mr. Blachman’s employment agreement contains an indemnification provision wherein we promise to defend, indemnify, and hold Mr. Blachman harmless to the fullest extent permitted by law against any and all liabilities incurred by him in connection with Mr. Blachman’s good faith performance of such his employment with us.

Mr. Blachman’s employment agreement contains customary non-competition provisions that extend to twelve months following the termination of Mr. Blachman’s employment with us. Mr. Blachman also agreed to customary terms regarding the protection and confidentiality of trade secrets, proprietary information and technology, designs and inventions.

In the event Mr. Blachman is not vested with the responsibilities of acting as our Vice President of Strategy and Operations and the parties cannot mutually agree upon another suitable position, Mr. Blachman will continue as an advisor and consultant to us for the remaining term of the agreement and shall be entitled to receive all compensation described above. In such event, Mr. Blachman’s service as an advisor and consultant to us will be required at such times as shall result in the least inconvenience to Mr. Blachman with the understanding that Mr. Blachman may have other business commitments during such consulting period. Nonetheless, during his employment as our advisor and consultant, Mr. Blachman shall not directly or indirectly compete with us.

On April 30, 2012, the Company and Amir Blachman entered into Addendum A to the Employment Agreement between the Company and Mr. Blachman effective as of March 5, 2012.  Pursuant to the amendment, Mr. Blachman’s annual base salary was increased from $140,000 to $210,000, of which the annual equivalent of $180,000 base salary is to be paid and $30,000 base salary is to be accrued.  Mr. Blachman is entitled to receive the accrued salary and a bonus of $50,000 in the event the Company meets any of the following conditions:  (i) Dr. Shell, the Company’s Chief Executive Officer, determines cash flow is sufficient to support such payment; (ii) the Company consummates a financing other than loans to the Company by its principals generating $3 million of proceeds to the Company; (iii) the Company’s pending registration statement on Form S-1 is declared effective by the Securities and Exchange Commission; or (iv) the Company’s tax liabilities through December 31, 2011 are eliminated.  Except for these changes, the Blachman Employment Agreement remains unchanged and in full force and effect.

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Outstanding Equity Awards at Fiscal Year-End

Option Awards

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
David Silver	177,469	-	None	$3.38	3/20/2020
David Silver	275,077	-	None	$0.77	5/1/2017
Don Webster	50,000	-	None	$2.55	2/11/2021
Maury DeWald	50,000	-	None	$2.55	2/11/2021
Art Nemiroff	50,000	-	None	$2.55	2/11/2021
John Bluher	50,000	-	None	$2.55	2/11/2021
Don Webster	2,465	4,930	None	$3.38	7/29/2021
Andrea Muller	3,451	6,902	None	$3.38	7/29/2021
Mark Farzan	4,930	9,860	None	$3.38	7/29/2021
David Silver	400,000	-	None	$3.38	11/28/2021
Ron Rudolph	250,000	-	None	$3.38	12/19/2021
Magnus Olsson	3,451	6,902	None	$3.38	5/4/2022
William E. Shell	50,000	50,000	None	$1.00	6/22/2022
David Silver	50,000	50,000	None	$1.00	6/22/2022
Ron Rudolph	100,000	-	None	$1.00	6/22/2022
Don Webster	25,000	-	None	$1.00	8/6/2022
Maury DeWald	25,000	-	None	$1.00	8/6/2022
Art Nemiroff	25,000	-	None	$1.00	8/6/2022
Kerry Weems	25,000	25,000	None	$1.00	8/6/2022

Total TMP Option Shares	1,616,843	153,594

Director Compensation

Our Board of Directors has determined not to pay any cash fees to our non-independent directors, nor will we pay their expenses for attending board meetings. In fiscal 2012 independent directors earned an annual fee of $24,000, $2,000 for each board meeting they attended, of which there were nine, $1,000 for each board committee meeting attended, of which there were 17. Mr. DeWald earned $10,000 for acting as Non-executive Chairman of the Board, Mr. Nemiroff received $6,000 for acting as Chairman of the audit committee and Messrs. DeWald and Weems each received $3,000 for acting as Chairman of the compensation and nominating committees respectively. In addition, Messrs. DeWald, Nemiroff and Webster were granted an option to purchase 25,000 shares of Targeted Medical Pharma, Inc. common stock, 50% of which vested at each of September 30, 2012 and at December 31, 2012. Mr. Weems received an initial grant of an option to purchase 50,000 shares of Targeted Medical Pharma, Inc. common stock 25% of which vests on September 30 and December 31, 2012 and March 31 and June 30, 2013. These options have an exercise price of $1.00 per share. Independent directors were also granted 25,000 restricted shares of common stock at a per share value of $1.00. The options and the shares of common stock were granted pursuant to and are subject to the 2011 Stock Incentive Plan.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Maurice J. DeWald	66,000	25,000	9,965		100,965
Donald J. Webster	59,000	25,000	9,965		93,965
Arthur R. Nemiroff	62,000	25,000	9,965		96,965
Kerry Weems	31,500	25,000	19,930		76,430

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors and officers for any liability arising from an action to which such persons were party by reason of the fact that they were serving our company or another enterprise at our request to the fullest extent permitted by Section 145 of the DGCL.

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The first paragraph of Article Tenth of the Company’s amended and restated certificate of incorporation provides: “To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agent of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.” Our amended and restated bylaws further provide that any indemnification shall be made by us in connection with a proceeding (or part thereof) initiated by a director or officer with a right to indemnification only if (i) such proceeding (or part thereof) was authorized or ratified by our Board of Directors, (ii) such indemnification is expressly required to be made by law, and (iii) we provide the indemnification, in our sole discretion, pursuant to the powers vested in us under applicable law.

Pursuant to our amended and restated bylaws, our directors and officers shall, to the fullest extent not prohibited by law, also have the right to receive an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 5, 2013 by:

☐	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock based solely on Schedule 13D and 13G filings with the Securities and Exchange Commission; and

☐	each of our named executive officers and directors.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percent of Class
William E. Shell, MD (2)	11,788,198	45.60%
David S. Silver (3)	1,373,169	5.71%
Kim Giffoni (4)	3,345,977	14.54%
Amir Blachman(12)	46,354	*
Maurice J. DeWald (5)	104,000	*
Donald J. Webster (10)	108,930	*
Arthur R. Nemiroff (6)	104,000	*
Kerry Weems (11)	62,500	*
AFH Holding and Advisory, LLC (7)	1,755,651	7.54%
Amir F. Heshmatpour (8)	1,755,651	7.54%
Elizabeth Charuvastra and William Shell Family Trust dated July 27, 2006 and amended September 29, 2006 (2)	11,788,198	45.60%
Giffoni Family Trust Dated September 26 2008 (4) (5)	3,292,736	14.31%
Olena B. Giffoni (4)	3,292,736	14.31%
Shlomo Rechnitz (9)	1,209,749	5.26%
Directors and officers as a group (8 persons)	16,933,128	62.77%

*	Less than 1% of outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Targeted Medical Pharma, Inc., 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077.

(2)	The address of the Elizabeth Charuvastra and William Shell Family Trust dated July 27, 2006 and Amended September 29, 2006 (“EC and WS Family Trust”) is 3048 Nicada Drive, Los Angeles, California 90077. Includes 99,000 shares held by William E. Shell. Includes 8,848,825 shares held by the Elizabeth Charuvastra and William Shell Family Trust. Includes 216,408 shares of common stock beneficially owned by family and friends of Dr. Shell over which the Elizabeth Charuvastra and William Shell Family Trust holds voting control. Dr. Shell is the Trustee of the Elizabeth Charuvastra and William Shell Family Trust and may be considered to have beneficial ownership of the Elizabeth Charuvastra and William Shell Family Trust’s interests in the Company. Dr. Shell disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Includes options to purchase 200,000 shares of common stock and does not reflect options to purchase 50,000 shares of common stock, which are not exercisable within 60 days. Includes warrants to purchase 2,423,965 shares of common stock.

(3)	Includes options to purchase 1,052,546 shares of common stock and does not reflect options to purchase 50,000 shares of common stock, which are not exercisable within 60 days. Includes 236,179 shares held by the Silver Family Trust and 84,444 shares held by Dr. Silver’s children. Dr. Silver has voting and dispositive control with respect to all these shares. Dr. Silver disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(4)	Includes 53,241 shares held by Kim Giffoni. Includes 3,292,736 shares held by the Giffoni Family Trust Dated September 26, 2008 (“Giffoni Family Trust”) The address of the Giffoni Family Trust is 245 Paradise Cove Road, Malibu, California 90265. Mr. Giffoni and Ms. Olena B. Giffoni are the Co-Trustees of the Giffoni Family Trust and may both be considered to have beneficial ownership of the Giffoni Family Trust’s interests in the Company. Mr. Giffoni and Ms. Giffoni may be deemed to share voting and dispositive control with respect to the securities owned by the Giffoni Family Trust. Each of Mr. Giffoni and Ms. Giffoni disclaim beneficial ownership of any shares in which each does not have a pecuniary interest.

(5)	Includes options to purchase 75,000 shares of common stock.

(6)	Includes options to purchase 75,000 shares of common stock.

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(7)	The business address of AFH Holding and Advisory, LLC (“AFH Advisory”) is 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Mr. Amir F. Heshmatpour is the managing partner of AFH Advisory and may be considered to have beneficial ownership of AFH Advisory’s interests in the Company. Mr. Heshmatpour may be deemed to have voting and dispositive control with respect to the securities owned by AFH Advisory. Mr. Heshmatpour disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(8)	The business address of Amir Heshmatpour is c/o AFH Holding and Advisory, LLC, 9595 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212. Includes 1,277,373 shares held by AFH Advisory, of which Mr. Heshmatpour is the managing partner. Also includes 287,648 shares issuable upon conversion of a note payable to AFH Holding and Advisory LLC. Mr. Heshmatpour may be deemed to have voting and dispositive control with respect to the securities owned by AFH Advisory. Mr. Heshmatpour disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(9)	The business address of Mr. Rechnitz is 5967 West 3rd Street, Los Angeles, California 90036.

(10)	Includes options to purchase 79,930 shares of common stock, but does not reflect options to purchase 2,465 shares of common stock which are not exercisable within 60 days.

(11)	Includes options to purchase 37,500 shares of common stock, but does not reflect options to purchase 12,500 shares of common stock which are not exercisable within 60 days.

(12)	Includes options to purchase 20,000 shares of common stock.

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DESCRIPTION OF SECURITIES

Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the date of this prospectus, we have 23,011,782 shares of common stock outstanding held of record by 435 stockholders and no outstanding shares of preferred stock. As of the date of this prospectus, there are outstanding options to purchase 2,125,741 shares of our common stock, outstanding warrants to purchase 2,423,965 shares of our common stock, and outstanding notes convertible into 287,648 shares of our common stock.

Common Stock

We issued 18,308,576 shares of common stock in connection with the consummation of the Reorganization. In addition, we may issue up to 2,125,741 shares of common stock upon the exercise of outstanding options 2,423,965 shares of common stock upon the exercise of outstanding warrants, and outstanding notes convertible into 287,648 shares of our common stock.

Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to the our amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders. Our stockholders may act by written consent.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock. Our stockholders are entitled to receive such dividends, if any, as may be declared from time to time by the Company board of directors in its discretion out of funds legally available therefor.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of 20,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by its board of directors. No shares of preferred stock are being issued or registered in connection with the Reorganization.

Accordingly, our Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock, in one or more series, each such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, privileges and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be determined by our Board of Directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Options Outstanding

As of the date hereof, we have issued options to purchase an aggregate of 2,792,577 of which 2,125,741 are outstanding at prices ranging from $.77 to $3.38 per share, 418,829 shares have been forfeited and 248,007 shares have been exercised. 1,921,202 of the total options issued to date are pursuant to our Targeted Medical Pharma, Inc. 2011 Stock Incentive Plan. Of the outstanding options, 1,525,011 are issued to our current directors and officers. For additional details regarding options outstanding, please refer to the Stockholders’ Equity note to the Financial Statements.

Warrants

As of the date hereof, we have issued warrants to purchase an aggregate of 3,487,946 shares of our common stock at prices ranging from $1.00 to $3.38 per share. 1,063,981 of such warrants were exercised in October 2012 leaving 2,423,965 warrants outstanding . All of the outstanding warrants have been issued to our Chief Executive Officer William E. Shell, M.D. as an inducement in connection with his loans to the Company. For additional details regarding warrants outstanding, please refer to the Stockholders’ Equity note to the Financial Statements.

Convertible Debt

As of the date hereof we have issued a note which can be converted into 287,648 shares of our common stock.

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Registration Rights

In connection with the consummation of the Reorganization, we entered into a Registration Rights Agreement, dated January 31, 2011, for the benefit of the Existing AFH stockholders and the Former TMP Stockholders other than William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni. Pursuant to the Registration Rights Agreement, the Existing AFH Stockholders and the Former TMP Stockholders have certain “piggyback” registration rights on registration statements filed after the Reorganization is consummated other than registration statements (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to our existing stockholders, (iii) for an offering of debt that is convertible into our equity securities; (iv) for a dividend reinvestment plan or (v) for an offering of our equity securities underwritten by Sunrise Securities Corp. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with a private sale of our common stock by William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni to certain investors named in the purchase documents related to such sales, we granted certain piggyback registration rights to the investors in such private sales on registration statement other than registration statements (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to our existing stockholders, (iii) for an offering of debt that is convertible into our equity securities; (iv) for a dividend reinvestment plan or (v) for an offering of our equity securities. We will bear the expenses incurred in connection with the filing of any such registration statements.

Anti-takeover Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and our restated bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interest.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision .  We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

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In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Transfer Agent and Registrar

The transfer agent for our common stock is Island Stock Transfer, Roosevelt Office Center, 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions that were entered into with our executive officers, directors or 5% stockholders during the past two fiscal years. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future related party transactions will be approved by our audit committee or a majority of our independent directors who do not have an interest in the transaction and who will have access, at our expense, to our independent legal counsel. Information about employment agreements, including grants of options to purchase our common stock, entered into with our executive officers is included in the section of this prospectus titled “Executive Compensation”.

Pursuant to the Merger Agreement, on January 31, 2011, TMP Merger Sub merged with and into TMP with TMP continuing as the surviving entity. Immediately after the TMP Merger, AFH merged with and into AFH Merger Sub with AFH continuing as the surviving entity. As a result of the AFH Merger, our name was changed from “AFH Acquisition III, Inc.” to “Targeted Medical Pharma, Inc.”. As a result of the Reorganization, the Subsidiary will be our wholly-owned subsidiary.

Upon consummation of the TMP Merger, (i) each outstanding share of Old TMP common stock was exchanged for approximately 1.48 shares of AFH common stock and (ii) each outstanding Old TMP option, which was exercisable for one share of Old TMP common stock, was exchanged for an option exercisable for 1.48 shares of AFH common stock. Upon consummation of the AFH Merger, which occurred immediately upon consummation of the TMP Merger, each outstanding share of AFH common stock and each outstanding option to purchase AFH common stock was exchanged for one share of our common stock and one option to purchase one share of our common stock. As a result of the Reorganization, holders of Old TMP common stock and Old TMP options received 18,308,576 shares of our common stock and options to purchase 566,424 shares of our common stock, or 83.89% of our issued and outstanding common stock on a fully diluted basis.

On October 17, 2011, the Company, AFH Holding and Advisory, LLC, William E. Shell, MD, the Estate of Elizabeth Charuvastra and Kim Giffoni entered into Amendment No. 1 (the “Amendment”) to the Merger Agreement. Pursuant to the Amendment, the “Make Good Period” was changed from the fiscal year ended December 31, 2011 to the twelve months following the consummation of a financing resulting in gross proceeds of $20 million to the Company.

On August 13, 2012, the Company, AFH Advisory, Dr. Shell, the Estate of Elizabeth Charuvastra (the “Estate”), our former Chairman and Vice President of Regulatory Affairs, and Mr. Giffoni (collectively Dr. Shell, the Estate and Mr. Giffoni, the “Insiders”) entered into Amendment No. 2 (“Amendment No. 2”) to the Agreement and Plan of Reorganization. Pursuant to Amendment No. 2, the make good provision, pursuant to which the Insiders had agreed to cancel up to 1,906,768 shares in the aggregate in the event stated EBITDA targeted were not achieved by the Company, has been deleted in its entirety.

On July, 20, 2012 $585,448 due AFH was converted from an accrued expense to a note payable. That amount was reduced to $335,448 by a prior payment that had been classified as a prepaid expense. Amounts due AFH resulting from this transaction totaling $335,448 and $602,948 as of December 31, 2012 and December 31, 2011 respectively are reflected in Notes Payable-Related Parties: Long-term and Other Amounts due to Related Parties respectively for the two periods. As of the date hereof, $287,648 is outstanding and can be converted into 287,648 shares of our common stock.

Our general and administrative expenses include $230,447 of professional fees and filing costs associated with this reorganization that were expensed in the year ended December 31, 2011.

In connection with the consummation of the Reorganization, AFH Holding Advisory, LLC (“AFH Advisory”), agreed to cancel 2,275,000 shares of our common stock. AFH Advisory received no consideration for such cancellation.

The fair value of warrants issued in connection with certain loans made by related parties during the years ended December 31, 2012 and 2011 was determined using the Black Scholes Option Pricing Model with the following assumptions:

☐	Stock price of $0.61-$2.55
☐	Exercise price of $1.00-$3.38

☐	Volatility factor of 80.00%- 97% based on similar companies;
☐	Expected term of 5 years based on the term of the warrant;
☐	A dividend rate of zero; and
☐	The risk free rate of 0.76%-1.05%

89

The following table summarizes the status of the Company’s outstanding warrants as of the date hereof

			Number of	Exercise	Expiration
Issue Date	Issued to		Warrants	Price	Date

08/19/11	William Shell Survivor’s Trust	(a)	43,568	$3.38	08/09/16
09/01/11	William Shell Survivor’s Trust		23,237	$3.38	09/01/16
09/23/11	William Shell Survivor’s Trust		15,104	$3.38	09/23/16
09/28/11	William Shell Survivor’s Trust		58,091	$3.38	09/28/16
10/17/11	William Shell Survivor’s Trust		50,296	$3.38	10/17/16
10/20/11	William Shell Survivor’s Trust		36,982	$3.38	10/20/16
11/08/11	William Shell Survivor’s Trust		35,503	$3.38	11/08/16
11/22/11	William Shell Survivor’s Trust		41,420	$3.38	11/22/16
12/07/11	William Shell Survivor’s Trust		34,024	$3.38	12/07/16
01/04/12	William Shell Survivor’s Trust		8,876	$3.38	01/04/17
01/18/12	William Shell Survivor’s Trust		7,396	$3.38	01/18/17
01/19/12	William Shell Survivor’s Trust		29,586	$3.38	01/19/17
01/31/12	William Shell Survivor’s Trust		59,172	$3.38	01/31/17
02/01/12	William Shell Survivor’s Trust		73,964	$3.38	02/01/17
02/15/12	William Shell Survivor’s Trust		59,172	$3.38	02/15/17
02/29/12	William Shell Survivor’s Trust		71,006	$3.38	03/01/17
03/15/12	William Shell Survivor’s Trust		22,189	$3.38	03/15/17
03/28/12	William Shell Survivor’s Trust		44,379	$3.38	03/28/17
06/22/12	William Shell Survivor’s Trust		250,000	$1.00	04/11/17
06/22/12	William Shell Survivor’s Trust		100,000	$1.00	04/19/17
06/22/12	William Shell Survivor’s Trust		200,000	$1.00	04/26/17
06/22/12	William Shell Survivor’s Trust		150,000	$1.00	05/02/17
06/22/12	William Shell Survivor’s Trust		110,000	$1.00	05/10/17
06/22/12	William Shell Survivor’s Trust		220,000	$1.00	05/24/17
06/22/12	William Shell Survivor’s Trust		190,000	$1.00	05/25/17
06/22/12	William Shell Survivor’s Trust		175,000	$1.00	06/13/17
06/27/12	William Shell Survivor’s Trust		220,000	$1.00	06/27/17
07/05/12	William Shell Survivor’s Trust		95,000	$1.00	07/05/17
			2,423,964

(a)	On December 21, 2012, the Elizabeth Charuvastra and William Shell Family Trust dated July 27, 2006 and amended September 29, 2006 assigned 100% of its interests in the warrants to the William Shell Survivor’s Trust. William E. Shell, M.D. is the Chief Executive Officer and Chief Science Officer of the Company.

90

The following table summarizes the status of the Company’s outstanding notes as of the date hereof

			Original	Outstanding
			Note	Note	Principal	Interest	Date
Date	Issued to		Amount	Amount	Repaid	Rate	Payable

01/31/11	William Shell Survivor's Trust	(a)	$293,334	$-	$293,334	6.00%	On Demand
01/31/12	Giffoni Family Trust	(b)	146,666	-	146,666	6.00%	12/1/2012
05/04/11	William Shell Survivor's Trust		200,000	107,276	92,724	3.25%	On Demand
05/04/11	Giffoni Family Trust		100,000	86,666	13,334	3.25%	5/4/2016
06/12/12	William Shell Survivor's Trust		200,000	200,000	-	3.25%	On Demand
06/12/11	Giffoni Family Trust		100,000	100,000	-	3.25%	6/12/2016
06/18/11	William Shell Survivor's Trust		150,000	150,000	-	3.25%	On Demand
08/19/11	William Shell Survivor's Trust		150,000	150,000	-	3.95%	On Demand
09/01/11	Lisa Liebman	(c)	80,000	80,000	-	3.95%	On Demand
09/23/11	William Shell Survivor's Trust		52,000	52,000	-	3.95%	On Demand
09/28/11	William Shell Survivor's Trust		200,000	200,000	-	3.95%	On Demand
10/17/11	Lisa Liebman		170,000	170,000	-	3.95%	On Demand
10/20/11	William Shell Survivor's Trust		125,000	125,000	-	3.95%	On Demand
11/08/11	Lisa Liebman		120,000	120,000	-	3.95%	On Demand
11/22/11	William Shell Survivor's Trust		140,000	140,000	-	3.95%	On Demand
12/07/11	William Shell Survivor's Trust		115,000	115,000	-	3.95%	On Demand
01/04/12	Lisa Liebman		30,000	30,000	-	3.95%	On Demand
01/18/12	William Shell Survivor's Trust		25,000	25,000	-	3.95%	On Demand
01/19/12	Lisa Liebman		100,000	100,000	-	3.95%	On Demand
01/31/12	William Shell Survivor's Trust		200,000	200,000	-	3.95%	On Demand
02/01/12	William Shell Survivor's Trust		250,000	250,000	-	3.95%	On Demand
02/15/12	William Shell Survivor's Trust		200,000	200,000	-	3.95%	On Demand
02/29/12	William Shell Survivor's Trust		240,000	240,000	-	3.95%	On Demand
03/15/12	William Shell Survivor's Trust		75,000	75,000	-	3.95%	On Demand
03/28/12	William Shell Survivor's Trust		150,000	150,000	-	3.95%	On Demand
04/11/12	William Shell Survivor's Trust		250,000	250,000	-	3.95%	On Demand
04/19/12	William Shell Survivor's Trust		100,000	100,000	-	3.95%	On Demand
04/26/12	William Shell Survivor's Trust		200,000	200,000	-	3.95%	On Demand
05/02/12	William Shell Survivor's Trust		150,000	150,000	-	3.95%	On Demand
05/10/12	William Shell Survivor's Trust		110,000	110,000	-	3.95%	On Demand
05/24/12	William Shell Survivor's Trust		220,000	220,000	-	3.95%	On Demand
05/25/12	William Shell Survivor's Trust		190,000	190,000	-	3.95%	On Demand
06/13/12	William Shell Survivor's Trust		175,000	175,000	-	3.95%	On Demand
06/27/12	William Shell Survivor's Trust		220,000	220,000	-	3.95%	On Demand
07/05/12	William Shell Survivor's Trust		95,000	95,000	-	3.95%	On Demand
07/20/12	AFH Holdings and Advisory, LLC	(d)	585,448	287,648	297,800	8.50%	7/20/2014
10/12/2012	William Shell Survivor's Trust		7,000	7,000	-	3.95%	On Demand
12/4/2012	William Shell Survivor's Trust		50,000	50,000	-	12.00%	On Demand
12/7/2012	William Shell Survivor's Trust		100,000	100,000	-	12.00%	On Demand
			$6,064,448	$5,220,590	$843,858

To date the Company has not paid interest on any of the notes.

(a)	On December 21, 2012, the Elizabeth Charuvastra and William Shell Family Trust Dated July 27, 2006 and Amended September 29, 2006 assigned 100% of its interest in its notes to the William Shell Survivor’s Trust. The William Shell Survivor's Trust then assigned its interest in certain of the notes to Lisa Liebman. The notes assigned to Lisa Liebman represent $500,000 in original note amount. William E. Shell is Chief Executive Officer of the Company.

(b)	or on the consummation of the Company's initial public offering.

(c)	Lisa Liebman is married to William E. Shell. M.D., Chief Executive Officer of the Company.

(d)	Mr. Amir F. Heshmatpour is the managing partner of AFH Advisory and may be considered to have beneficial ownership of AFH Advisory’s interests in the Company.

91

On December 12, 2010, the Company issued a promissory note to the Targeted Medical Pharma, Inc. Profit Sharing Plan (the “Plan”) in the amount of $300,000 (the “Plan Note”).  The note bears interest at a rate of 8.0 percent per annum and was payable on June 12, 2011. On June 12, 2011, the Company, the Plan, William E. Shell, Elizabeth Charuvastra, Kim Giffoni, the EC and WS Family Trust and the Giffoni Family Trust entered into an agreement  (the “Note Agreement”) pursuant to which the Plan assigned the Plan Note to Dr. Shell, Ms. Charuvastra and Mr. Giffoni in an amount of $100,000 each.  Moreover, pursuant to the Note Agreement, each of Dr. Shell and Ms. Charuvastra assigned their respective interests in the Plan Note to the EC and WS Family Trust.  In accordance with the Note Agreement, in connection with the assignments, the Plan Note was amended to extend the maturity date to December 15, 2015 and to reduce the interest rate from 8.0% per annum to 3.25% per annum.  The Company issued new notes to each of the WC and WS Family Trust (in the amount of $200,000) and to Mr. Giffoni (in the amount of $100,000) to memorialize the amendments pursuant to the Note Agreement.

On January 31, 2011, the Company issued promissory notes to each of William Shell, our Chief Executive Officer, Chief Science Officer, interim Chief Financial Officer and a director, Elizabeth Charuvastra, our Chairman, Vice President of Regulatory Affairs and a director, and Kim Giffoni, our Executive Vice President of Foreign Sales and Investor Relations and a director, in an aggregate amount of $440,000.  The notes bear interest at a rate of 6% per annum and are payable on the earlier of December 1, 2012 or the consummation of the Company’s initial public offering.

On June 22, 2012 the terms of all notes originally payable to the EC and WS Family Trust were modified to make the principal payable on demand and accrued interest payable on a quarterly basis. The Company recorded any remaining note discount as of June 22, 2012. As noted above those notes were assigned by a successor trust to the William Shell Survivor’s Trust.

On December 21, 2012 the William Shell Survivor’s Trust assigned notes totaling $500,000 in original note amount to his wife Lisa Liebman.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The consolidated financial statements of Targeted Medical Pharma, Inc. as of December 31, 2012 and 2011 have been included herein in reliance upon the report of EFP Rotenberg LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which is part of the registration statement filed with the SEC, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information with respect to us and the shares of common stock offered by this prospectus, please see the registration statement and exhibits filed with the registration statement.

You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings, including reports, proxy statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov. You also may request a copy of the registration statement and these filings by writing us at 2980 Beverly Glen Circle, Suite 301, Los Angeles, CA 90077 or calling us at (310) 474-9808.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly we file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room and the SEC’s Web site referred to above.

92

TARGETED MEDICAL PHARMA, INC.

INDEX TO FINANCIAL STATEMENTS

Financial Statements as of December 31, 2012 and 2011 and for the two years ended December 31, 2012:

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Targeted Medical Pharma, Inc.

We have audited the accompanying consolidated balance sheets of Targeted Medical Pharma, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012. Targeted Medical Pharma, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Targeted Medical Pharma, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

March 31, 2013

F-2

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2012 and December 31, 2011

	December 31,	December 31,
	2012	2011

ASSETS

Current Assets:
Cash and Cash Equivalents	$326,603	$147,364
Inventory	478,499	495,821
Accounts Receivable-Net of Allowance for Doubtful Accounts	353,993	899,493
Loans Receivable – Employees	6,033	23,360
Prepaid Expenses - Short Term	211,738	241,208
Prepaid Taxes	900,863	792,301
Deferred Tax Asset - Short Term	321,084	300,170
Total Current Assets	2,598,813	2,899,717
Property and Equipment - Net of Accumulated Depreciation	340,096	411,823
Intangible Assets - Net of Accumulated Amortization	2,318,619	2,387,801
Prepaid Expenses - Long Term	26,679	111,259
Deferred Tax Asset - Long Term	6,491,153	3,141,176
Other Assets	-	26,000
Total Assets	$11,775,360	$8,977,776

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Liabilities:
Accounts Payable and Accrued Expenses	$7,023,657	$5,035,136
Notes Payable-Related Parties: Short-term	5,032,942	1,775,561
Other Amounts due to Related Parties	-	602,948
Deferred Tax Liability – Current	69,648	69,648
Derivative Liability	188,475	-
Total Current Liabilities	12,314,722	7,483,293
Notes Payable-Related Parties: Long-term (Net of discount of $149,739)	385,709	-
Deferred Income Taxes	1,076,965	887,050
Total Liabilities	13,777,396	8,370,343

Shareholders' Equity (Deficit):
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 23,008,782 and 21,949,576 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	23,009	21,950
Additional Paid-In Capital	11,659,744	4,684,095
Accumulated Deficit	(13,684,789)	(4,098,612)
Total Shareholders' Equity (Deficit)	(2,002,036)	607,433
Total Liabilities and Shareholders' Equity (Deficit)	$11,775,360	$8,977,776

The accompanying notes are an integral part of these financial statements.

F-3

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended December 31, 2012 and 2011

	December 31,	December 31,
	2012	2011

Revenues:
Product Sales	$6,440,058	$8,282,734
Service Revenue	856,343	526,934
Total Revenue	7,296,401	8,809,668

Cost of Product Sold	1,336,874	1,249,522
Cost of Services Sold	1,864,517	1,507,511
Total Cost of Sales	3,201,391	2,757,033

Total Gross Profit	4,095,010	6,052,635

Operating Expenses:
Research and Development	133,840	163,081
Selling, General and Administrative	10,100,979	11,670,092
Total Operating Expenses	10,234,819	11,833,173

Net Income (Loss) before Other Income and Expense	(6,139,809)	(5,780,538)

Other Income and Expense:
Interest Income (Expense)	(2,199,577)	(875,783)
Derivative Revaluation	(4,432,734)	-
Investment Income (Loss)	-	7,641
Total Other Income and (Expense)	(6,632,311)	(868,142)

Net Income (Loss) before Taxes	(12,772,120)	(6,648,680)
Current Income Tax Expense (Benefit)	(4,962)	-
Deferred Income Tax Expense (Benefit)	(3,180,976)	(2,471,630)
Net Income (Loss) before Comprehensive Income	(9,586,182)	(4,177,050)
Reclassification for losses included in Net Income	-	(3,209)
Comprehensive Income (Loss)	$(9,586,182)	$(4,180,259)

Basic and Diluted Loss Per Share	$(0.43)	$(0.19)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	22,154,650	21,949,576

The accompanying notes are an integral part of these financial statements.

F-4

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

Years ended December 31, 2011 and December 31, 2012

	Number of Shares of Common Stock	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balance - January 1, 2011 (1)	18,308,576	$18,309	$3,191,314	$78,443	$3,209	$3,291,275
Stock Issued for Services	16,000	16	40,784	-	-	40,800
Shares issued to existing shell shareholders in the reorganization	3,625,000	3,625	(503,625)	-	-	(500,000)
Reclassification of Gains to Net Income	-	-	-	-	(3,209)	(3,209)
Warrants Issued in connection with loans from related party	-	-	591,702	-	-	591,702
Stock Option Expense	-	-	1,363,920	-	-	1,363,920
Net Loss	-	-	-	(4,177,050)	-	(4,177,050)
Balance - December 31, 2011	21,949,576	$21,950	$4,684,095	$(4,098,607)	$-	$607,438
Warrants Issued in connection with loans from related party	-	-	1,140,838	-	-	1,140,838
Stock Issued for Services	100,000	100	99,900	-	-	100,000
Stock Option Expense	-	-	1,054,212	-	-	1,054,212
Exercise of Stock Options	108,021	108	(108)	-	-	-
Removal of Derivative Liability for Warrants Exercised	-	-	4,681,658	-	-	4,681,658
Exercise of Warrants	851,185	851	(851)		-	-
Net Loss	-	-	-	(9,586,182)	-	(9,586,182)
Balance - December 31, 2012	23,008,782	$23,009	$11,659,744	$(13,684,789)	$-	$(2,002,036)

(1) The stockholders' equity has been recapitalized to give effect to the shares exchanged by existing shareholders pursuant to the merger agreement dated January 31, 2011, more fully discussed in Note 7 to these financial statements.

The accompanying notes are an integral part of these financial statements.

F-5

TARGETED MEDICAL PHARMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2012 and 2011

	December 31,	December 31,
	2012	2011

Cash Flows from Operating Activities:
Net Income	$(9,586,182)	$(4,177,050)
Adjustments:
Depreciation and Amortization	435,770	457,824
Stock Option Compensation	1,054,212	1,363,918
Stock Issued for Services	100,000	40,800
Bad Debt Expense	215,346
Deferred Income Taxes	(3,180,976)	(2,471,630)
Amortization of Note Discount	1,994,941	-
Derivative Liability	4,432,734	-

Changes:

Inventory	17,322	(130,471)
Accounts Receivable	330,154	(444,035)
Loans Receivable - Employees	(206,731)	6,378
Prepaid Expenses	114,050	(36,706)
Prepaid Taxes	(108,562)	(625,000)
Deferred Tax Asset	(189,915)	(53,293)
Other Assets	26,000	-
Accounts Payable and Accrued Expenses	1,988,521	3,430,382
Taxes Payable	-	-
Deferred Tax Liability	189,915	53,293
Net Cash Flows from Operating Activities	(2,373,401)	(2,585,590)

Cash Flows from Investing Activities:
Net Sales or (Purchases) of Investments	-	244,416
Acquisition of Intangible Assets	(179,328)	(430,039)
Purchases of Property and Equipment	(115,532)	(82,285)
Net Cash Flows from Investing Activities	(294,860)	(267,908)

Cash Flows from Financing Activities:
Notes Payable-Related Parties	3,137,000	1,602,000
Repayment of Related Party Note	(22,000)
Due to Related Parties	(267,500)	602,948
Net Cash Flows from Financing Activities	2,847,500	2,204,948

Net Change in Cash and Cash Equivalents	179,239	(648,550)
Cash and Cash Equivalents - Beginning of Year	147,364	795,914
Cash and Cash Equivalents - End of Period	$326,603	$147,364

Supplemental Disclosure of Cash Flow Information
Income Taxes Paid	103,600	625,000

Supplemental Disclosure of Non-Cash Investing and Financing Activities

On January 31, 2011 the Company issued a note payable to the Company’s Founders in the amount of $440,000 in partial payment of the $500,000 stock purchase of the shell company.

The remaining $60,000 is included in Accrued Expenses.

The accompanying notes are an integral part of these financial statements.

F-6

Notes to Condensed Consolidated Financial Statements

Note 1: Business Activity

TARGETED MEDICAL PHARMA, INC. (“Company”), also doing business as Physician Therapeutics (“PTL”), is a specialty pharmaceutical company that develops and commercializes nutrient- and pharmaceutical-based therapeutic systems. The Company also does business as Laboratory Industry Services (“LIS”), which is a facility for the performance of diagnostic testing. On July 30, 2007, the Company formed the wholly owned subsidiary, Complete Claims Processing, Inc. ("CCPI"), which provides billing and collection services on behalf of physicians for claims to insurance companies, governmental agencies and other medical payers.

Segment Information :

The Company had revenue outside of the United States of $32,455 and $455,200 for the years ended December 31, 2012 and 2011, respectively. The Company’s operations are organized into two reportable segments: TMP and CCPI.

•	TMP : This segment includes PTL and LIS as described above. This segment develops and distributes nutrient based therapeutic products and distributes pharmaceutical products from other manufacturers through employed sales representatives and distributors. TMP also performs the administrative, regulatory compliance, sales and marketing functions of the corporation, owns the corporation’s intellectual property and is responsible for research and development relating to medical food products and the development of software used for the dispensation and billing of medical foods, generic and branded products. The TMP segment also manages contracts and chargebacks.

•	CCPI : This segment provides point-of-care dispensing solutions and billing and collections services. It is responsible for the research and development of billing software and methodologies and the customization of hardware that supports dispensing, billing and collection operations.

Segment Information for the Years ended December 31,

2012	Total	TMP	CCPI
Gross Sales	$7,296,401	$6,440,058	$856,343
Gross Profit (Loss)	$4,095,010	$5,103,184	$(1,008,174)
Comprehensive Income (Loss)	$(9,586,182)	$(8,578,008)	$(1,008,174)
Total Assets	$11,775,360	$14,453,535	$(2,678,175)
less Eliminations	$-	$(2,705,802)	$2,705,802
Net Total Assets	$11,775,360	$11,747,733	$27,627

2011	Total	TMP	CCPI
Gross Sales	$8,809,668	$8,282,734	$526,934
Gross Profit (Loss)	$6,052,635	$7,033,212	$(980,577)
Comprehensive Income (Loss)	$(4,180,259)	$(3,089,429)	$(1,090,830)
Total Assets	$8,977,776	$12,844,524	$(3,866,748)
less Eliminations	$-	$(3,979,936)	$3,979,936
Net Total Assets	$8,977,776	$8,864,588	$113,188

Note 2: Summary of Significant Accounting Policies

Going concern : The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has losses for the year ended December 31, 2012 totaling $9,586,182 as well as accumulated deficit amounting to $13,684,789. Further the Company does not have adequate cash and cash equivalents as of December 31, 2012 to cover projected operating costs for the next 12 months. As a result, the Company is dependent upon further financing, related party loans, development of revenue streams with shorter collection times and accelerating collections on our physician managed and hybrid revenue streams.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. In this regard, management is planning to raise any necessary additional funds through loans and/or additional sales of its common stock development of revenue streams with shorter collection times and accelerating collections on our physician managed and hybrid revenue streams. There is no assurance that the Company will be successful in raising additional capital.

F-7

Principles of consolidation : The consolidated financial statements include accounts of TMP and its wholly owned subsidiary, CCPI, collectively referred to as "the Company". All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, TMP and CCPI share the common operating facility, certain employees and various costs. Such expenses are principally paid by TMP. Due to the nature of the parent and subsidiary relationship, the individual financial position and operating results of TMP and CCPI may be different from those that would have been obtained if they were autonomous.

Accounting estimates : The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents : The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less when purchased to be cash equivalents. The recorded carrying amounts of the Company’s cash and cash equivalents approximate their fair market value.

Considerations of credit risk : Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable.

TMP markets medical foods and generic and branded pharmaceuticals through employed sales representatives, independent distributors and pharmacies. Product sales are invoiced upon shipment at Average Wholesale Price (“AWP”), which is a commonly used term in the industry, with varying rapid pay discounts, under four models: Physician Direct Sales, Distributor Direct Sales, Physician Managed and Hybrid.

Revenue Recognition :

Under the following revenue models product sales are invoiced upon shipment:

•	Physician Direct Sales Model (1% of product revenues for year ended December 31, 2012): Under this model, a physician purchases products from TMP but does not retain CCPI’s services. TMP invoices the physician upon shipment under terms which allow a significant rapid pay discount off AWP for payment within discount terms in accordance with the product purchase agreement. The physicians dispense the product and perform their own claims processing and collections. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% may be applied to the outstanding balance. The physician is responsible for payment directly to TMP.

•	Distributor Direct Sales Model (30% of product revenues for year ended December 31, 2012): Under this model, a distributor purchases products from TMP and sells those products to a physician and the physician does not retain CCPI’s services. TMP invoices distributors upon shipment under terms which include a significant discount off AWP. TMP recognizes revenue under this model on the date of shipment at the net invoice amount. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% may be applied to the outstanding balance.

Due to substantial uncertainties as to the timing and collectability of revenues derived from our Physician Managed and Hybrid models described below, which can take in excess of five years to collect, we have determined that these revenues did not meet the criteria for recognition in accordance with ASC 605, Revenue Recognition. These revenues are therefore required to be recorded when collectability is reasonably assured, which the Company has determined is when the payment is received.

•	Physician Managed Model (45% of product revenues for year ended December 31, 2012): Under this model, a physician purchases products from TMP and retains CCPI’s services. TMP invoices physician upon shipment to physician under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreement which includes a security interest for TMP in the products and receivables generated by the dispensing of the products. The physician also executes a billing and claims processing services agreement with CCPI for billing and collection services relating to our products (discussed below). CCPI submits a claim for reimbursement on behalf of the physician client. The CCPI fee and product invoice amount are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. In the event the physician fails to pay the product invoice within the agreed term, we can deduct the payment due from any of the reimbursements received by us on behalf of the physician client as a result of the security interest we obtained in the products we sold to the physician client and the receivables generated by selling the products in accordance with our agreement. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% is applied to the outstanding balance. However, since we are in the early stage of our business, as a courtesy to our physician clients, our general practice has been to extend the rapid pay discount beyond the initial term of the invoice until the invoice is paid and not to apply a late payment fee to the outstanding balance.

F-8

•	Hybrid Model (24% of product revenues for year ended December 31, 2012): Under this model, a distributor purchases products from TMP and sells those products to a physician and the physician retains CCPI’s services. TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreements. The physician client of the distributor executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). The distributor product invoice and the CCPI fee are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the distributor for further delivery to their physician clients. In the event payment is not received within the term of the agreement, the amount payable for the purchased TMP products reverts to the AWP. In addition, if payment is not received within the agreed-upon term, a late payment fee of up to 20% is applied to the outstanding balance. However, since we are in the early stage of our business, as a courtesy to our physician clients, our general practice has been to extend the rapid pay discount beyond the initial term of the invoice until the invoice is paid and not to apply a late payment fee to the outstanding balance.

In 2012 and 2011, the Company issued billings to Physician Managed and Hybrid model customers aggregating $13.1 million and $16.2 million, respectively, which were not recognized as revenues or accounts receivable in the accompanying consolidated financial statements at the time of such billings. Direct costs associated with the above revenues are expensed as incurred. Direct costs associated with these billings aggregating $1,308,371 and $1,249,522 respectively, were expensed in the accompanying consolidated financial statements at the time of such billings. However, in accordance with the revenue recognition policy described above, the Company recognized revenues from certain of these customers when cash was collected aggregating $4,427,828 and $4,799,260 in 2012 and 2011, respectively. As of December 31, 2012 we have $34.4 million in unrecorded accounts receivable and revenues that potentially will be recorded as revenue in the future as our CCPI subsidiary secures claims payments on behalf of our PMM and Hybrid Customers.

CCPI receives no revenue in the physician direct or distributor direct models because it does not provide collection and billing services to these customers. In the Physician Managed and Hybrid models, CCPI has a billing and claims processing service agreement with the physician. That agreement includes a service fee defined as a percentage of collections on all claims. Because fees are only earned by CCPI upon collection of the claim and the fee is not determinable until the amount of the collection of the claim is known, CCPI recognizes revenue at the time that collections are received.

No returns of products are allowed except products damaged in shipment, which has been insignificant.

The rapid pay discounts to the AWP offered to the physician or distributor, under the models described above, vary based upon the expected payment term from the physician or distributor. The discounts are derived from the Company’s historical experience of the collection rates from internal sources and updated for facts and circumstances and known trends and conditions in the industry, as appropriate. As described in the models above, we recognize provisions for rapid pay discounts in the same period in which the related revenue is recorded. We believe that our current provisions appropriately reflect our exposure for rapid pay discounts. These rapid pay discounts, have typically ranged from 40% to 88% of Average Wholesale Price and we have monitored our experience ratio periodically over the prior twelve months and have made adjustments as appropriate.

Allowance for doubtful accounts : Trade accounts receivable are stated at the amount management expects to collect from outstanding balances.  Currently accounts receivable are comprised totally of amounts due from our distributor customers and receivables for our PDRx equipment. The carrying amounts of accounts receivable are reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected.  We individually reviews all accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected.  We provide for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after we have used reasonable collection efforts will be written off. Based on an assessment as of December 31, 2012 of the collectability of invoices 120 days or more past their due dates we established an allowance for doubtful accounts of $215,346.

Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician client and deducts the CCPI fee and product invoice amount from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client . Extended collection periods are typical in the workers compensation industry with payment terms extending from 45 days to in excess of five years. The physician remains personally liable for purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician along with the claims receivable that result from sales of the products. CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician. As described above, due to uncertainties as to the timing and collectability of revenues derived from these models, revenue is recorded when payment is received therefore no allowance for doubtful accounts is necessary.

F-9

In addition to the bad debt recognition policy above, it is also TMP’s policy to write down uncollectible loans and trade receivables when the payer is no longer in existence, is in bankruptcy or is otherwise insolvent. In such instances our policy is to reduce accounts receivable by the uncollectible amount and to proportionally reduce the allowance for doubtful accounts.

Inventory valuation : Inventory is valued at the lower of cost (first in, first out) or market and consists primarily of finished goods.

Property and equipment : Property and equipment are stated at cost. Depreciation is calculated using the straight line method over the estimated useful lives of the related assets. Computer equipment is amortized over three to five years. Furniture and fixtures are depreciated over five to seven years. Leasehold improvements are amortized over the shorter of fifteen years or term of the applicable property lease. Maintenance and repairs are expensed as incurred; major renewals and betterments that extend the useful lives of property and equipment are capitalized. When property and equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Amenities are capitalized as leasehold improvements.

Impairment of long-lived assets : The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. No asset impairment was recorded for the years ended December 31, 2012 or 2011.

Intangible assets : Intangible assets with finite lives, including patents and internally developed software (primarily the Company’s PDRx Software), are stated at cost and are amortized over their useful lives. Patents are amortized on a straight line basis over their statutory lives, usually fifteen to twenty years. Internally developed software is amortized over three to five years. Intangible assets with indefinite lives are tested annually for impairment, during the fiscal fourth quarter and between annual periods, and more often when events indicate that an impairment may exist. If impairment indicators exist the intangible assets are written down to fair value as required. No asset impairment was recorded for the years ended December 31, 2012 or 2011.

Fair value of financial instruments : The Company’s financial instruments are accounts receivable, accounts payable, notes payable, warrants and derivative liability. The recorded values of accounts receivable and accounts payable approximate their values based on their short term nature. Notes payable are recorded at their issue value or if warrants are attached at their issue value less the value of the warrant. Warrants issued with ratcheting provisions are revalued each quarter based on changes in the market value of our common stock.

The Company defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last is considered unobservable:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 assumptions: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities including liabilities resulting from imbedded derivatives associated with certain warrants to purchase common stock..

Derivative Financial Instruments:

The Company’s objectives in using derivative financial instruments are to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in FASB ASC topic 815-40 " Derivatives and Hedging – Contracts in Entity’s own Equity ". The estimated fair value of the derivative liabilities is calculated using level 3 assumptions in the Black-Scholes-Merton method where applicable and such estimates are revalued at each balance sheet date, with changes in value recorded as other income or expense in the consolidated statement of operations. Certain of the Company’s warrants are now accounted for as derivatives. As of December 31, 2012, 95,000 warrants were classified as derivative liabilities. Each reporting period the warrants are re-valued and adjusted through the caption “derivative revaluation” on the consolidated statements of operations.

Income taxes : The Company determines its income taxes under the asset and liability method. Under the asset and liability approach, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

F-10

The Company recognizes tax liabilities by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized, and also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Stock-Based Compensation : The Company accounts for stock option awards in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards. Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Income Per Share : The Company utilizes ASC 260, “Earnings per Share”. Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding. Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following potential common shares have been excluded from the computation of diluted net income (loss) per share for the periods presented where the effect would have been anti-dilutive:

	December 31, 2012	December 31, 2011
Options, Warrants and Convertible Debt shares excluded	2,111,772	1,279,582

Research and development : Research and development costs are expensed as incurred. In instances where we enter into agreements with third parties for research and development activities we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most contract research agreements include a ten year records retention and maintenance requirement. Typically, we expense 50% of the contract amount within the first two years of the contract and 50% over the remainder of the record retention requirements under the contract based on our experience on how long the clinical trial service is provided.

Reclassification

Certain accounts in the prior-year financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year financial statements.

Note 3: Net Property and Equipment

Net Property and Equipment at December 31,	2012	2011

Computer Equipment	$679,011	$589,813
Furniture and Fixtures	239,423	237,923
Leasehold Improvements	254,202	230,465
Total, at cost	$1,172,636	$1,058,201
Accumulated Depreciation and Amortization	(832,540)	(646,378)
Total Property and Equipment	$340,096	$411,823

Depreciation expense for the years ended December 31, 2012 and 2011 was $187,259 and $205,950 , respectively. Depreciation included in Cost of Services for the years ended December 31, 2012 and 2011 was $93,686 and $102,975 . No depreciation is recorded in Cost of Product Sales since all production for TMP is outsourced to a third party and stored at an outsourced facility. The remaining depreciation is recorded as part of general and administrative expenses.

F-11

Note 4: Stock Based Compensation

For the years ended December 31, 2012 and 2011, the Company recorded compensation costs for stock option grants amounting to $1,054,212 and $1,363,918 respectively. As of December 31, 2012 the Company has compensation expense related to stock option grants of $84,375 all of which will be recognized in 2013. A deduction is not allowed for income tax purposes until nonqualified options are exercised. The amount of this deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense, if any, will be recorded as an increase to additional paid-in capital. No tax deduction is allowed for incentive stock options (ISO). Accordingly no deferred tax asset is recorded for GAAP expense related to these options.

For the years ended December 31, 2012 and 2011, the Company also recorded as compensation costs stock issued collectively for services rendered by our Board members of $100,000 and $40,800 respectively.

Management has valued the options at their date of grant utilizing the Black Scholes option pricing model. As of the issuance of these financial statements, there was not a public market for the Company shares. Accordingly, the fair value of the underlying shares was determined based on the historical volatility data of similar companies, considering the industry, products and market capitalization of such other entities. The risk-free interest rate used in the calculations is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options depending on the date of the grant and expected life of the options. The expected life of the options used was based on the contractual life of the option granted. Stock-based compensation is a non-cash expense because we settle these obligations by issuing shares of our common stock from our authorized shares instead of settling such obligations with cash payments.

The fair value of options granted in the year ended December 31, 2012 was determined using the following assumptions:

•	Volatility factors of 91-97% were based on similar companies;
•	Expected terms of 5 years based on one-half of the average of the vesting term and the ten year expiration of the option grant;
•	A dividend rate of zero; and
•	The risk free rate was the treasury rate with a maturity of the expected term (0.62% to 1.05%).

The following table summarizes the status of the Company’s aggregate stock options granted:

	Number of Shares Remaining Options	Weighted Average Exercise Price	Intrinsic Value

Outstanding at January 1, 2011	566,424	$2.11	$2.31
Options granted during 2011	1,382,538	$2.96	$0.45
Options exercised during 2011	-	$-	$-
Options forfeited during 2011	(365,871)	$2.62	$0.79
Outstanding at December 31, 2011	1,583,091	$2.73	$0.10
Exercisable at December 31, 2011	1,147,909	$2.49	$0.62
Options granted during 2012	435,353	$1.06	$0.23
Options exercised during 2012	(248,007)	$2.82	$-
Options forfeited during 2012	-	$-	$-
Outstanding at December 31, 2012	1,770,437	$2.31	$1.28
Exercisable at December 31, 2012	1,616,483	$2.37	$1.15

The following table summarizes the status of the Company’s aggregate non-vested shares.

	Number of Non-vested Shares	Weighted Average fair Value at Grant Date	Intrinsic Value

Non-vested at January 1, 2011	206,310	$1.07	$2.31
Granted in 12 months ended December 31, 2011	1,382,538	$2.10	$0.45
Forfeited in 12 months ended December 31, 2011	365,871	$1.76	$0.79
Vested in 12 months ended December 31, 2011	787,795	$1.61	$0.94
Non-vested at December 31, 2011	435,182	$1.66	$1.10
Granted in 12 months ended December 31, 2012	435,353	$0.43	$0.23
Forfeited in 12 months ended December 31, 2012	-	$-	$-
Vested in 12 months ended December 31, 2012	716,941	$1.12	$0.62
Non-vested at December 31, 2012	153,594	$0.32	$0.65
Exercisable at December 31, 2012	1,616,843	$1.14	$1.28
Outstanding at December 31, 2012	1,770,437	$1.15	$1.15

F-12

Per employment agreements with each of Dr. Shell and Mr. Giffoni (the “TMP Insiders”), each dated September 1, 2010 and amended on January 31, 2011, the TMP Insiders are entitled to 500,000 shares of common stock and annual base salary and benefits for the longer of the remaining term of the employment agreement or 30 months in the event the TMP Insider is terminated without cause by us or with cause by the TMP Insider. We would have “cause” to terminate the employment relationship upon (i) a TMP Insider’s conviction of or a plea of nolo contendere for the commission of a felony or (ii) the TMP Insider’s willful failure to substantially perform the TMP Insider’s duties under the employment agreement. A TMP Insider will have “cause” to terminate the employment relationship with us in the event any of the following circumstances are not remedied within 30 days of our receipt of a notice of termination from the TMP Insider: (i) a material change in the TMP Insider’s duties or a material limitation of the TMP Insider’s powers; (ii) a failure to elect the TMP Insider to the management position specified in such TMP Insider’s employment agreement or a reduction of the TMP Insider’s annual base salary; (iii) our failure to continue in effect any benefit plan in effect upon the execution of the initial employment agreement, (iv) a material breach by us of the employment agreement and (v) a change in control (which is defined in the TMP Insiders’ employment agreements). Amendment No. 1 to each of the TMP Insiders’ employment agreements deleted the change in control provisions.

Pursuant to the employment agreements, the TMP Insiders are also entitled to receive incentive stock options ranging from 7,394 options to 110,917 options, each at an exercise price of $3.49 per share (which numbers have been adjusted for the Reorganization), in the event we achieve certain EBITDA targets ranging from $50,000,000 to $250,000,000. The Company will grant additional incentive stock options upon achievement of each milestone set forth below. Milestone levels shall be based upon EBIDTA reported in the financial statements during any calendar year. EBIDTA is defined as earnings before taxes, interest, depreciation, and amortization.

EBIDTA	Options
$50,000,000	an option to purchase 5,000 shares Common Stock.
$60,000,000	an option to purchase 7,500 shares Common Stock.
$80,000,000	an option to purchase 7,500 shares Common Stock.
$100,000,000	an option to purchase 10,000 shares Common Stock.
$125,000,000	an option to purchase 10,000 shares Common Stock.
$150,000,000	an option to purchase 10,000 shares Common Stock.
$175,000,000	an option to purchase 15,000 shares Common Stock.
$200,000,000	an option to purchase 50,000 shares Common Stock.
$250,000,000	an option to purchase 75,000 shares Common Stock.

No options were granted in 2012 or 2011 in connection with the incentive plans in the above referenced employment agreements.

The fair value of warrants issued in connection with certain loans made by related parties during the years ended December 31, 2012 and December 31, 2011 was determined using the Black Scholes Option Pricing Model with the following assumptions:

•	Stock price of $0.61 - $2.55

•	Exercise price of $1.00 - $3.38

•	Volatility factor of 80% - 97% based on similar companies;

•	Expected term of 5 years based on the term of the warrant;

•	A dividend rate of zero; and

•	The risk free rate of 0.76% - 1.05%

F-13

The following table summarizes the status of the Company’s outstanding warrants.

			Number of	Exercise	Expiration
Issue Date	Issued to		Warrants	Price	Date

08/19/11	William Shell Survivor's Trust	(a)	43,568	$3.38	08/09/16
09/01/11	William Shell Survivor's Trust		23,237	$3.38	09/01/16
09/23/11	William Shell Survivor's Trust		15,104	$3.38	09/23/16
09/28/11	William Shell Survivor's Trust		58,091	$3.38	09/28/16
10/17/11	William Shell Survivor's Trust		50,296	$3.38	10/17/16
10/20/11	William Shell Survivor's Trust		36,982	$3.38	10/20/16
11/08/11	William Shell Survivor's Trust		35,503	$3.38	11/08/16
11/22/11	William Shell Survivor's Trust		41,420	$3.38	11/22/16
12/07/11	William Shell Survivor's Trust		34,024	$3.38	12/07/16
01/04/12	William Shell Survivor's Trust		8,876	$3.38	01/04/17
01/18/12	William Shell Survivor's Trust		7,396	$3.38	01/18/17
01/19/12	William Shell Survivor's Trust		29,586	$3.38	01/19/17
01/31/12	William Shell Survivor's Trust		59,172	$3.38	01/31/17
02/01/12	William Shell Survivor's Trust		73,964	$3.38	02/01/17
02/15/12	William Shell Survivor's Trust		59,172	$3.38	02/15/17
02/29/12	William Shell Survivor's Trust		71,006	$3.38	03/01/17
03/15/12	William Shell Survivor's Trust		22,189	$3.38	03/15/17
03/28/12	William Shell Survivor's Trust		44,379	$3.38	03/28/17
06/22/12	William Shell Survivor's Trust		250,000	$1.00	04/11/17
06/22/12	William Shell Survivor's Trust		100,000	$1.00	04/19/17
06/22/12	William Shell Survivor's Trust		200,000	$1.00	04/26/17
06/22/12	William Shell Survivor's Trust		150,000	$1.00	05/02/17
06/22/12	William Shell Survivor's Trust		110,000	$1.00	05/10/17
06/22/12	William Shell Survivor's Trust		220,000	$1.00	05/24/17
06/22/12	William Shell Survivor's Trust		190,000	$1.00	05/25/17
06/22/12	William Shell Survivor's Trust		175,000	$1.00	06/13/17
06/27/12	William Shell Survivor's Trust		220,000	$1.00	06/27/17
07/05/12	William Shell Survivor's Trust		95,000	$1.00	07/05/17
			2,423,965

(a)	On December 21, 2012, the Elizabeth Charuvastra and William Shell Family Trust Dated July 27, 2006 and Amended September 29, 2006 assigned its interests in the above warrants to the William Shell Survivors Trust.

F-14

The following table summarizes the status of the Company’s aggregate warrants.

	Number of Shares Remaining Warrants	Weighted Average Exercise Price

Outstanding at January 1, 2011	-	-
Warrants granted during 2011	338,225	$3.38
Warrants exercised during 2011	-	-
Warrants at December 31, 2011	338,225	$3.38
Exercisable at December 31, 2011	338,225	$3.38
Warrants granted during 2012	3,149,721	$1.28
Warrants exercised during 2012	(1,063,981)	$1.00
Warrants at December 31, 2012	2,423,965	$1.70
Exercisable at December 31, 2012	2,423,965	$1.70

The following table summarizes the changes in the estimated fair values of our warrant liabilities.

Warrant Liability

Beginning balance January 1, 2012	$-
Issuance of warrants	$437,399
Mark-to-market adjustment	$4,432,734
Exercise of Warrants	$(4,681,658)
Ending balance as of December 31, 2012	$188,475

Note 5: Investments and Fair Value Measurements

As of December 31, 2012 and 2011, the Company had no investments.

Note 6: Intangible Assets

Intangibles at December 31,	2012	2011
Patents	$360,341	$328,070
Internally Developed Software	1,489,226	1,342,169
Total, at cost	$1,849,567	$1,670,239
Accumulated Amortization	(831,948)	(583,438)
Net Intangible Assets	$1,017,619	$1,086,801
Intangible Assets held at cost:
URL medicalfoods.com	1,301,000	1,301,000
Total Intangible Assets	$2,318,619	$2,387,801

Amortization over the next five years is as follows:
2013	$251,145
2014	$250,357
2015	$156,386
2016	$57,549
2017	$24,548

Amortization expense for the years ended December 31, 2012 and 2011 was $248,510 and $243,928, respectively.

F-15

Note 7:  Notes Payable – Related Parties

The following table summarizes the status of the Company’s outstanding notes as of December 31, 2012

			Note	Interest	Date
Date	Issued to		Amount	Rate	Payable

01/31/11	William Shell Survivor's Trust	(a)	$57,276	6.00%	On Demand
01/31/12	Giffoni Family Trust		136,666	6.00%	12/1/2012	(b)
05/04/11	William Shell Survivor's Trust		200,000	3.25%	On Demand
05/04/11	Giffoni Family Trust		100,000	3.25%	5/4/2016
06/12/12	William Shell Survivor's Trust		200,000	3.25%	On Demand
06/12/11	Giffoni Family Trust		100,000	3.25%	6/12/2016
06/18/11	William Shell Survivor's Trust		150,000	3.25%	On Demand
08/19/11	William Shell Survivor's Trust		150,000	3.95%	On Demand
09/01/11	Lisa Liebman	(c)	80,000	3.95%	On Demand
09/23/11	William Shell Survivor's Trust		52,000	3.95%	On Demand
09/28/11	William Shell Survivor's Trust		200,000	3.95%	On Demand
10/17/11	Lisa Liebman		170,000	3.95%	On Demand
10/20/11	William Shell Survivor's Trust		125,000	3.95%	On Demand
11/08/11	Lisa Liebman		120,000	3.95%	On Demand
11/22/11	William Shell Survivor's Trust		140,000	3.95%	On Demand
12/07/11	William Shell Survivor's Trust		115,000	3.95%	On Demand
01/04/12	Lisa Liebman		30,000	3.95%	On Demand
01/18/12	William Shell Survivor's Trust		25,000	3.95%	On Demand
01/19/12	Lisa Liebman		100,000	3.95%	On Demand
01/31/12	William Shell Survivor's Trust		200,000	3.95%	On Demand
02/01/12	William Shell Survivor's Trust		250,000	3.95%	On Demand
02/15/12	William Shell Survivor's Trust		200,000	3.95%	On Demand
02/29/12	William Shell Survivor's Trust		240,000	3.95%	On Demand
03/15/12	William Shell Survivor's Trust		75,000	3.95%	On Demand
03/28/12	William Shell Survivor's Trust		150,000	3.95%	On Demand
04/11/12	William Shell Survivor's Trust		250,000	3.95%	On Demand
04/19/12	William Shell Survivor's Trust		100,000	3.95%	On Demand
04/26/12	William Shell Survivor's Trust		200,000	3.95%	On Demand
05/02/12	William Shell Survivor's Trust		150,000	3.95%	On Demand
05/10/12	William Shell Survivor's Trust		110,000	3.95%	On Demand
05/24/12	William Shell Survivor's Trust		220,000	3.95%	On Demand
05/25/12	William Shell Survivor's Trust		190,000	3.95%	On Demand
06/13/12	William Shell Survivor's Trust		175,000	3.95%	On Demand
06/27/12	William Shell Survivor's Trust		220,000	3.95%	On Demand
07/05/12	William Shell Survivor's Trust		95,000	3.95%	On Demand
07/20/12	AFH Holdings and Advisory, LLC	(d)	335,448	8.50%	7/20/2014
10/12/2012	William Shell Survivor's Trust		7,000	3.95%	On Demand
12/4/2012	William Shell Survivor's Trust		50,000	12.00%	On Demand
12/7/2012	William Shell Survivor's Trust		100,000	12.00%	On Demand
			$5,568,390
	Current		$5,032,942
	Long-term		$535,448
	Less Unamortized discount		$(149,739)
	Net Long-term		$385,709

F-16

Annual maturities of the above debt are as follows:

•	2013	$5,032,942
•	2014	$335,448
•	2015	$0
•	2016	$200,000
•	2017	$0

(a)	On December 21, 2012, the Elizabeth Charuvastra and William Shell Family Trust Dated July 27, 2006 and Amended September 29, 2006 assigned its interest in its notes listed above to the William Shell Survivor’s Trust. The William Shell Survivor's Trust then assigned its interest in certain of the notes to Lisa Liebman.

(b)	Or on the consummation of the Company’s initial public offering.

(c)	Lisa Liebman is married to William E. Shell. M.D., Chief Executive Officer of the Company.

(d)	Mr. Amir F. Heshmatpour is the managing partner of AFH Advisory and may be considered to have beneficial ownership of AFH Advisory’s interests in the Company.

On December 12, 2010, the Company issued a promissory note to the Targeted Medical Pharma, Inc. Profit Sharing Plan (the “Plan”) in the amount of $300,000 (the “Plan Note”).  The note bears interest at a rate of 8.0 percent per annum and was payable on June 12, 2011. On June 12, 2011, the Company, the Plan, William E. Shell, Elizabeth Charuvastra, Kim Giffoni, the EC and WS Family Trust and the Giffoni Family Trust entered into an agreement  (the “Note Agreement”) pursuant to which the Plan assigned the Plan Note to Dr. Shell, Ms. Charuvastra and Mr. Giffoni in an amount of $100,000 each.  Moreover, pursuant to the Note Agreement, each of Dr. Shell and Ms. Charuvastra assigned their respective interests in the Plan Note to the EC and WS Family Trust.  In accordance with the Note Agreement, in connection with the assignments, the Plan Note was amended to extend the maturity date to December 15, 2015 and to reduce the interest rate from 8.0% per annum to 3.25% per annum.  The Company issued new notes to each of the WC and WS Family Trust (in the amount of $200,000) and to Mr. Giffoni (in the amount of $100,000) to memorialize the amendments pursuant to the Note Agreement.

On January 31, 2011, the Company issued promissory notes to each of William Shell, our Chief Executive Officer, Chief Scientific Officer, interim Chief Financial Officer and a director, Elizabeth Charuvastra, our former Chairman, Vice President of Regulatory Affairs and a director, and Kim Giffoni, our Executive Vice President of Foreign Sales and Investor Relations and a director, in an aggregate amount of $440,000.  The notes bear interest at a rate of 6% per annum and are payable on the earlier of December 1, 2012 or the consummation of the Company’s initial public offering.

On June 22, 2012 the terms of all notes originally payable to the EC and WS Family Trust were modified to make the principal payable on demand and accrued interest payable on a quarterly basis. The Company recorded any remaining note discount as of June 22, 2012. As noted above those notes and related warrants were assigned to the William Shell Survivor’s Trust.

Note 8: Concentrations

A significant portion of the Company’s billings and revenues are derived from the sale of a single product.

In the years ended December 31, 2012, 2011 and 2010, the Company derived 42%, 43%, and 41% of its billings respectively from the sale of Theramine. Following the receipt of the FDA warning letter, the Company voluntarily stopped shipping completed Theramine convenience packs and instead began providing physician clients with the components of the convenience pack, which physician clients could determine to package together for a patient’s use. We have found that providing the various components and permitting our physician clients to assemble the convenience packs at the time they are dispensed to the patient is more convenient and cost effective. While we continue to sell the components of the convenience packs we cannot assure you that shifting the assembly of Theramine to our physician clients will not have a material adverse effect on the Company’s operating results.

A substantial portion of the Company’s billings and revenues are derived from a limited number of physician clients and the loss of any one or more of them may have an immediate adverse effect on our financial results.

In the years ended December 31, 2012 , 2011 and 2010, 36%, 46% and 41%, respectively, of the Company’s billings were derived from individual customers representing 10% or more of the total sales. The Company does not receive purchase volume commitments from clients and physicians may stop purchasing our products and services with little or no warning. The loss of any one or more of these customers may have an immediate adverse effect on our financial results.

Major Vendor

The Company purchases its medical food manufacturing services from a single source. The Company is dependent on the ability of this vendor to provide inventory on a timely basis. The loss of this vendor or a significant reduction in product availability and quality could have a material adverse effect on the Company. While the Company keeps at least a two months inventory on hand, it could take between two and 12 months to set up and test a new supplier, leading to up to four months of product backorder. The Company’s relationship with this vendor is in good standing and the expiration date of the contract is December 31, 2016. We have vetted a second manufacturing facility and have determined that we could immediately transfer manufacturing without a significant disruption in the business in the event that there is a disruption at our current manufacturing facility.

F-17

Note 9: Lease Commitments

The Company leases its operating facility under a lease agreement expiring February 28, 2015 and several smaller storage spaces on a month-to-month basis. The Company, as lessee, is required to pay for all insurance, repairs and maintenance and any increases in real property taxes over the lease period on the operating facility. The Company’s net rent expenses for the years ended December 31, 2012 and December 31, 2011 were approximately $228,000 and $206,000.

Minimum annual rentals on the operating facility for the fiscal years ending December 31 are as follows:

2013	$158,196
2014	158,196
2015	26,366
Total	$342,758

Note 10: Recently Issued Accounting Pronouncements

Fair Value Measurement and Disclosure: In May 2011, the FASB issued ASC Update 2011-04, “Fair Value Measurement: (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” ASC Update 2011-04 amends current U.S. GAAP to create more commonality with IFRS by changing some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This update is effective for the first interim or annual reporting period beginning after December 15, 2011. The Company began application of ASC 2011-04 on January 1, 2012, which did not have any effect on results of operations, financial position, and cash flows.

Note 11: Reorganization

Pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”), by and among AFH Acquisition III, Inc. (“AFH”), TMP Merger Sub, Inc. (“TMP Merger Sub”), AFH Merger Sub, Inc. (“AFH Merger Sub”), AFH Holding and Advisory, LLC (“AFH Advisory”), Targeted Medical Pharma, Inc. (“Old TMP”), William E. Shell, MD, Elizabeth Charuvastra and Kim Giffoni, on January 31, 2010, TMP Merger Sub merged (the “TMP Merger”) with and into Old TMP with Old TMP continuing as the surviving entity . Immediately after the TMP Merger, AFH merged (the “AFH Merger” and, together with the TMP Merger, the “Reorganization”) with and into AFH Merger Sub with AFH continuing as the surviving entity (the surviving entity of the AFH Merger, the “Subsidiary”). As a result of the Reorganization, the Subsidiary is the Company’s wholly-owned subsidiary.

Upon consummation of the TMP Merger, (i) each outstanding share of Old TMP common stock was exchanged for approximately 1.48 shares of AFH common stock and (ii) each outstanding TMP option, which was exercisable for one share of Old TMP common stock, was exchanged for an option exercisable for 1.48 shares of AFH common stock. Upon consummation of the AFH Merger, which occurred immediately upon consummation of the TMP Merger, each outstanding share of AFH common stock and each outstanding option to purchase AFH common stock were exchanged for one share of the Company’s common stock and one option to purchase one share of the Company’s common stock. As a result of the Reorganization, holders of Old TMP common stock and options received 18,308,576 of the Company’s shares of common stock and options to purchase 566,424 of the Company’s shares, or 83.89% of the Company’s issued and outstanding common stock on a fully diluted basis. Former shareholders of AFH Advisory received 3,625,000 of the Company’s shares of common stock. The exchange of shares between TMP and AFH has been accounted for as a recapitalization of the companies. Pursuant to the accounting for a recapitalization, the historical carrying value of the assets and liabilities of TMP carried over to the surviving company. The reorganization was reflected in the statements as of the earliest period presented.

Pursuant to the Merger Agreement, the TMP Insiders agreed that up to 1,906,768 of the Company’s shares of common stock they hold in the aggregate would be subject to forfeiture and cancellation to the extent that the Company fails to achieve $22,000,000 in Adjusted EBITDA (the “Make Good Target”) for the fiscal year ended December 31, 2011. For purposes of the Merger Agreement, “Adjusted EBITDA” means the Company’s consolidated net earnings before interest expense, income taxes, depreciation, amortization and non-recurring expenses (as defined below) for the applicable period and as calculated on a consistent basis. Net earnings excludes, among other things, expenses incurred in connection with the Company’s public offering of its common stock (including the preparation of the registration statement) and the preparation of the Current Report on Form 8-K related to the Reorganization.

F-18

On October 17, 2011, the Company, AFH Holding and Advisory, LLC, William E. Shell, MD, the Estate of Elizabeth Charuvastra and Kim Giffoni entered into Amendment No. 1 (the “Amendment”) to the Merger Agreement. Pursuant to the Amendment, the “Make Good Period” was changed from the fiscal year ended December 31, 2011 to the twelve months following the consummation of a financing resulting in gross proceeds of $20 million to the Company.

On August 13, 2012, the Company, AFH Advisory, Dr. Shell, the Estate of Elizabeth Charuvastra (the “Estate”), our former Chairman and Vice President of Regulatory Affairs, and Mr. Giffoni (collectively Dr. Shell, the Estate and Mr. Giffoni, the “Insiders”) entered into Amendment No. 2 (“Amendment No. 2”) to the Agreement and Plan of Reorganization. Pursuant to Amendment No. 2, the make good provision, pursuant to which the Insiders had agreed to cancel up to 1,906,768 shares in the aggregate in the event stated EBITDA targeted were not achieved by the Company, has been deleted in its entirety.

On July, 20, 2012 $585,448 due AFH was converted from an accrued expense to a note payable. That amount was reduced to $335,448 by a prior payment that had been classified as a prepaid expense. Amounts due AFH resulting from this transaction totaling $335,448 and $602,948 as of September 30, 2012 and December 31, 2011 respectively are reflected in Notes Payable-Related Parties: Long-term and Other Amounts due to Related Parties respectively for the two periods.

Our general and administrative expenses include $230,447 of professional fees and filing costs associated with this reorganization that were expensed in the year ended December 31, 2011.

Note 12: Defined Contribution Plans

The Company formerly had a profit sharing plan for the benefit of eligible employees. The Company made contributions to the plan out of its net profits in such amounts as the Board of Directors determined. The contribution each year in no event exceeds the maximum amount allowable under applicable provisions of the Internal Revenue Code. No contributions were made to the plan for the years ended December 31, 2012 and 2011. The profit sharing plan was dissolved on October 17, 2012 and distributions were made to plan participants. TMP also sponsors a 401(k) plan. The Company does not match employee contributions.

Note 13: Income Taxes

The Company’s provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before taxes. The primary difference results from providing for state income taxes and from deducting certain expenses for financial statement purposes but not for federal income tax purposes.

The components of the income tax provision are as follows:

	Year Ended December 31,
	2012	2011 - Restated
Current:
Federal	$(3,926)	$-
State	(1,036)	-
Total current	(4,962)	-
Deferred:
Federal	(2,490,852)	(1,935,400)
State	(690,124)	(536,230)
Total deferred	(3,180,976)	(2,471,630)
	$(3,185,938)	$(2,471,630)

The reconciliation of income tax attributable to operations computed at the U.S. Federal statutory income tax rate of 35% for 2012 and for 2011 to income tax expense is as follows:

	Year Ended December 31,
	2012	2011 - Restated

Statutory Federal tax rate	-35.0%	-35.0%
Increase (decrease) in tax rate resulting from:
Derivative Revaluation Expense and other	16.0%	3.3%
State taxes, net of federal benefit	-5.8%	-5.3%
Nondeductible meals & entertainment expense	-0.1%	-0.1%
Effective tax rate	-24.9%	-37.1%

F-19

Deferred tax components are as follows:

	At December 31,
	2012	2011 - Restated

Deferred tax assets:
Accrued liability for payroll and vacation	$259,748	$300,170
Bad debt reserve	61,336	-
R&D credits	140,008	-
Net Operating Loss	5,299,027	2,518,607
Stock Compensation Expense	1,052,118	622,568
Total deferred tax assets	6,812,237	3,441,345
Valuation allowance	-	-
Net deferred tax assets	6,812,237	3,441,345

Deferred tax liabilities:
Depreciation	(1,076,965)	(817,402)
481(a) Adjustment - Cash To Accrual	(69,648)	(139,296)
Total deferred tax liabilities	(1,146,613)	(956,698)

Net deferred tax assets	$5,665,624	$2,484,647

The ultimate realization of deferred tax assets is dependent upon the existence, or generation, of taxable income in the periods when those temporary differences and net operating loss carryovers are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryover years, projected future taxable income, available tax planning strategies, and other factors in making this assessment. Based on available evidence, management believes it is more likely than not that all of the deferred tax assets will be realized. Accordingly, the Company has not established a valuation allowance for the current year.

At December 31, 2012 and 2011, the Company had total domestic Federal and state net operating loss carryovers of approximately $13,005,024 and $6,181,238, respectively. Federal and state net operating loss carryovers expire at various dates between 2024 and 2032, while state net operating loss carryovers expire between 2024 and 2032.

Under the Tax Reform Act of 1986, as amended, the amounts of and benefits from net operating loss carryovers and research and development credits may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period. The Company does not believe that such an ownership change has occurred in 2012 or 2011.

The 2007 through 2012 tax years remain open to examination by the Internal Revenue Service and the 2005 to 2012 tax years remain open to the California Franchise Tax Board. These taxing authorities have the authority to examine those tax years until the applicable statute of limitations expire.

The Company recognized interest and penalties related to 2010 income tax liabilities for the years ended December 31, 2012 and 2011, of  $0 and $569,029, respectively.

The Company was required to change from the cash method of accounting to the full accrual method of accounting for income tax purposes for as of December 31, 2010. Accordingly, a Form 3115 was filed with the Internal Revenue Service requesting this.

Note 14: Contingencies

On or about January 31, 2011, Steven B. Warnecke (“Warnecke”) was hired as the Company’s Chief Financial Officer (CFO) and resigned less than five (5) months later. At the time he resigned, he cited personal reasons for his resignation. He subsequently claimed that the Company breached its Employment Agreement with him. Warnecke has commenced an arbitration proceeding before JAMS, which is currently pending.  (“Arbitration”)

The Company disputes these allegations, given that Warnecke resigned from his position.  The Company contends that Warnecke has been paid all undisputed wages and benefits owed as of the date of termination and is owed nothing further by Company. The Arbitration is currently pending before JAMS. The parties have exchanged written discovery. Discovery is ongoing. The Company intends to vigorously dispute the claims made by Warnecke, while pursuing reasonable efforts to achieve a resolution of this matter.  At this time it is not possible for the Company to predict the ultimate outcome or any definitive estimate of the amount of loss, if any.

Legal costs to date of  $28,200 related to the above claim have been expensed as incurred.

F-20

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

TARGETED MEDICAL PHARMA, INC.

25,732,395 Shares of

Common Stock

PROSPECTUS

April 19, 2013